Exhibit 10.13

LEASE

BETWEEN

COMPASS THERAPEUTICS, INC., AS TENANT

AND

ICE BOX, LLC, AS LANDLORD

80 Guest Street, Brighton, MA

(i)

ARTICLE 9 BUILDING OPERATING EXPENSES AND LABORATORY OPERATING EXPENSES		45
9.1	Definitions	45
9.2	Tenant’s Payment of Operating Expenses	47

ARTICLE 10 INDEMNITY AND PUBLIC LIABILITY INSURANCE		49
10.1	Indemnity	49
10.2	Tenant Insurance	50
10.3	Tenant’s Risk	51
10.4	Landlord’s Insurance	52
10.5	Waiver of Claims and Subrogation	53

ARTICLE 11 FIRE, EMINENT DOMAIN, ETC		53
11.1	Landlord’s Right of Termination	53
11.2	Restoration; Tenant’s Right of Termination	53
11.3	Abatement of Rent	54
11.4	Eminent Domain	55

ARTICLE 12 HOLDING OVER; SURRENDER		56
12.1	Holding Over	56
12.2	Surrender of Premises	57

ARTICLE 13 RIGHTS OF MORTGAGEES; TRANSFER OF TITLE		57
13.1	Rights of Mortgagees or Ground Lessor	57
13.2	Assignment of Rents and Transfer of Title	59
13.3	Notice to Mortgagee	59

ARTICLE 14 DEFAULT; REMEDIES		60
14.1	Tenant’s Default	60
14.2	Landlord’s Remedies	61
14.3	Remedies Cumulative	65
14.4	Waiver	66
14.5	Letter of Credit	66
14.6	Landlord’s Default	70
14.7	Litigation Costs	72
14.8	Independent Covenants	72

ARTICLE 15 MISCELLANEOUS PROVISIONS		72
15.1	Landlord’s Rights of Access	72
15.2	Covenant of Quiet Enjoyment	73
15.3	Landlord’s Liability	73
15.4	Estoppel Certificate	74
15.5	Brokerage	74
15.6	Rules and Regulations	75
15.7	Financial Statements	75
15.8	Substitute Space	75
15.9	Confidentiality	76

(ii)

15.10	Invalidity of Particular Provisions; Saving Clause	76
15.11	Provisions Binding, Etc	76
15.12	Recording	76
15.13	Notice	77
15.14	Authority	77
15.15	When Lease Becomes Binding; Entire Agreement; Modification	78
15.16	Paragraph Headings and Interpretation of Sections	78
15.17	Joint and Several Liability; Successors and Assigns	78
15.18	Waiver of Jury Trial	79
15.19	Intentionally Omitted	79
15.20	Reservation	79
15.21	Prohibited Persons and Transactions	79
15.22	Time Is of the Essence	79
15.23	Multiple Counterparts; Entire Agreement	79
15.24	Governing Law	80

ARTICLE 16 EXTENSION OF TERM		80
16.1	Option to Extend	80
16.2	Determination of Fair Market Rental Value	80

(iii)

L E A S E

THIS LEASE is dated as of September 27, 2024 (the “Effective Date”), between the Landlord and the Tenant named below, and is of space in the Building described below.

ARTICLE 1

BASIC DATA; DEFINITIONS

1.1        Basic Data. Each reference in this Lease to any of the following terms shall be construed to incorporate the data for that term set forth in this Section:

Landlord:  ICE BOX, LLC, a Massachusetts limited liability company

Landlord’s Notice Address: c/o NB Development Group, 221 N. Beacon Street, Brighton, MA 02135, Attn: James Halliday

Tenant: COMPASS THERAPEUTICS, INC., a Delaware corporation

Tenant’s Notice Address:     Compass Therapeutics, Inc.

                                                80 Guest Street – 6th Floor

                                                Brighton, MA  02135

                                                Attention:  Legal Department

                                                Compass Therapeutics, Inc.

                                                80 Guest Street – 6th Floor

                                                Brighton, MA  02135

                                                Attention:  Neil Lerner

Property:  The land located in Brighton, Massachusetts together with the buildings and other improvements thereon known as 80 Guest Street, Brighton, Massachusetts 02135 located in the Complex and referred to as “C3 Parcel” on the site plan attached hereto as Exhibit B.

Building:  The multi-story, mixed use building on the Property and containing approximately 246,405 rentable square feet (exclusive of the Rink Building), as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time in accordance with Section 2.2(b).  Such measurement shall be based on the 2010 Building Owners and Managers Association standard method for measuring (ANSI/BOMA 265.1), or the then current BOMA measuring standards at the time of such measurement, as modified for mixed‑use laboratory spaces (the “Measurement Standard”).

Premises:  The “Premises” is agreed to be 29,836 rentable square feet (“RSF”) consisting of the entire sixth (6th) floor of the Building (the “Premises”), subject to adjustment pursuant to Section 2.1.1 below of this Lease, and approximately as shown on the location plan attached hereto as Exhibit A-1 and measured in accordance with the Measurement Standard.

Basic Rent: The Basic Rent, net of all Additional Rent, for the Premises is as follows:

RENTAL PERIOD	RENTAL RATE PER RSF	ANNUAL BASIC RENT	MONTHLY PAYMENT
First Lease Year	$38.75	$763,065.00*	$63,588.75*
Second Lease Year	$73.00	$2,178,028.00	$181,502.33
Third Lease Year	$74.50	$2,222,782.00	$185,231.83
Fourth Lease Year	$76.00	$2,267,536.00	$188,961.33
Fifth Lease Year	$77.50	$2,312,290.00	$192,690.83
Sixth Lease Year	$80.00	$2,386,880.00	$198,906.67

*Basic Rent will be payable only on 19,692 rentable square feet of the Premises for the first (1st) Lease Year.

Lease Year:  Each period of twelve (12) consecutive months, commencing on the Commencement Date and each successive twelve (12) month period, except that if the Commencement Date shall occur on a date other than the first day of a month, then the first Lease Year shall include the period from the Commencement Date to the first day of the following month and the twelve (12) calendar months thereafter.

Commencement Date:  May 20, 2025.

Tenant’s Pro Rata Share of the Taxes:  For purposes of calculating Tenant’s payments with respect to Taxes, Tenant’s Pro Rata Share shall mean the fraction, expressed as a percentage, the numerator of which shall be the rentable square feet in the Premises and the denominator of which shall be total rentable square feet of the Building, provided, however, during the first (1st) Lease Year, Tenant’s Pro Rata Share of Taxes will be calculated using 19,692 rentable square feet as the numerator.

Tenant’s Pro Rata Share of the Office Portion:  For purposes of calculating Tenant’s payments with respect to Building Operating Expenses, Tenant’s Pro Rata Share shall mean the fraction, expressed as a percentage, the numerator of which shall be the rentable square feet in the Premises and the denominator of which shall be total rentable square feet of the Office Portion of the Building, , provided, however, during the first (1st) Lease Year, Tenant’s Pro Rata Share of Building Operating Expenses will be calculated using 19,692 rentable square feet as the numerator.

Tenant’s Laboratory Share:  For purposes of calculating Tenant’s payments with respect to the Laboratory Operating Expenses associated with the Laboratory Portion of the Premises, Tenant’s Pro Rata Share shall mean the fraction, expressed as a percentage, the numerator of which shall be the rentable square feet of the Premises designed for laboratory use and the denominator of which shall be total rentable square feet of the Laboratory Portion of the Building.

Term:  The period commencing on the Commencement Date and expiring at the close of May 31, 2031 (the “Expiration Date”).  The Term shall include any extension thereof that is expressly provided for by this Lease and that is effected strictly in accordance with this Lease.

Initial Commercial General Liability Insurance:  $3,000,000 per occurrence/$10,000,000 aggregate (combined single limit) for property damage, bodily injury or death.

Letter of Credit:  $568,375.80, to be held and disposed of as provided in Section 14.5.

Permitted Use:  The Premises are to be used and occupied by Tenant solely for the purpose of general office, research and development, including a biotechnical and Uniform Building Code (“UBC”) “B” laboratory use (provided that no laboratory classified as a BSL-3 or BSL-4 or a UBC “H” use shall be permitted), and, on an ancillary basis, light manufacturing and training for Tenant’s employees.  The use of the Premises shall be in conformity with all applicable Laws, including any reasonable hazardous waste or medical waste rules and regulations promulgated by Landlord or any hazardous waste or medical waste rules and regulations promulgated by applicable governmental authorities.

Office Portion:  That portion of the Building located at and above the ground floor of the Building which is programmed for and serving office uses (i.e., excluding the Parking Garage and the Retail Portion) and containing 234,900 rentable square feet.

Retail Portion:  The portion of the Building located on the ground floor (i.e., excluding the Parking Garage, the Laboratory Portion and the Office Portion).

Laboratory Portion:  That portion of floors four (4), five (5) and six (6) of the Building which is leased to tenants for laboratory uses (i.e., excluding the Parking Garage, the Office Portion and the Retail Portion).

Rink Building:  The portion of the connected buildings on the Property that contains the hockey rink and which consists of the ice area, boards, benches and entries thereto.

Parking Garage:  The three-level, podium style parking garage at the Property.

Complex:  The Building, Parking Garage, and the adjacent building on the Property referred to as the “Rink Building,” and all common areas and other improvements now or hereafter constructed on the Property, as the same may be altered, expanded or reduced or otherwise changed from time to time.

Boston Landing Project:  That certain development project known as “Boston Landing,” containing the Complex and the additional parcels of land (together with all buildings, structures and other improvements constructed or to be constructed from time to time thereon) shown on the site plan attached hereto as Exhibit B.

Comparable Buildings:  Shall mean first class, mixed use office and laboratory buildings in the Longwood, Kenmore, Allston, Brighton, West Cambridge, and Watertown submarkets (including, but not limited to, the Boston Landing Project) which have services, systems and facilities comparable to the Building.

Declaration:  That certain Declaration of Covenants, Easements and Restrictions for Boston Landing Boston (Brighton), Massachusetts, dated as of April 14, 2016, and recorded with the Suffolk County Registry of Deeds in Book 55999, Page 85, as the same may be further amended from time to time.

1.2        Additional Definitions.  When used in this Lease, the capitalized terms set forth below shall bear the meanings set forth below.

Adequate Assurance of Future Performance:  As defined in Section 14.2.

Additional Rent:  All charges and sums payable by Tenant as set forth in this Lease, other than and in addition to Basic Rent.  Basic Rent and Additional Rent collectively constitute “Rent”.

Affiliate:  With respect to Landlord or Tenant, as the case may be, a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Landlord or Tenant.  The term “control” as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

Alterations:  As defined in Section 5.3.

Bankruptcy Code:  As defined in Section 14.1.

Base Building:  Shall mean all of the Structural Elements (as hereinafter defined) of the Building, the common building and core facilities of the Building, and the Base Building Systems serving the Building, but shall not include any Improvements relating to the Premises (whether existing or constructed by Landlord or Tenant), Alterations, the distribution portions of Base Building Systems which exclusively serve the Premises (whether located in the Premises or other areas of the Building), or other fixtures or personal property installed by or on behalf of Tenant or any party claiming by, through or under Tenant.

Laboratory Systems:  Shall mean the HVAC system (including outside air handling units, chiller and exhaust fans and risers), laboratory waste water system, the laboratory exhaust facilities and equipment (including the laboratory exhaust energy recovery unit and exhaust riser), boilers, and hot water and chilled water distribution systems (including pumps and risers), electrical panel and facilities, water heaters and risers, fire protection and suppression system for the laboratory areas, water service to the Chemical Storage Room, louvers and mechanical rooms exclusively serving the Laboratory Portion, and other common service systems exclusively serving the Laboratory Portion of the Building and whether or not such Laboratory Systems are shared (or capable of being shared) by tenants or other occupants of the Laboratory Portion of the Building.  As of the Commencement Date, the Laboratory Systems include, without limitation, the following: (i) ph Neutralization Tank (as hereinafter defined) and ph Neutralization room, (ii) RO/DI, (iii) vacuum equipment and compressed air, (iv) laboratory waste water treatment system, (v) Chemical Storage Room, (vi) laboratory venting equipment and systems (including central exhaust unit supply and exhaust ductwork), (vii) air handling units (for supply air) on floors four (4), five (5) and six (6) of the Building, (viii) laboratory exhaust energy recovery unit, including a new exhaust riser for the Laboratory Portion, (ix) an air chiller to accommodate laboratory loads, (x) two (2) boilers and hot water distribution for on-floor laboratory use, (xi) chilled water distribution for on-floor laboratory and future connections for laboratory floor supplemental cooling for the Laboratory Portion, and (xii) water heaters and risers for non-potable and tempered water loop.

Base Building Systems:  Shall mean the mechanical, gas, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing, fire control and suppression, sprinkler/life safety and security systems (to the extent installed by Landlord) and other common service systems of the Building, excluding the Laboratory Systems.

Brokers:  JLL-Boston for Tenant, and JLL-Boston for Landlord.

Building Operating Expenses:  As defined in Section 9.1.

Business Day:  All days except Saturdays, Sundays, New Year’s Day, Martin Luther King Day, Memorial Day, Presidents Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day, Christmas Day (and the following day when any such day occurs on Sunday and the prior day when any such day occurs on a Saturday).

Common Facilities: As defined in Section 2.2.

Default Interest Rate: As defined in Section 3.1(a).

Environmental Condition:  Any disposal, release, or threat of release of Hazardous Materials on, under, from or about the Building or the Property, or storage of Hazardous Materials on, from or about the Building or the Property.

Environmental Laws:  Any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, Chapter 21C, Chapter 21D, and Chapter 21E of the General Laws of Massachusetts and the regulations promulgated by the Massachusetts Department of Environmental Protection, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq.

Expense Charges: The Additional Rent payable by Tenant pursuant to Article 8 and Article 9 of this Lease.

Event of Bankruptcy:  As defined in Section 14.1.

Event of Default:  As defined in Section 14.1.

GAAP: Generally Accepted Accounting Principles as promulgated by the Financial Accounting Standards Board.

Force Majeure:  Collectively and individually, strikes, lockouts or other labor trouble; fire or other casualty; acts of God; governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom; unusually adverse weather conditions; fire or other casualty; acts of terrorism or bioterrorism; civil commotion; or any other cause, whether similar or dissimilar, beyond the reasonable control of the party required to perform an obligation.

Holder: As defined in Section 13.1.

Hazardous Materials:  Shall mean chemicals, contaminants, pollutants, flammables, explosives, materials, wastes or other substances listed, defined, determined or identified as hazardous or toxic under, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Laws or otherwise controlled pursuant to any Environmental Laws, including, without limitation, any “oil,” “hazardous material,” “hazardous waste,” “hazardous substance” or “chemical substance or mixture”, as the foregoing terms (in quotations) are defined in any Environmental Laws.

Improvements: As defined in Section 10.2.

Laboratory Operating Expenses:  As defined in Section 9.1.

Land:  The land that constitutes a portion of the Property.

Landlord’s Contribution:  As defined in Exhibit D.

Landlord’s Restoration Work:  As defined in Section 11.2.

Laws:  All present and future statutes, laws, codes, regulations, ordinances, orders, rules, bylaws, administrative guidelines, requirements, directives and actions of any federal, state or local governmental or quasi-governmental authority, and other legal requirements of whatever kind or nature that are applicable to the Property, Landlord or Tenant, including, without limitation, all Environmental Laws and the Americans With Disabilities Act of 1990 (including the Americans With Disabilities Act Accessibility Guidelines for Buildings and Facilities), and any amendments, modifications or changes to any of the foregoing.

Mortgage:  As defined in Section 13.1.

Operating Year:  As defined in Section 9.1.

Person:  A natural person, a partnership, a joint venture, a corporation, a limited liability company, a trust and any other form of business or legal association or entity.

Plans:  As defined in Exhibit D.

Recapture Date:  As defined in Section 6.4.

Rules and Regulations:  As defined in Section 2.2.

South Building: The 5-story building on the Land commonly known as 15-25 Guest Street.

Specified Restoration Work:  As defined in Section 11.2.

Structural Elements:  Shall mean the structural (i.e., load bearing) components of the Building, including the roof (including the roof membrane, insulation and decking) and the footings, foundations, exterior structural walls and exterior glass, interior structural columns and other load-bearing elements of the Building, and including the existing engineering controls installed to prevent groundwater infiltration into the Building.

Successor:  As defined in Section 13.1.

Tangible Net Worth:  Shall mean total assets minus intangible assets (including, without limitation, goodwill, patents and copyrights) and total liabilities, all as calculated in accordance with GAAP.

Taxes:  As defined in Section 8.1.

Tax Year:  As defined in Section 8.1.

Tenant Work:  As defined in Exhibit D.

Tenant’s Removable Property:  As defined in Section 5.2.

Tenant’s Restoration Work:  As defined in Section 11.2.

1.3        Enumeration of Exhibits.  The following Exhibits are a part of this Lease, are incorporated herein by reference attached hereto, and are to be treated as a part of this Lease for all purposes.  Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein.

   Exhibit A-1 - Location Plan of the Premises

   Exhibit B – Site Plan of Boston Landing Project

   Exhibit C – Intentionally Omitted

   Exhibit D – Tenant Work Letter

   Exhibit E – Form of Letter of Credit

   Exhibit F – Building Operating Expenses and Laboratory

                      Operating Expenses

   Exhibit G - Rules and Regulations

   Exhibit H – Tenant’s Removable Property

   Exhibit I – Intentionally Omitted

   Exhibit J – HVAC Specifications

   Exhibit K – Shuttle Service Initial Schedule

ARTICLE 2

 PREMISES AND APPURTENANT RIGHTS

2.1        Lease of Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms and conditions hereinafter set forth.

2.2        Appurtenant Rights and Reservations

(a)     Tenant shall have, as appurtenant to the Premises, the non‑exclusive right to use, and permit its invitees to use in common with Landlord and others, at no additional rental charge other than the costs included in Operating Expenses in accordance with the terms of this Lease: (i) public or common lobbies, hallways, stairways, elevators and common walkways necessary for access to the Building and the Premises; (ii) the loading areas and docks, pedestrian sidewalks, landscaped areas, trash and recycling enclosures, bike storage and other areas or facilities, if any, serving the Building and designated by Landlord from time to time for the non‑exclusive use of tenants and other occupants of the Building, including, without limitation, the podium area of the Building ((i) and (ii) being the “Common Facilities”); and (iii) subject to the terms of this Lease, the Laboratory Systems; but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 15.7 (the “Rules and Regulations”) and to the right of Landlord to change the Rules and Regulations from time to time, provided, however, Landlord agrees that there shall be no material adverse changes to the Building lobby or Common Facilities in terms of size, finish or condition, or the discontinuation of services including the Laboratory Systems if the same are provided by Landlord.  Subject to applicable Laws and the terms and conditions of the Declaration (including the Boston Landing Rules and Regulations), Tenant shall have, as appurtenant to the Premises, the non‑exclusive right, in common with Landlord and others entitled thereto, to use, and to permit its invitees to use, the Common Areas and Facilities (as defined in the Declaration) of the Boston Landing Project.  So long as the Rink Building is owned by Landlord or an entity under common control with Landlord, then Tenant may rent the meeting room in the Rink Building, subject to availability on a first come, first serve basis, on the same terms as such meeting room is made available to other third party meeting room renters.

(b)     Excepted and excluded from the Premises and the Common Facilities are the floor slab, demising walls and perimeter walls and exterior windows (except the inner surfaces of each thereof), and any space in the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, but the entry doors (and related glass and finish work) to the Premises are a part thereof.  Upon reasonable prior notice to Tenant, Landlord shall have the right to install shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities in the Premises or above any hung ceilings or behind walls of the Premises, but at such times and in such manner as to reduce to a minimum interference with Tenant’s use and occupancy of the Premises, particularly the Laboratory Portion of the Premises and provided further that such placement does not reduce the usable square feet of the Premises (other than to a de minimis extent) or otherwise materially adversely affect Tenant’s use and occupancy of the Premises.  In the event that Tenant shall install any hung ceilings or walls in the Premises, Tenant shall install and maintain, as Landlord may reasonably require, proper access panels therein to afford access to any facilities above the ceiling or within or behind the walls.  Tenant shall be entitled to install any such ceilings or walls only in compliance with the other terms and conditions of this Lease.  Except to the extent directly included (as opposed to inclusion of a loss factor or add on factor) as part of the RSF of the Premises, Tenant shall have no right to access and use the fan rooms, janitorial, electrical, telephone and telecommunications closets, conduits, risers, plenum spaces and other service areas of the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.  Landlord shall have and expressly reserves the right to alter, expand, reduce or otherwise change the Building, the Complex (including the Parking Garage), the Common Facilities of the Complex and the Common Areas and Facilities (as defined in the Declaration) now or hereafter constructed at the Complex or the Boston Landing Project from time to time, provided such changes will not (i) reduce the rentable square feet of the Premises (other than to a de minimis extent), (ii) reduce Tenant’s Parking Ratio (as defined in Section 2.3(a) below) or require Tenant to permanently relocate Tenant’s Parking Spaces (as defined in Section 2.3(a) below) to an area outside of the Parking Garage, (iii) materially adversely affect the use and occupancy of the Premises, or (iv) add any material new categories of Operating Expenses, unless the added categories reasonably benefit, in Landlord’s reasonable determination, all tenants in the Building (but subject to the cap on Controllable Operating Expenses as set forth in Section 9.2(b)), or unless such categories are required by applicable Laws.

(c)     Tenant, at Tenant’s sole cost and expense, may install (i) signs or lettering, along with company logo, on or adjacent to the entry doors to the Premises, (ii) identification signage with company logo for Tenant in the elevator lobby on floor on which the Premises is located, provided such signage conforms to sign standards for the Building adopted by Landlord in its reasonable discretion and Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the sign to be placed on such entry doors and/or in such elevator lobbies.  Landlord shall install, at Tenant’s sole cost and expense, decal signage at the main entrance to the Building, such signage shall be sized in proportion to Tenant’s percentage of rentable square footage in the Building.  Landlord shall cause Tenant’s name to be listed on the main lobby tenant directory; provided, however, that any changes or replacements of such lobby listing after the initial installation shall be at Tenant’s expense.  Except for the foregoing signage, Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises, any sign, symbol, advertisement or the like visible to public view outside of the Premises.

(d)     Intentionally omitted.

(e)     During the Term, provided and only so long as the NB Fitness Center (or any successor operator) in the South Building is owned by an entity that is affiliated with Landlord, Tenant’s employees will have the right, subject to fulfillment of any joining requirements of the operator of the NB Fitness Center, to join the fitness club in the South Building at the same standard membership rates offered to the other tenants in the Building, such membership rates subject to change from time to time and applicable to all Boston Landing Project tenant Fitness Center members.

(f)    The designation or use from time-to-time of portions of the Property or the Complex as Common Facilities shall not restrict Landlord’s use of such areas for buildings, structures and/or for retail or such other purposes in connection with and consistent with the operations of the Property and the Complex as Landlord shall reasonably determine, including, without limitation, the expansion or remodeling of the Building to include one or more additional stores and restaurants, residential or other units (on the present and/or additional levels), Landlord hereby reserving the unrestricted right to build, add to, subtract from, lease, license, relocate and/or otherwise use (temporarily and/or permanently), any buildings, kiosks, other structures, parking areas, roadways or other areas or facilities anywhere upon the Building, the Property or the Complex for retail or such other purposes as Landlord shall reasonably determine, provided Landlord does not in the exercise of such right cause an unreasonable interference under the circumstances with access to the Premises, Tenant’s use and occupancy of the Premises, or display of any of Tenant’s permitted signage, and Tenant’s Parking Ratio is not reduced or relocated.  Nothing in this subsection (f) shall permit Landlord to relocate the Premises.

2.3        Parking.

(a)     Beginning on the Commencement Date and continuing for the Term and any extensions thereof, Landlord shall provide or shall cause the Parking Garage operator to provide to Tenant monthly parking passes in the Parking Garage at a ratio of 1.25 unreserved parking spaces per 1,000 rentable square feet of the Premises (the “Tenant’s Parking Ratio”), for the parking of standard-sized passenger automobiles on a non-exclusive, unassigned, first-come, first-served basis at no additional rental charge to Tenant by either Landlord or the Parking Garage operator.  The parking spaces in the Parking Garage subscribed for by Tenant are referred to herein as “Tenant’s Parking Spaces”.  The Tenant’s Parking Spaces granted herein are for use by employees of Tenant and other occupants of the Premises, Tenant’s contractors, agents and invitees, are non-transferable (other than to an assignee or subtenant or other occupant permitted to occupy and use the Premises pursuant to the applicable provisions of this Lease).

(b)     Unless otherwise reasonably determined by Landlord or the operator of such garage (the “Garage Operator”), the Parking Garage is to be operated on a self-parking basis and Tenant’s parking shall be on an unreserved basis.  Landlord agrees that, in accordance with the Transportation Access Plan Agreement or any LEED certification pursued from time to time by Landlord, the Parking Garage or the Building will provide onsite, secure bicycle storage and shower/changing rooms in the Fitness Facility and, subject to applicable Laws and Tenant’s express parking rights herein, the Parking Garage will provide priority parking for the Complex tenant’s car/van pools, hybrids, small cars, mopeds and motorbikes.  Landlord reserves the right to institute, expand or withdraw a valet or stacked parking system or to institute other reasonable parking controls, rules or regulations, at any time and in its reasonable discretion and at no additional cost to Tenant, provided the same are not inconsistent with Tenant’s rights under this Lease. In addition, Landlord shall use reasonable efforts to maintain access to Tenant Parking Spaces and the Premises during any sporting or other events that may take place at the Boston Landing Project, provided, however, the foregoing shall not require Landlord to control, manage or restrict traffic on the private or public streets in and around the Boston Landing Project.

(c)     Landlord shall have the absolute right (i) to allocate and assign parking spaces among some or all of the tenants of the Property (and Tenant shall comply with any such parking assignments), including, without limitation, the right to designate a reserved area of the Parking Garage as a valet area, provided that the same does not substantially interfere with or decrease the Tenant’s Parking Ratio in the Parking Garage in the Complex that Tenant is entitled to under this Section 2.3, (ii) to reconfigure the parking area, and/or (iii) to modify the ingress to and egress from the Parking Garage as Landlord shall deem appropriate, as long as reasonable access to such area is maintained after such modification is completed.  Landlord or the Garage Operator shall have the right to temporarily close all or any portion of the Parking Garage for the purpose of maintaining, repairing, restoring, altering or improving same, provided that Landlord (1) provides Tenant at least three (3) Business Days’ advance written notice of such closure, (2 exercises diligent efforts to reopen such areas of the Parking Garage as soon as reasonably possible in light of the nature of repairs or other work being performed in the Parking Garage, (3) exercises reasonable efforts to schedule any non-emergency work in the Parking Garage that would require a complete closure of the Parking Garage outside of Building Service Hours, and (4) subject to availability and the existence of other parking garages at the Boston Landing Project under Landlord’s control, exercises reasonable efforts to provide Tenant with alternate parking spaces at another parking garage at the Boston Landing Project.

(d)      Landlord shall have no obligation to monitor the use of such parking facility, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or for any injury to any person, but upon the reasonable written request of Tenant, Landlord or the Garage Operator shall review and, to the extent permitted by applicable Laws, provide any video footage in Landlord’s possession that may show how loss, damage, or injury occurred.  Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Garage and shall at all times abide by all reasonable rules and regulations of uniform applicability to the users of the Parking Garage from time to time established by Landlord or the Garage Operator governing the use thereof, including the requirement that an identification or parking sticker shall be displayed at all times in all cars parked in the Parking Garage.   Except to the extent of negligence or willful misconduct, neither the Landlord nor the Garage Operator assumes any responsibility whatsoever for loss or damage due to fire or theft or otherwise to any automobile or to any personal property therein, however caused, and Tenant agrees, upon request from the Landlord, from time to time, to notify its officers, employees and agents then using any of the parking privileges provided for herein, of such limitation of liability.  Tenant further acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.  Tenant’s employees having the use of monthly parking passes shall be required to display identification or parking sticker at all times in all vehicles parked in the garage.  Any vehicle not displaying such a sticker may be towed away at the vehicle owner’s expense in accordance with the garage rules and regulations.  In addition, Landlord’s and Tenant’s use of the garage shall be subject to all Laws and the permits and approvals issued in connection with the development of the Boston Landing Project.

(e)      Notwithstanding Tenant’s parking rights under this Lease, in accordance with the Transportation Access Plan Agreement entered into by Landlord and the Boston Transportation Department in connection with the development of the Property, Tenant shall voluntarily, but not as an express obligation of this Lease, exercise reasonable efforts to (i) promote and encourage employees of Tenant and other occupants of the Premises to rideshare or carpool, including providing subsidized parking rates and other incentives for rideshare or carpool vehicles and participating in the MassRides car sharing program, (ii) promote and encourage employees to use public transportation to commute to the Premises, including providing on-line and on-site or payroll deduction transit pass sales and providing subsidized transit pass rates, (iii) participate in the MBTA Corporate T-Pass Program, and (iv) provide employees with information on bus, subway and commuter rail routes and schedules.  Landlord encourages Tenant and all tenants of the Boston Landing Project to reasonably consider offering full-time and part-time employees a subsidy for transit passes and to become members of the local Transportation Management Association.  Tenant shall reasonably cooperate with Landlord (at no cost to Tenant) in programs and other activities initiated by Landlord to comply with Landlord’s obligations under the Transportation Agreements.

2.4        Shuttle Service.  Subject to weather and other force majeure delays, Landlord will provide, as part of shared expenses of the Boston Landing Project which are included in Building Operating Expenses  pursuant to Section 8 of Exhibit F to this Lease, shuttle service on Business Days between the Boston Landing Project and Harvard Square and Kenmore Square for the general use of all tenants and occupants of the Boston Landing Project, subject to reasonable modifications from time to time in Landlord’s reasonable discretion.  The hours, frequency and routes of shuttle services shall be subject to reasonable modification by Landlord in Landlord’s reasonable discretion as demand for use of such shuttle service changes during the Term and subject to any applicable provisions of the Declaration, provided, however, that the frequency of the Shuttle Service will not be reduced below the frequency set forth on Exhibit K attached hereto.  Landlord agrees to exercise reasonable efforts to competitively bid the contract for the Shuttle Service at least every three (3) years.

ARTICLE 3

BASIC RENT

3.1        Payment.

(a)     Tenant agrees to pay the Basic Rent and Additional Rent to Landlord, or as directed by Landlord, commencing on the Commencement Date, without offset, abatement (except as provided in Section 11.3), deduction or demand.  Basic Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease (the “Due Date”), to Landlord at Landlord’s Payment Address or at such other place as Landlord shall from time to time designate by notice, in lawful money of the United States. The Due Date for any non-recurring Additional Rent (exclusive of the Additional Rent payable under Articles 8 and 9) payments shall be thirty (30) days following receipt of an invoice from Landlord.  If payment of Rent or other charges due under this Lease are not paid on the Due Date and such failure is not cured within ten (10) Business Days after written notice from Landlord, then (i) Tenant shall pay, in addition to any charges under Section 14.4, an administrative fee equal to 3% of the overdue payment, and (ii) interest thereon from the date due until paid at a rate equal to the lesser of (y) a rate equal to 2% plus the prime rate published from time to time in The Wall Street Journal or its successor publication and (z) the highest rate permitted to be charged by applicable Law (the “Default Interest Rate”).  Landlord and Tenant agree that all amounts due from Tenant under or in respect of this Lease, whether labeled Basic Rent, Additional Rent or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation regulations promulgated pursuant to the Bankruptcy Code, and including further without limitation Section 502(b) thereof.  Landlord agrees to waive the administrative fee and interest charge due hereunder for the first late payment by Tenant under this Lease per calendar year, provided that Landlord receives such payment from Tenant within five (5) Business Days after written notice of such delinquency is given to Tenant (provided that if such payment is not received within the aforesaid five (5) Business Day period, interest on the outstanding amount will accrue as of the original Due Date).

(b)     Basic Rent for any partial month shall be pro‑rated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs.

(c)      Landlord’s wiring instructions for payments of Basic Rent and Additional Rent are presently set forth below:

Bank:  Citibank, N.A.

ABA#:  221172610

Account# :  1255607204

Account Name:  Ice Box LLC

(d)      Landlord’s lockbox address for payments of Basic Rent and Additional Rent is set forth below:

Ice Box LLC

221 North Beacon Street

Brighton, MA  02135

ARTICLE 4

CONDITION OF PREMISES

4.1        Condition of Premises; Initial Improvements.  Tenant is currently in occupancy of a portion of the Premises (the “Subleased Premises”) pursuant to that certain Sublease, dated December 1, 2020 between Roche Diagnostics Operations Inc., as sublandlord (the “Existing Tenant”), and Tenant, as subtenant (the “Sublease”).  The Premises are being leased in their present condition, AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord and  Landlord shall have no obligation to perform any alterations or to make any improvements to the Premises to prepare them for Tenant’s occupancy, except that Landlord will deliver the portion of the Premises not included in the Subleased Premises to Tenant vacant, broom clean, with all Base Building Systems in good working order and with any decommissioning required by Law for Tenant to operate completed.  Tenant acknowledges that Tenant has inspected the Premises, Laboratory Systems and Common Facilities and has found the same satisfactory.  Landlord shall provide Tenant with a copy of the decommissioning reports received from the Existing Tenant for the Premises.

ARTICLE 5

USE OF PREMISES

5.1        Permitted Use.

(a)     Tenant agrees that the Premises shall be used and occupied by Tenant only for the Permitted Use and for no other use without Landlord’s express written consent.  Notwithstanding anything to the contrary contained herein, no more than fifty percent (50%) of the floor area for each floor that is a part of the Laboratory Portion may be used or designed for biotechnical and/or laboratory use.  This Lease shall at all times be subject and subordinate to the Declaration and the Record Documents (as hereinafter defined) and Tenant agrees that it shall not engage in any action that would result in a violation of the Declaration or any of the Record Documents, as the same may be amended from time to time.  For purposes of this Lease, “Record Documents” shall mean all agreements declarations, covenants, restrictions, reservations, liens, conditions, easements, encumbrances and other matters of record and affecting the Property on the date hereof and all agreements declarations, covenants, restrictions, reservations, liens, conditions, easements, encumbrances and other matters hereinafter granted or executed by Landlord, any of Landlord’s affiliates (or their respective successors or assigns (collectively, the “Landlord Parties”), including, without limitation, any amendments to existing Record Documents entered into or obtained by any of the Landlord Parties in connection with the development of the Boston Landing Project, including, without limitation, the Fundamental Approvals (as defined in the Declaration).  Notwithstanding the foregoing, Landlord represents that nothing in the Record Documents prohibits, limits or restricts Tenant’s Permitted Use on the date hereof (subject to the restriction that no laboratory classified as a BSL-3 or BSL-4 or a UBC “H” use shall be permitted at the Complex), and Landlord covenants that Landlord and the Landlord Parties will take no action with respect to the Record Documents that will prohibit, limit or restrict Tenant’s Permitted Use during the Term or any extension thereof.

(b)     Tenant shall not (~~a~~) use or occupy the Building, (b permit the use or occupancy of the Premises, (c) do anything or bring into or keep in or about the Building, or (d) permit any act or practice to be done or anything to be brought into or kept in or about the Premises or any part thereof that: (i) would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or any applicable Legal Requirements; (ii) would constitute a nuisance; or (iii) is inconsistent with the maintenance, operation, or occupancy of the Building as a first‑class mixed-use laboratory and office building, or is liable to invalidate any insurance maintained by Landlord on the Building or its contents or the Laboratory Systems or Common Facilities.  Tenant shall exercise reasonable efforts to maintain temperature and humidity in the Premises in accordance with ASHRAE standards at all times.  Tenant shall not use any method of HVAC other than that approved in writing by Landlord or present at the Property and serving the Premises as of the Execution Date.

(c)      Tenant acknowledges and agrees that the Building is or may become in the future certified under the Green Building Initiative’s Green Globes TM  for Continual Improvement of Existing Buildings (Green Globes TM-CIEB), the U.S. Green Building Council’s (“USGBC”) Leadership in Energy and Environmental Design (LEED) rating system, or similar standard pursuant to Landlord’s sustainable building practices.  Landlord’s sustainability practices may address whole-building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water and lighting performance standards.  Tenant shall exercise reasonable efforts not to change its manner of use of the Premises or the operation of its business therein in any manner that will knowingly cause the Building or any part thereof not to conform with Landlord’s sustainability practices or the certification of the Building issued pursuant to the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or other applicable ratings or standards now or hereafter achieved for the Building, such as, without limitation, the U.S. EPA’s Energy Star® rating.  Tenant agrees to exercise reasonable efforts to use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the certain sides of the building to avoid over heating the space; and purchasing ENERGY STAR® qualified equipment, including but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines;  purchasing products certified by the U.S. EPA’s Water Sense® program, provided, however, Tenant shall not be obligated to incur material additional expenses in order to comply with the provisions of this Section 5.1(c).

(d)     Landlord reserves the right, at any time during the Term, to submit the Building and/or the Property to the provisions of Chapter 183A of the Massachusetts General Laws to create a condominium (a “Condominium Conversion”).  In the event of a Condominium Conversion, this Lease shall remain in full force and effect and be subject and subordinate to the master deed and by-laws and other documents creating the condominium (the “Condominium Documents”) provided that the Condominium Conversion does not increase Tenant’s obligations or decrease any of Tenant’s rights under this Lease in any material manner.  Following the creation of the Condominium, Landlord and Tenant shall execute a revised Notice of Lease and any other documents to replace the original legal description in such documents with the legal description of the condominium unit in which the Premises is located.  Tenant agrees to subordinate this Lease to the Condominium Documents and enter into any instruments reasonably requested by Landlord in connection with the foregoing so long as the same are not inconsistent with the rights of Tenant under this Lease.  As a condition to such subordination, Landlord shall deliver to Tenant a Non-Disturbance Agreement in form reasonably acceptable to Landlord and Tenant from the association or board governing the condominium that Tenant’s possession of the Premises shall not be disturbed in the event of any termination of the Condominium or any exercise by the association or board of its rights under the Condominium Documents to enforce assessments of unpaid common charges against the unit.  If either party reasonably believes that it is necessary to clarify the terms of this Lease as a result of such Condominium Conversion, Landlord and Tenant shall promptly execute an agreement clarifying their respective obligations under this Lease; provided, however, that neither party shall be required to execute any such instrument which would diminish or detract from the rights of such party or expand or enhance the obligations of such party, in either case under this Lease.

(e)     Massachusetts Water Resources Authority Permits and Compliance.

(i)      Landlord shall be responsible for maintaining a single discharge permit (the “Lab System MWRA Permit”) from the Massachusetts Water Resources Authority (“MWRA”) on behalf of the tenants using the pH Neutralization Tank as defined in Section 7.5(l) below.  Any and all costs for Landlord to file for, obtain and keep in place the Lab System MWRA Permit (including renewals) shall be included in the Laboratory Operating Expenses. Landlord agrees to deliver to Tenant a copy of the Lab System MWRA Permit, along with its associated permit conditions and monitoring requirement, so that Tenant may understand its compliance obligations, if any.  Within a reasonable time following receipt of a written request from Tenant, Landlord agrees to promptly provide to Tenant a copy of the operating manual for the pH Neutralization Tank.  Within a reasonable time following receipt of a written request from Tenant, Landlord agrees to provide Tenant with a copy of  the discharge monitoring reports for the prior Lease Year (or such shorter period as the pH Neutralization Tank has been operating) in Landlord’s possession.  If Landlord receives a written violation notice with respect to the Lab System MWRA Permit, then Landlord agrees, within a reasonable time following receipt of a written request from Tenant, to provide Tenant with a copy of any pertinent documentation pertaining to Landlord’s maintenance and repair of the pH Neutralization Tank.    Tenant shall provide Landlord, within ten (10) Business Days of such request by Landlord, with any kind of information with respect to the chemicals and other materials used and disposed of via the ph Neutralization Tank.  Tenant shall not introduce anything into the ph Neutralization Tank or into the sewer system serving the Building (a) in violation of the terms of the Lab System MWRA Permit, (b) in violation of applicable Laws, or (c) that would interfere with the proper functioning of the ph Neutralization Tank or the sewer system serving the Building.  Tenant shall reimburse Landlord within thirty (30) days after demand for any costs incurred by Landlord as a result of any breach by Tenant of this Section 5.2(e).

(ii)     Landlord shall be responsible, as part of Laboratory Operating Expenses, for compliance with any and all Lab System MWRA Permit conditions not directly allocable to any specific tenant.  Except to the extent arising from the negligence or willful misconduct of Landlord or Landlord Parties, or their respective agents or employees, and except to the extent arising from or claimed to have arisen from any other tenant’s use of the pH Neutralization Tank, Tenant shall defend with counsel first reasonably approved by Landlord, save harmless, and indemnify Landlord and Landlord Parties from and against all claims losses, cost, damages, any liability or expense of whatever nature arising from injury, loss, accident or damage to any person or property, to the extent arising from or claimed to have arisen from Tenant’s use of the pH Neutralization Tank in violation of the Lab System MWRA Permit until the expiration of the Term of the Lease and thereafter so long as Tenant is in occupancy of any part of the Premises.  This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, claims and liability to the Massachusetts Water Resources Authority, and reasonable attorneys’ fees and costs at both the trial and appellate levels.  In no event, however, shall Tenant be liable for any losses, costs, damages, expenses or liabilities to the extent determined to have been caused by Landlord, Landlord Parties, or any other tenant’s use of the pH Neutralization Tank.  The provisions of this Subsection 5.1(e)(ii) shall survive the expiration or earlier termination of the Lease for the statute of limitations period applicable to the claim giving rise to Tenant’s obligation to indemnify the Landlord Parties.

(iii)     Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable governmental authority.  Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (1) the MWRA and any other applicable governmental authority with respect to such chemical safety program and (2) this Section.

(iv)     A sampling port has been installed in the Premises at the central drain connecting the Premises to the pH Neutralization Tank.  During the Term, Tenant shall inspect and sample the sampling ports in the Premises with reasonable frequency in accordance with best management practices and keep reasonably detailed logs of such inspections and sampling.  Upon Landlord’s reasonable request, Tenant shall permit Landlord to inspect and make copies of such logs and, if Landlord reasonably determines necessary, to perform Landlord’s own inspection and sampling of the sampling ports in the Premises.

(f)     Tenant shall be responsible for the proper use, storage, removal and disposal of all Medical Waste (as hereinafter defined) in accordance with Laws and any additional requirements which Landlord may reasonably establish from time to time by written notice to Tenant.  Tenant shall, at its sole cost and expense, engage a reputable, duly licensed and insured contractor for such disposal of Medical Waste, provided,  however, Tenant may utilize Tenant’s own employees for such disposal so long as such employees are properly licensed in Massachusetts to dispose of Medical Waste.  Tenant shall not place any Medical Waste in any Common Facilities.  “Medical Waste” shall mean collectively, (i) any human or animal tissue, blood, urine or other bodily fluids, materials or biological byproducts, (ii) any medical supplies (including used syringes, gauze and bandages), and (iii) any and all substances and materials defined or referred to as “a-medical waste,” “biological waste,” “biohazardous waste,” “biohazardous material” or any other term of similar import under any Environmental Laws.

(g)     Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises that are not common or typical for general office and laboratory use.  Tenant shall in compliance with applicable Laws vent all fumes and odors from the Premises as Landlord reasonably requires.  The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s reasonable approval.  Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, or scrubbers as may in Landlord’s reasonable judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises and are not common or typical for general office use.  Any work Tenant performs under this Section shall constitute Alterations.

5.2        Tenant Work.

(a)     Promptly following the Commencement Date, Tenant shall undertake, at Tenant’s sole cost and expense, the making of leasehold improvements to and fixturing of the Premises (the “Tenant Work”).  All Tenant Work shall be performed in accordance with the terms and conditions of Exhibit D attached hereto and the terms of this Lease applicable to Alterations.

(b)     The Tenant Work may not commence nor may Tenant permit Tenant’s contractor or any other contractors and/or subcontractors to commence any work until all required insurance has been obtained and Tenant’s certificates of such insurance have been delivered to Landlord.  Tenant’s commercial general liability insurance policies shall name the Landlord, Landlord’s property manager and Landlord’s mortgagee(s) as additional insureds and such other parties as may be reasonably requested with reasonable prior written notice by Landlord as additional insureds.  Tenant’s certificates of insurance shall provide that no material change or cancellation of such insurance coverage shall be undertaken without thirty (30) days’ prior written notice to Landlord.  Landlord shall have the right to require Tenant, and Tenant shall have the duty, to stop work in the Premises immediately if any of the insurance coverage Tenant is required to carry herein lapses during the course of such work, in which event the Tenant Work may not be resumed until the required insurance is obtained and reasonably satisfactory evidence of same is provided to Landlord.

(c)     Landlord will have the right to inspect the performance of the Tenant Work with at least twenty‑four (24) hours’ advance written notice and Tenant agrees to cooperate with Landlord to facilitate such inspections, including notifying Landlord prior to any and all government inspections of the Tenant Work so that Landlord’s construction manager can be present for such inspections.  Landlord shall use reasonable efforts not to interfere unreasonably with the performance of the Tenant Work during the course of any inspections by Landlord pursuant to this paragraph (c) but Landlord shall have no liability to Tenant in connection with such inspections except to the extent of the negligence or willful misconduct of Landlord or any Landlord Parties and subject to the waiver of claims and subrogation set forth in Section 10.5 of this Lease.

(d)     Tenant shall reimburse Landlord within thirty (30) days of receipt of Landlord’s written invoice, as Additional Rent, for actual out‑of‑pocket, third‑party engineer and architect costs incurred by Landlord in connection with review and approval of the Construction Drawings and Change Orders (as hereinafter defined), provided that the charges of such consultants are commercially reasonable for the services provided to Landlord.

5.3        Installations and Alterations by Tenant.

(a)     Tenant shall make no alterations, additions or improvements (collectively, “Alterations”) in or to the Premises (including any Alterations necessary for Tenant’s initial occupancy of the Premises) or to any Base Building Systems or Laboratory Systems serving the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed with respect to non‑structural Alterations that do not affect or involve any portion of the Base Building or Laboratory Systems or the Base Building Systems.  Notwithstanding the foregoing, Tenant may make Cosmetic Alterations (as hereinafter defined) to the Premises without Landlord’s consent so long as Landlord is notified in writing at least ten (10) days prior to commencement of any such Cosmetic Alterations.  Landlord may identify any Alterations that adversely affect or alter the Structural Elements as Special Improvements (as hereinafter defined) to be removed and the Premises restored at the end of the Term pursuant to Section 5.3(e) below.  Any Alterations shall be in accordance with Landlord’s Rules and Regulations from time to time in effect and with plans and specifications meeting the requirements set forth in such Rules and Regulations and approved in advance by Landlord.  All Alterations shall (i) be performed in a good and workmanlike manner using only new and only quality materials and in compliance with all applicable Laws; (ii) be made at Tenant’s sole cost and expense; (iii) become part of the Premises and the property of Landlord upon the expiration or earlier termination of the Term of this Lease unless Landlord otherwise notifies Tenant such Alteration constitute Special Improvements that must be removed as provided in Section 5.3(e) below; (iv) be made by contractors and subcontractors approved in advance by Landlord; and (v) be coordinated with any work being performed by Landlord in such a manner as not to damage the Building or interfere with the management, maintenance or operation of the Building.  At Landlord’s request, Tenant shall, before its work is started, secure assurances satisfactory to Landlord in its reasonable discretion protecting Landlord against claims arising out of the furnishing of labor and materials for the Alterations.  If any Alterations shall involve the removal of fixtures, equipment or other property in the Premises which are not Tenant’s Removable Property, such fixtures, equipment or property shall be promptly replaced by Tenant at its expense with new fixtures, equipment or property of like utility and of at least equal quality.  Tenant shall promptly reimburse Landlord for all actual costs incurred, including reasonable attorneys’, architects’, engineers’, and consultants’ fees, incurred by Landlord in connection with any request from Tenant pursuant to this Section 5.2.  Tenant acknowledges and agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise.  Landlord shall have the right to require that Tenant consult with Landlord’s designated structural contractor and architect for the Building for the design and performance of any Alterations affecting the Structural Elements and/or that Tenant use Landlord’s designated fire and life safety contractor and engineer for the Building to perform Tenant’s connection to the Building’s fire alarm system or perform any Alterations that affect the fire alarm or fire/life safety systems in the Building.  For purposes hereof, “Cosmetic Alterations” shall mean painting and other minor cosmetic or decorative alterations to the Premises and other non-structural alterations which other non-structural alterations (1) do not affect any area of the Building outside of the Premises, (2) are not visible from the exterior of the Premises or the Building, (3) do not adversely affect the Building’s electrical, plumbing, mechanical or fire/life safety systems or any other systems of the Building, and (4) cost less than $50,000 in any Lease Year and do not require the issuance of a building permit.

(b)      Except for Tenant’s Removable Property (as hereinafter defined), all property of any kind paid for by Landlord, all Alterations, all fixtures and partitions, hardware, built-in machinery, built-in casework and cabinets or other similar additions, equipment, property or improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in or walk-in cold rooms, built-in or walk-in warm rooms, built-in deionized water systems, built-in glass washing equipment, built-in autoclaves, built-in chillers, and any built-in plumbing, electrical and mechanical equipment and systems (collectively, “Laboratory Reusable Installations”), shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, and shall not be removed by Tenant at any time and shall remain in and be surrendered with the Premises as a part thereof in its as‑is, where‑is condition but in compliance with applicable Law.  “Tenant’s Removable Property” shall mean any items listed on Exhibit H attached hereto and any items agreed by Landlord in writing to be included on Exhibit H in the future, as well as Tenant’s personal property and all moveable business, laboratory and trade equipment owned or installed by Tenant or any party claiming by, through or under Tenant, not constituting Laboratory Reusable Installations.  Tenant’s Removable Property shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Term, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal.  Notwithstanding anything to the contrary, fumehoods, laboratory benches and built-in refrigerators and freezers shall constitute Laboratory Reusable Installations and shall not constitute Tenant’s Removable Property.  Any provision of this Lease to the contrary notwithstanding, Tenant shall be solely responsible for the ordering, delivery and installation of any telephone, telephone switching, telephone and data cabling necessary for the conduct of Tenant’s business in the Premises, and Tenant’s Removable Property to be installed by or on behalf of Tenant in the Premises and for the removal of all telephone and data cabling installed in the Building by or on behalf of Tenant or anyone claiming by, through or under Tenant at the expiration or earlier termination of the Term of this Lease.

(c)      Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises, the Building or the Property.  Tenant agrees to pay promptly when due the entire cost of any work done on behalf of Tenant, its agents, employees or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to all or any part of the Property and to discharge within thirty (30) days after receipt of notice any such liens which may so attach.  If, notwithstanding the foregoing, any lien is filed against all or any part of the Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or its agents, employees or independent contractors, Tenant, at its sole cost and expense, shall cause such lien to be dissolved within thirty (30) days after receipt of written notice from Landlord that such lien has been filed, by the payment thereof or by the filing of a bond sufficient to accomplish the foregoing.  If, after having received written notice from Landlord, Tenant shall fail to discharge any such lien, Landlord may, at its option, discharge such lien and treat the cost thereof (including attorneys’ fees incurred in connection therewith) as Additional Rent payable upon demand.  Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any alterations, additions or improvements by or on behalf of Tenant to the Premises under this Section, which obligation shall survive the expiration or termination of this Lease.

(d)      In the course of any work being performed by Tenant (including, without limitation, the installation or removal of any Tenant’s Removable Property), Tenant agrees to use labor compatible with that being employed by Landlord for work in the Building or on the Property or other buildings owned by Landlord or its affiliates in the Complex (which term, for purposes hereof, shall include, without limitation, entities which control or are under common control with or are controlled by Landlord or, if Landlord is a partnership or limited liability company, by any partner or member of Landlord) and not to employ or permit the use of any labor or otherwise take any action which might result in a labor dispute or disharmony involving personnel providing services in the Building or on the Property pursuant to arrangements made by Landlord.

(e)      Landlord may, by written notice to Tenant at the time of the approval of any Special Improvement (as hereinafter defined), require Tenant, at Tenant’s expense, to remove any Special Improvement made to the Premises at the expiration or earlier termination of the Term, and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to the condition the space in question was in prior to the Special Improvement having been installed, ordinary wear and tear excepted.  If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Special Improvements to the Premises designated by Landlord for removal, and return the affected portion of the Premises to the condition the space in question was in prior to the Special Improvement having been installed, as reasonably determined by Landlord, then, without limiting Landlord’s other rights and remedies, at Landlord’s option, either (i) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 12, below, until such work shall be completed, or (ii) Landlord may do so and may charge the cost thereof to Tenant.   For purposes hereof, “Special Improvements” shall mean any Alterations made by Tenant or any party claiming by, through or under Tenant that (1) would reasonably be expected to adversely affect any structural or exterior element of the Building, any area or element outside of the Premises or any facility or base building mechanical system serving any area of the Building, or (2) involve or affect the exterior design, size, height or other exterior dimensions of the Building, or (3) are inconsistent with the Building standards for Comparable Buildings, or (4) will require material additional expense to demolish or restore the Premises to normal office/laboratory use on termination of this Lease or increase the Operating Expenses for the Building, and shall expressly include, without limitation, such Alterations as interconnecting/internal staircases, data centers in excess of 2,000 square feet of rentable floor area (either singly or collectively), and non-core restrooms (and any horizontal plumbing lines associated with such restrooms), provided, however, Landlord agrees that Tenant will not be required to remove any such plumbing lines located in plenum areas if the lines are drained and capped in compliance with applicable Laws.  Notwithstanding anything to the contrary contained herein, Tenant shall not be required to remove improvements or Alterations not designated as Special Improvements by Landlord.

5.4        Extra Hazardous Use.  Tenant covenants and agrees that Tenant will not knowingly do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance on the Premises or the Property above the standard rate applicable to Premises being occupied for the Permitted Use.  If the premium or rates payable with respect to any policy or policies of insurance carried by or on behalf of Landlord with respect to the Property increases as a result of any act or activity on or use of the Premises during the Term (whether or not done knowingly by Tenant) or payment by the insurer of any claim arising from any act or neglect of Tenant, its employees, agents, contractors or invitees, Tenant shall be given written notice and a five (5) Business Day opportunity to discontinue such use. In the event Tenant fails to discontinue such use, Tenant shall pay such increase, from time to time, within thirty (30) days after written demand therefor by Landlord, as Additional Rent.

5.5        Hazardous Materials.

(a)     Landlord acknowledges that it is not the intent of this Section 5.5 to prohibit Tenant from using the Premises for the Permitted Use.  Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored by Tenant according to all then applicable Environmental Laws.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials then known to Tenant to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises ("Hazardous Materials List").  Upon written request of Landlord, Tenant shall deliver to Landlord an updated Hazardous Materials List within thirty (30) days following Landlord’s request.  Upon written request of Landlord, Tenant shall deliver to Landlord true and correct copies of the permits, approvals, and storage and management plans relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by Tenant at the Premises.  At any time following Tenant's receipt of a written request from Landlord, Tenant shall promptly complete a "hazardous materials questionnaire" using the form then-provided by Landlord.  At least three (3) months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Tenant in order to surrender the Premises (including any Alterations permitted by Landlord to remain in the Premises, the Improvements and Laboratory Reusable Installations) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant’s use of Hazardous Materials and otherwise released for unrestricted use and occupancy consistent with Tenant’s obligations under Section 5.5(e) below (the "Surrender Plan").  Tenant’s Surrender Plan shall state that, (i) (1) the laboratory space in the Premises, including floors, walls, ceilings, counters, piping, supply lines, waste lines and plumbing in or exclusively serving the Premises and all exhaust or other ductwork in or exclusively serving the Premises, (2) any applicable systems shared by laboratory space, including without limitation exhaust or other ductwork, in the Premises; and (3) any exclusive exhaust and other ductwork in the Building used exclusively by or for the Premises, all will be de-commissioned to the extent required by, and in accordance with, applicable Laws and in accordance with best industry practice from the Premises up to the point of connection to the shared system; (ii) the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be released for unrestricted use and occupancy or disposed of in compliance with applicable Laws; and (iii) the Premises may be reoccupied for office or laboratory use, or demolished or renovated.  The final report shall also include reasonable detail concerning the clean-up measures that were taken, the clean-up locations, the tests run, and the analytic results.

(b)     Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by Tenant in or about the Premises or the Property and Tenant’s use of the Premises shall comply with all applicable Environmental Laws.  Without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion, Tenant shall not conduct any sampling or investigation of soil or groundwater on the Property to determine the presence of any constituents therein.

(c)     Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord and the Landlord Parties (as hereinafter defined) harmless from and against, any liabilities, losses claims, damages, interest, penalties, fines, reasonable attorneys’ fees, reasonable experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Tenant, any of Tenant’s agents, employees, contractors or invitees or any party claiming by, through or under Tenant (the “Tenant Parties”).  The provisions of this paragraph (c) shall survive the expiration or earlier termination of this Lease provided that, unless actively concealed by Tenant or any of the Tenant Parties, such claim for indemnification is made by or on behalf of Landlord not later than five (5) years following the later of (i) the expiration or earlier termination of this Lease, or (ii) the date Tenant and all of the Tenant Parties have fully vacated and surrendered possession of the Premises to Landlord in the surrender condition required under this Lease, including, without limitation, with the de-commissioning and other surrender obligations set forth in this Section 5.5.

(d)     Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication received by Tenant from any governmental authority concerning Hazardous Materials which relates to the Premises or the Property, and (ii) any Environmental Condition of which Tenant is aware.

(e)     Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Laboratory Reusable Installations permitted or required by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by Tenant or any of the Tenant Parties (collectively, “Tenant Laboratory Operations”) and released of all licenses, clearances or other authorization of any kind required to enter into and restore the Premises issued by any governmental authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials, broom clean, ordinary wear and tear, casualty loss and condemnation excepted.  Tenant’s Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of Tenant or any of the Tenant Parties with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the reasonable review and approval of Landlord’s environmental consultant within ten (10) Business Days after receipt.  In connection with the review and approval of the Surrender Plan, upon the written request of Landlord, and if required by Tenant, following the parties’ execution of a non‑disclosure agreement, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant Laboratory Operations as Landlord shall request in writing.  On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant Laboratory Operations.  If Landlord’s inspection of the Premises reasonably determines that Tenant did not perform its surrender obligations under this Section 5.5. in compliance with the terms hereof or in compliance with applicable Laws, then Tenant shall reimburse Landlord, within thirty (30) days of demand as Additional Rent, for the expense incurred by Landlord for Landlord’s environmental consultant to inspect and verify the satisfactory completion of Tenant’s Surrender Plan.  Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

(f)     If Landlord has a reasonable basis to believe that Tenant or any of the Tenant Parties is in violation of any of the terms or conditions of this Section 5.5, Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises, the Building or the Property has occurred as a result of Tenant's use.  In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Building to determine if contamination has occurred as a result of Tenant's use of the Premises.  In connection with such testing, upon the written request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any party claiming by, through or under Tenant.  If contamination has occurred for which Tenant is liable under this Section 5.4, Tenant shall pay all costs to conduct such tests.  If no such contamination is found, Landlord shall pay the costs of such tests.  Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate in accordance with all Environmental Laws any contamination identified by such testing as having occurred as a result of the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Tenant or any of the Tenant Parties.  Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(g)     In no event may Tenant install any underground or other storage tanks to be installed in or under the Building or at the Property without Landlord’s prior written consent, which consent may be withheld in Landlord's sole and absolute discretion.

(h)     Tenant's obligations under this Section 5.5 shall survive the expiration or earlier termination of the Lease, subject to the terms of Section 5.5(c) above.  Without limitation of Landlord’s other remedies under this Lease, during any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises or the Property by Tenant or any of the Tenant Parties (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan) or to satisfy Tenant’s obligations under Section 5.5(e) above, Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not available to be relet by Landlord as a result of Hazardous Materials not so removed, which Rent shall be prorated daily.

(i)     Landlord hereby represents to Tenant that, to the actual knowledge of James Halliday, as of the date of this Lease and except as disclosed in (1) that certain Phase I Environmental Site Assessment report for 80 Guest Street dated April 8, 2016 prepared by Sanborn Head & Associates, Inc., and (2) that certain Indoor Air Assessment Report dated July 21, 2017 prepared by Sanborn Head & Associates, Inc., there are no Hazardous Materials present on, in or under the Building or the Property that require investigation or remediation under applicable Environmental Laws.  Tenant acknowledges that Tenant accepts and will not dispute the contents of the foregoing Indoor Air Assessment Report.  Landlord shall comply or cause compliance with all Environmental Laws applicable to the Building and the Property and shall remediate any existing ground contamination or other Hazardous Materials required to be removed or remediated pursuant to applicable Environmental Laws, provided, however, the foregoing shall not include any Hazardous Materials introduced to the Property by Tenant or any of the Tenant Parties whether prior to or during the Term of this Lease.  During the Term, Landlord shall remove or abate, as required by applicable Environmental Laws and without inclusion in Operating Expenses, Hazardous Materials discovered in, on, or about the Premises, the Building or the Property, provided, however, the foregoing shall not include any Hazardous Materials introduced to the Property by Tenant or any of the Tenant Parties whether prior to or during the Term of this Lease.  Landlord hereby agrees to indemnify, defend and save harmless Tenant from and against any liabilities, losses claims, damages, interest, penalties, fines, reasonable attorneys’ fees, reasonable experts’ fees, court costs, remediation costs, and other expenses arising or resulting from (1) conditions existing at the Property prior to Tenant’s possession or occupancy of the Premises except to the extent caused by Tenant or any of the Tenant Parties whether prior to or during the Term of this Lease, or (2) the introduction of any Hazardous Materials at the Property by Landlord or Landlord’s contractors or agents; provided, however, that the foregoing indemnity shall not apply to the extent such liabilities, losses, claims or damages are caused by the breach of any of Tenant’s obligations under this Lease or the act, omission, negligence or willful misconduct of Tenant or anyone claiming by, through or under Tenant whether prior to or during the Term of this Lease.  The provisions of this paragraph (i) shall survive the expiration or earlier termination of this Lease provided that, unless actively concealed by Landlord or any of Landlord’s agents, employees or contractors, such claim for indemnification is made by or on behalf of Tenant not later than five (5) years following the expiration or earlier termination of this Lease.

(j)     Landlord will promptly investigate any Building indoor air quality issues identified and reported to Landlord in writing by Tenant.  If corrective action for such indoor air quality issues is required by applicable Laws and such corrective action is expressly Landlord’s obligation under this Lease, Landlord shall promptly perform such corrective action required by Law, subject to Force Majeure and provided, however, the foregoing shall not apply to any corrective action that is the result of any actions or omissions of Tenant or any of the Tenant Parties.

ARTICLE 6

ASSIGNMENT AND SUBLETTING

6.1        Prohibition.

(a)     Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting by Tenant or any person acting on behalf of Tenant, without, in each case, the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, subject to the terms and conditions of Section 6.2 below (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). Without limiting the foregoing, any agreement pursuant to which: (i) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or any portion of the Basic Rent or Additional Rent under this Lease; and/or (ii) a third party undertakes or is granted by or on behalf of Tenant the right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises, shall for all purposes hereof be deemed to be a Transfer of this Lease and subject to the provisions of this Article 6.  A Transfer under this Article 6 shall also include a sale or other transfer (by one or more transfers) of any of the following:  the voting stock, partnership interests, membership or other equity interests in Tenant (or any other mechanism such as the issuance of additional stock or the creation of additional partnership or membership interests) which results in a change of control of Tenant or a sale or other transfer (in one or more transfers) of fifty percent (50%) or more of the assets of Tenant, as if such transfer were an assignment of this Lease.  Notwithstanding the foregoing, if equity interests in Tenant at any time are or become traded on a national securities exchange (as defined in the Securities Exchange Act of 1934), the transfer of equity interests in Tenant on a national securities exchange shall not be deemed an assignment within the meaning of this Article; provided, however, that if Tenant is a corporation the outstanding stock of which is listed on a national securities exchange, then any private purchase or buyout of stock shall be deemed a Transfer under this Article 6.

(b)     Notwithstanding the foregoing, Landlord’s consent shall not be required under Section 6.1(a) and Section 6.3 and Section 6.4 shall not apply to either (1) transactions with an entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s assets are transferred, or (2) transactions with any entity which controls or is controlled by Tenant or is under common control with Tenant; provided and only on condition that in any such event:

(i)       the successor to Tenant has a net worth, computed in accordance with GAAP consistently applied, at least equal to the Tangible Net Worth of Tenant immediately prior to such merger, consolidation or transfer,

(ii)      proof reasonably satisfactory to Landlord of the Tangible Net Worth of both the transferee and Tenant shall have been delivered to Landlord at least ten (10) Business Days prior to the effective date of any such transaction,

(iii)     the transfer is for a valid business purpose of Tenant and is not a subterfuge for the provisions of this Article 6, and

(iv)     the transferee agrees directly with Landlord, by written instrument in form satisfactory to Landlord in its reasonable discretion, to be bound by all the obligations of Tenant hereunder, including, without limitation, the covenant against further assignment and subletting.

Landlord, in its reasonable discretion, may waive any or all of the above conditions.

6.2        Landlord’s Consent.

(a)     If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred, (iii) all of the terms of the proposed Transfer and the consideration therefor, including the name and address of the proposed Transferee, and an executed copy of all documentation effectuating the proposed Transfer, including all operative documents to evidence such Transfer and all agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and business credit of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Premises.

(b)     In the event Landlord does not exercise its options pursuant to Section 6.4 below to recapture the Premises or terminate this Lease in whole or in part, Landlord’s consent to a proposed Transfer shall not be unreasonably withheld, conditioned or delayed, provided and upon condition that:

(i)     There shall not be an Event of Default that remains uncured;

(ii)     In Landlord’s reasonable judgment the proposed Transferee is engaged in a business which is in keeping with the then standards of the Building and Property and the proposed use is limited to the Permitted Use, including being classified by the UBC (as hereinafter defined) as a “B” occupancy area for the use and storage of Hazardous Materials;

(iii)    The proposed Transferee is a reputable entity and has sufficient financial worth and stability in light of the responsibilities to be undertaken, based on evidence provided by Tenant (and others) to Landlord, as determined by Landlord in its reasonable discretion;

(iv)    Neither (A) the proposed Transferee nor (B) any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is then a tenant of any part of the Property and Landlord has or will have within the necessary time period comparable space available for lease in the Building;

(v)     The proposed Transferee is not a person or entity with whom Landlord has exchanged a letter of intent to lease space at the Property in the prior six (6) months and Landlord has or will have within the necessary time period comparable space available for lease in the Building;

(vi)     The proposed Transferee or any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee is not a direct or indirect competitor of New Balance Athletics, Inc. or any successor thereto in the business of selling athletic footwear, activewear apparel or sporting equipment (a “Landlord Competitor”)

(vii)     The proposed Transfer shall be in form reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 6;

(viii)    Tenant shall not have advertised or publicized in any way the availability of the Premises at a sublet rental rate that is less than eighty five percent (85%) of the fair market rental rate for the space being sublet in as‑is condition;

(ix)      With respect to a proposed sublease, the proposed sublease involves, in Landlord’s reasonable judgment, a portion of the Premises which is independently leasable space;

(x)       With respect to and after taking into account proposed sublease(s), there will not be more than three (3) different entities (including Tenant) occupying the Premises;

(xi)      The character of the business to be conducted or the proposed use of the Premises by the proposed Transferee or the identity of the proposed Transferee will not create or increase the likelihood of any labor disputes, disharmony, strikes or any other form of protests occurring at the Property;

(xii)      The proposed Transfer shall not have (or potentially have) any adverse effect on any real estate investment trust qualification requirements of Landlord or any of its affiliates or otherwise cause Landlord or any of its affiliates to be in violation of any Laws to which Landlord or such affiliate is subject, including, without limitation, the Employment Retirement Security Act of 1974;

(xiii)     If required in the mortgage documents or ground lease, the holder of any Superior Mortgage and/or Superior Lease, as applicable, consents to such Transfer; and

(xiv)     Neither the identity nor business of the proposed Transferee would cause Landlord to be in violation of any covenant or restriction contained in another lease at the Property (Landlord agreeing to advise Tenant of any exclusives affecting the Building within a reasonable time following a written request from Tenant).

(c)     As a condition to an assignment or subletting, whether Landlord’s consent is required or not, Landlord may require a Hazardous Materials List, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises, prior to the proposed assignment or subletting, including, without limitation:  permits; approvals; reports and correspondence; and storage and management plans.

6.3        Acceptance of Rent.  If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anyone other than Tenant, whether or not in violation of the terms and conditions of the Lease, Landlord may, at any time and from time to time, collect rent and other charges from the Transferee, and apply the net amount collected to the rent and other charges herein reserved, but no such Transfer, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the Transferee as a tenant or a release of Tenant from the further performance of covenants on the part of Tenant to be performed hereunder. Any consent by Landlord to a particular Transfer or other act for which Landlord’s consent is required under paragraph (a) of Section 6.1 shall not in any way diminish the prohibition stated in paragraph (a) of Section 6.1 as to any further such Transfer or other act or the continuing liability of Compass Therapeutics, Inc. (the “Original Tenant”). No Transfer hereunder shall relieve Tenant from its obligations hereunder, and Tenant shall remain fully and primarily liable therefor.  Landlord may revoke any consent by Landlord to a particular Transfer if the Transfer does not provide that the Transferee agrees to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed.

6.4        Excess Payments.  If Tenant assigns this Lease or sublets the Premises or any portion thereof, Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the amount, if any, by which (a) any and all compensation received by Tenant as a result of such Transfer, net only of reasonable expenses actually incurred by Tenant in connection with such Transfer for brokerage commissions, reasonable attorneys’ fees, improvement expenses and allowances (prorated over the term of the Transfer), exceeds (b) in the case of an assignment, the Basic Rent and Additional Rent under this Lease, and in the case of a subletting, the portion of the Basic Rent and Additional Rent allocable to the portion of the Premises subject to such subletting.  Such payments shall be made on the date the corresponding payments under this Lease are due.  Notwithstanding the foregoing, the provisions of this Section shall impose no obligation on Landlord to consent to an assignment of this Lease or a subletting of all or a portion of the Premises.

6.5        Landlord’s Recapture Right.  Notwithstanding anything herein to the contrary, in addition to withholding or granting consent with respect to any proposed Transfer, in the event the Transfer request relates to fifty percent (50%) or more of the Premises for substantially the remaining Term of this Lease, Landlord shall have the right, to be exercised in writing within thirty (30) days after receipt of a Transfer Notice, to terminate this Lease (in the event of a proposed assignment) or recapture that portion of the Premises to be subleased (in the event of a proposed sublease).  In the case of a proposed assignment, this Lease shall terminate as of the date (the “Recapture Date”) which is the later of (a) sixty (60) days after receipt of Landlord’s written notice of such election, and (b) the proposed effective date of such Transfer, as if such date were the last day of the Term of this Lease.  In either event, if requested by Tenant, Landlord shall provide not less than ninety (90) days from the Recapture Date to allow Tenant to vacate and surrender the Premises, including to comply with the requirements of Section 5.5.  If Landlord exercises the rights under this Section 6.5 in connection with a proposed sublease, this Lease shall be deemed amended to eliminate the proposed sublease premises from the Premises as of the Recapture Date, and thereafter all Basic Rent and Expense Charges shall be appropriately prorated to reflect the reduction of the Premises as of the Recapture Date.  If Landlord recaptures Tenant’s sublease space which is less than all of the Premises, as a condition to Landlord’s recapture, Landlord shall agree, at its cost, to separately demise the recapture space from the balance of the Premises and otherwise adjust all mechanical systems and utilities to provide the same level of service to the retained Premises as had existed prior to Landlord exercising its recapture right.  In the event that Landlord exercises its recapture right herein, Tenant shall be relieved and discharged from any further obligations under the Lease with respect to that portion of the Premises recaptured by Landlord but not any obligations accruing prior to such recapture date or such later date as Tenant fully vacates and surrenders the recapture space to Landlord in accordance with the terms and conditions of this Lease, including, without limitation, Section 5.5 of this Lease.

6.6        Further Requirements.  Tenant shall reimburse Landlord, as Additional Rent, payable within thirty (30) days after presentation of an invoice, for any out‑of‑pocket costs (including reasonable attorneys’ fees and expenses), which in the aggregate shall not exceed $3,000, incurred by Landlord in connection with any actual or proposed assignment or sublease or other act described in paragraph (a) of Section 6.1, whether or not consummated, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant.  Any sublease to which Landlord gives its consent shall not be valid unless and until Tenant and the sublessee execute a consent agreement in form and substance reasonably satisfactory to Landlord and a fully executed counterpart of such sublease has been delivered to Landlord.  Any sublease shall provide that: (a) term of the sublease ends no later than one day before the last day of the Term of this Lease; (b) such sublease is subject and subordinate to this Lease; (c) upon an Event of Default by Tenant under the Lease that shall have occurred and be continuing, Landlord may enforce the provisions of the sublease, including collection of rents; and (d) in the event of termination of this Lease or reentry or repossession of the Premises by Landlord, Landlord may, at its sole discretion and option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord, but nevertheless Landlord shall not (x) be liable for any previous act or omission of Tenant under such sublease; (y) be subject to any defense or offset previously accrued in favor of the subtenant against Tenant; or (z) be bound by any previous modification of such sublease made without Landlord’s written consent or by any previous prepayment of more than one month’s rent.

ARTICLE 7

RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES; SERVICES TO BE FURNISHED BY LANDLORD

7.1        Landlord Repairs.

(a)     Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair the Base Building and Base Building Systems, and Laboratory Systems up to the point of connection with the Premises (but specifically excluding any supplemental heating, ventilation or air conditioning equipment or systems exclusively serving the Premises installed at Tenant’s request or as a result of Tenant’s requirements in excess of Building standard design criteria), all insofar as they affect the Premises, except that Landlord shall in no event be responsible to Tenant for the repair of glass in the Premises, the doors (or related glass and finish work) leading to the Premises, or any condition in the Premises or the Building caused by any act or neglect of Tenant, its invitees or contractors.  Landlord shall also keep and maintain the Parking Garage and all Common Facilities in a good and clean order, condition and repair, free of snow and accumulation of dirt and rubbish and with reasonable treatment of ice on driveways and pedestrian walkways, and shall keep and maintain all landscaped areas on the Property in a neat and orderly condition.  Landlord shall be responsible for the Laboratory Systems only to the portion of the valve or cap for such system on each floor that connects to and exclusively services the Premises; Tenant hereby agreeing that any such portion of such system that extends from the point of such valve or cap connection on each floor to and in the Premises shall not be considered a Laboratory System  Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly provided in this Section 7.1, unless expressly provided otherwise in this Lease.  Landlord shall be responsible for the repair and maintenance of any base Building HVAC (as hereinafter defined), subject to such expense being properly includable as an Operating Expense; provided, however, the costs otherwise covered under HVAC warranty or insurance shall not be included as an Operating Expense.

(b)     Landlord shall not be liable for any failure to make repairs in the Premises which Landlord has undertaken to make under the provisions of this Section 7.1 or elsewhere in this Lease, unless Tenant has given notice to Landlord of the need to make such repairs (unless Landlord otherwise is known to have actual knowledge of the need for such repairs), and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.

(c)     Except with respect to Tenant’s obligations under Section 7.2(b) of this Lease to comply with applicable Laws, Landlord shall, as part of Operating Expenses to the extent permitted pursuant to Article 9 and Exhibit F of this Lease, maintain the Common Facilities of the Property, the Parking Garage, the Structural Elements of the Building, the Base Building Systems and the Laboratory Systems serving the Premises and the Building in general in compliance with applicable Laws.  Landlord agrees to operate the Building as in the same manner as other Comparable Buildings.

7.2        Tenant Repairs; Compliance with Laws.

(a)     Tenant shall keep and maintain the Premises and the Improvements, Laboratory Reusable Installations, fixtures and appurtenances therein or thereon (including, without limitation, electrical and mechanical or laboratory systems not considered part of the Base Building Systems or Laboratory Systems or any portion of such systems that have been installed for the exclusive use and benefit of Tenant such as additional HVAC equipment, hot water heaters, electronic, data, phone, and other telecommunications cabling and related equipment, and security or telephone systems for the Premises), neat and clean and in good order, condition and repair, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, Improvements, Laboratory Reusable Installations and fixtures and appurtenances therein, and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and Tenant shall surrender the Premises, at the end of the Term, in such condition.  For the avoidance of doubt, Tenant shall be responsible for the Laboratory Systems which serve the Premises from the point of valve or cap connection on each floor to the Premises.  Tenant shall be responsible for all Tenant specific equipment.  Subject to Section 10.5 regarding waiver of subrogation, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant, or its employees, contractors or invitees (including any damage by fire or other casualty arising therefrom).  Tenant shall be responsible for the installation of any fire suppression or fire rating system that is required for Tenant’s use, other than the Base Building fire protection system installed as part of the Base Building Systems.

(b)     Tenant shall comply with all Laws from time to time in effect and all directions, rules and regulations of governmental agencies having jurisdiction, and the standards recommended by the local Board of Fire Underwriters applicable to the Premises and Tenant’s use and occupancy thereof and its business and operations therein, and shall, at Tenant’s expense, obtain all permits, licenses and the like required thereby. Notwithstanding the foregoing, Tenant shall not be obligated to make structural repairs or alterations to the Premises in order to comply with any Laws unless the need for such repairs or alterations arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinguished from mere general office use, (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein, (iii) any cause or condition created by or at the instance of Tenant, including, without limitation, the performance of Tenant Work and/or any other Alterations made by Tenant, or (iv) a breach by Tenant of any provisions of this Lease.  Any of the foregoing conditions caused by any employee, agent, contractor, or subtenant of Tenant or any other party claiming by, through, or under Tenant shall be attributable to Tenant for purposes of this Lease.  Tenant shall also be responsible for the cost of compliance with all present and future Laws in respect of the Building to the extent arising from any of the causes set forth in clauses (i) through (iv) above of this Section 7.2(b), in which event Tenant shall be responsible to perform, at Tenant's sole cost and expense, such repairs or alterations, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen.

(c)     If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same promptly, and if Tenant refuses or neglects to commence and complete such repairs within the applicable time period therefor set forth in Section 14(a)(ii) of this Lease (except in the case of emergency, including without limitation, notice of an unsafe condition in the Premises, in which event Landlord may make such repairs immediately and without notice), Landlord may (but shall not be required to do so) make or cause such repairs to be made and the provisions of Section 14.4 shall be applicable to the costs thereof.

7.3        Floor Load ‑ Heavy Machinery.

(a)     Tenant shall not place a load upon any floor in the Premises exceeding the limit such floor was designed to support or such lower amount as may be proscribed by applicable Law.  Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent vibration, noise and annoyance.  If reasonably necessary for the proper conduct of Tenant’s business, Tenant requires heavy machines or equipment that will require structural reinforcement of the floor in the Premises, Landlord agrees not to unreasonably withhold or delay approval of such structural reinforcement provided and on the express conditions that (1) Landlord’s structural engineer for the Building determines and issues a written report to Landlord, which determination and report shall be paid for by Tenant, that Tenant’s proposed reinforcement is structurally feasible and will not adversely affect other tenants in the Building or Building operations, (2) the heavy machines or equipment will not result in the emanation of unreasonable noise, odors or vibrations from the Premises not typical or customary for general office use, and (3) such structural reinforcement will expressly constitute, without the need for further notice from Landlord at the time of plan approval or otherwise, a Special Improvement that Tenant must remove pursuant to Section 5.3(e) of this Lease unless Landlord otherwise notifies Tenant in writing not less than sixty (60) days prior to the expiration of the Term of this Lease.  Tenant shall not move any safe, heavy machinery, heavy equipment, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent may include a requirement to provide insurance, naming Landlord as an additional insured, in such amounts as Landlord may deem reasonable.

(b)      If any such safe, machinery, equipment, bulky matter or fixtures requires special handling such as hoisting or lowering items from outside the Building into or out of the Premises, Tenant agrees to employ only persons holding a Master Rigger’s license to do such work, and that all work in connection therewith shall comply with applicable Laws.  Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

7.4        Utility Services.

(a)     Tenant shall be responsible to pay for all telephone, internet service, cable television, other telecommunications services supplied to the Premises, together with any fees, surcharges and taxes thereon.  Electricity supplied to the Premises shall be separately metered. The chilled water for the Laboratory Systems serving the Premises is separately submetered or check metered and the air handling units for the Premises are connected to Tenant’s separate electrical meter for the Premises.  Tenant shall be entitled to use up to fourteen (14) watts per usable square foot of the Laboratory Portion of the Premises and up to six (6) watts per usable square foot of the Office Portion of the Premises of electrical power.

(b)     Tenant shall be responsible for procuring and paying for separately metered utilities directly to the provider of the utilities.  If any utility supplied to the Premises is not separately metered or submetered to Tenant, Tenant shall pay either Tenant’s pro rata share, as the case may be, of all charges of such utility jointly metered with other premises, or, with respect to utilities supplied to the Laboratory Systems serving the Premises, but only if Tenant has tied into such Laboratory System for use by Tenant for its operations in the Premises, or Tenant’s Occupied Laboratory Share (as hereinafter defined in Section 9.1), as reasonably determined by Landlord, as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the reasonable cost of purchasing and installing such metering equipment, which cost shall be paid by Tenant as Additional Rent.  Landlord may base its bills for utilities on reasonable estimates; provided that Landlord adjusts such billings to reflect the actual cost of the utilities to the Premises no less than quarterly.

(c)     The following check meters have been installed in the Premises: (i) the standard flow meter on each floor at the capped connection for non-potable cold water, (ii) the standard flow meter on the supply line and deductive meter on the return line at each floor, located at the capped connection, for non-potable hot water supply and return, (iii) the standard flow meter at each floor, located at the capped connection, for tempered water, (iv) polypropylene purified water meter on the supply line and deductive meter on the return line at each floor, located at the capped connection, for the RO/DI system, (v) mass flow meter at each floor, located at the capped connection, for compressed air, (vi) mass flow meter at each floor, located at the capped connection, for the vacuum system, (vii) chilled water meters on the capped chilled water connections on each floor to meter supplemental chilled water usage, (viii) hot water meters on the capped hot water connections on each floor to meter hot water usage, and (ix) condenser water meters on the capped condenser water connection on each floor to meter condenser water usage (collectively, the “Tenant Installed Checkmeters”).  Tenant shall be responsible for the ongoing repair and maintenance of any Tenant Installed Checkmeters.  Tenant shall also be responsible, as part of Tenant Work, for providing bus tap, meter and meter socket at each floor for direct utility metering and an electronic check meter for tenant equipment, if any, connected to the Generator. In the event Tenant requires natural gas within the Premises, Tenant shall be required to request gas service installation from the utility provider and would be billed directly with a separate meter.

(d)     In the event any governmental entity promulgates or revises any Law, or issues mandatory controls relating to the use or conservation of energy, water, gas, light or electricity, or the provision of any other utility or service furnished by Landlord in the Building, Landlord may take any appropriate action that is applied consistently to all tenants in the Building with comparable uses (i.e., office or laboratory use) to comply with such provision of Law or mandatory controls, including the making of alterations to the Building, subject, however, to the terms and conditions of this Lease, provided that where such action would materially affect Tenant’s use of energy, water, gas, light or electricity, or any other utility or service furnished by Landlord, then Landlord shall give Tenant sufficient advance notice of such action.  Tenant agrees to provide, within ten (10) Business Days of written request by Landlord, such information and documentation as may be needed for compliance with any energy reporting or sustainability requirements as may be adopted from time to time by the City of Boston or any other governmental authority with jurisdiction over the Building, which information shall include, without limitation, usage at or by the Premises of electricity, natural gas, steam, hot or chilled water or other energy.  Neither Landlord’s actions nor its failure to act shall entitle Tenant to any damages, abate or suspend Tenant’s obligation to pay Basic Rent and Additional Rent or constitute or be construed as a constructive or other eviction of Tenant except as otherwise specifically set forth herein.  The parties hereto shall comply with all mandatory energy conservation controls and requirements applicable to the Building that are imposed or instituted by the federal, state, county or municipal governments and are of general applicability to the occupants of the Building, including, without limitation, controls on the permitted range of temperature settings in office/retail buildings, and requirements necessitating curtailment of the volume of energy consumption or the hours of operation of the Building.  Any terms or conditions of this Lease that conflict or interfere with compliance with such controls or requirements shall be suspended for the duration of such controls or requirements.  Compliance with such controls or requirements shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement of any Rent payable hereunder.

7.5        Other Services.

Landlord shall also provide:

(a)     For the Office Portion of the Premises, Landlord shall provide Base Building heating, ventilation and air-conditioning (“HVAC”) for heating and cooling as normal seasonal changes may require to provide code required ventilation for occupants of the Office Portion of the Premises under normal business operation for general office use during Building Service Hours as defined below and substantially in accordance with the HVAC Specifications for the Office Portion of the Building attached hereto as Exhibit J.  The HVAC system for the Building was designed to comply with the current ASHRAE Standard 55 (Comfort Range) and the current ASHRAE Standard 62 (Outdoor Air).  Landlord agrees to carry a separate maintenance contract on the HVAC units and/or systems, which maintenance contract cost shall be included as part of Operating Expenses.  If Tenant shall require air conditioning, heating or ventilation outside the hours and days above specified for the Office Portion of the Premises, Landlord shall, upon receipt of a written request from Tenant, furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect for the Building upon demand as Additional Rent, but such overtime charge shall not be duplicative of any actual utility or other costs included in Building Operating Expenses.  Provided Tenant’s request for overtime HVAC service is received during Building Service Hours, and provided that the utility rates for the Building have not increased between the Effective Date of the Lease through the expiration of the first Lease Year, then the overtime rate charged to Tenant for overtime HVAC service during the first Lease Year will be within the range of $45.00 to $93.00 per hour and such charge will exclude Landlord’s staff labor occurring during Building Service Hours to administer Tenant’s request. The utility cost component of any future increases in the overtime HVAC rate will not include any mark-up by Landlord.   “Building Service Hours” are 8:00 A.M. to 6:00 P.M. on Business Days and, upon request, 8:00 A.M. to 1:00 P.M. on Saturdays, in all events, excluding the holidays set forth in Section 1.1 of this Lease.

(b)     For the Laboratory Portion of the Premises, Landlord shall provide Base Building HVAC for heating and cooling as normal seasonal changes may require to provide code required ventilation for occupants of the Laboratory Portion of the Premises under normal business operation for general laboratory use and substantially in accordance with the HVAC Specifications attached hereto as Exhibit J for the Laboratory Portion of the Building.   Air will be supplied to the Office Portion of the Premises at 1 cfm per useable square foot of the Office Portion of the Premises and air will be supplied to the Laboratory Portion for the Premises at 1.5 cfm per useable square foot of the Laboratory Portion of the Premises.

(c)     In the event Tenant introduces into the Premises personnel or equipment which exceeds or overloads the design specifications of the applicable Base Building HVAC system, including, without limitation, Tenant’s design or layout of or occupancy level in the Premises in a manner which inhibits the HVAC system’s ability to perform in accordance with the applicable HVAC specifications attached as exhibits to this Lease, Tenant may be required to install supplementary systems at Tenant’s sole cost and expense in order to provide comfortable space temperature and ventilation in the applicable portion of the Premises, and Landlord shall not be deemed to be in default of Landlord’s obligation under this Section 7.5 to provide HVAC service to the Premises in accordance with Exhibit J, as applicable to the portion of the Premises at issue (i.e. the Office Portion or Laboratory Portion, as applicable), to the extent resulting from such interference or overloading by Tenant.  Notwithstanding the above, Tenant may have temporary and occasional events such as in‑house seminars, company events and gatherings that may cause a temporary exceedance of the design specifications of the applicable Base Building HVAC system which will not require Tenant to install supplemental HVAC but Landlord will not be held to the HVAC specifications set forth on Exhibit J in those areas where events are being held in excess of such design specifications.

(d)     Tenant, at its expense, may install its own heating, ventilation and air conditioning units (“Tenant’s HVAC Units”) in and serving the Premises, which Tenant’s HVAC Units must be located within the bounds of the Premises.  The Tenant’s HVAC Units shall be compatible with the Building’s mechanical system and shall be operated and maintained by Tenant at its expense.  Tenant shall furnish and operate and maintain, at its expense, the pumps required to draw and return the condenser water required for Tenant’s HVAC Units.

(e)     Landlord shall provide condenser water of ten (10) tons to the Premises and Tenant shall pay Landlord’s then standard condenser water charge for the Building for its use of such condenser water.  Current charge is $303.00 per annum per ton of condenser water allocated to the Premises subject to increase from time to time during the Term based on Landlord’s increased costs to supply such condenser water.  Tenant shall be responsible for pumping/circulating the supplied condenser water throughout the Premises.  Tenant may, at its expense, connect the machinery and equipment of Tenant’s HVAC Units to the Building air supply and return systems, condenser water supply and return and steam supply and condensate return lines at such locations, by such means and routing and otherwise in such manner as Landlord shall designate or approve.

(f)     Landlord shall provide fresh air units on each floor within the Laboratory Portion for the supply of air to the Premises.  Tenant shall be responsible for Tenant’s pro rata share based on square footage of the Premises, as the case may be, of all charges of Landlord for operating, repairing and maintaining fresh air units with other premises on the floor.

(g)     Water (at temperatures supplied by the city in which the Property is located) for drinking, lavatory and toilet purposes (“Potable Water”) for the Premises and non-potable hot water for Tenant’s laboratory use (“Non Potable Water”).  Such water shall be made available from the main connection point for such service on the floor on which the Premises is located and the distribution of water (both Potable Water and Non-Potable Water) within the Premises shall be performed by Tenant.  If Tenant uses water for any purpose other than for ordinary lavatory and drinking purposes, Landlord may assess a reasonable charge for the additional water so used, or upon advance written notice to Tenant install a water meter and thereby measure Tenant’s water consumption for all purposes.  In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof as Additional Rent upon demand and shall keep such meter and installation equipment in good working order and repair.  Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in the event Tenant fails timely to make any such payment, Landlord may pay such charges and collect the same from Tenant upon demand as Additional Rent.  Notwithstanding anything to the contrary contained in this Section, Tenant shall be responsible for Tenant’s Laboratory Share of the costs associated with the Non Potable Water.

(h)     Cleaning and janitorial services to the Common Areas.  Tenant shall be responsible for all cleaning and janitorial services to the Premises, including rubbish removal, consistent with such services performed by laboratory tenants of Comparable Buildings.  Subject to the labor harmony requirements in this Lease and Landlord’s reasonable approval, Tenant may utilize any qualified cleaning and janitorial contractors to provide these cleaning services to the Premises.  Landlord shall provide a dumpster or compactor at the Loading Dock for Tenant’s disposal of non-hazardous, non-controlled substances.  The cost of the dumpster or compactor and any maintenance of same shall be included as a Building Operating Expense.

(i)     Access to the Premises and the Garage 24 hours per day, 7 days per week, and 365 days per year, subject to security and safety precautions from time to time in effect, if any, and subject always to restrictions based on emergency conditions.

(j)     Passenger elevator service in common with Landlord and other tenants in the Building.  Tenant shall have access, on a non‑exclusive, first‑come, first‑serve basis, to freight elevators serving the Building and to the Loading Dock, at no additional charge during the Lease Term (other than inclusion in Building Operating Expenses).

(k)     Landlord may from time to time, as part of Operating Expenses, provide one or more attendants in or about the common areas of the Building. Tenant expressly acknowledges and agrees that, if provided: (i) such attendants shall not serve as police officers, and will be unarmed, and will not be trained in situations involving potentially physical confrontation; and (ii) such attendants will be solely an amenity to tenants of the Building for purposes such as assisting visitors and invitees of tenants and others in the Building, monitoring fire control and alarm equipment, and summoning emergency services to the Building as and when needed, and not for the purpose of securing any individual tenant premises or guaranteeing the physical safety of Tenant’s Premises or of Tenant’s employees, agents, contractors or invitees.  If and to the extent that Tenant desires to provide security for the Premises or for such persons or their property, Tenant shall be responsible for so doing, after having first consulted with Landlord and after obtaining Landlord’s consent, which shall not be unreasonably withheld. Landlord expressly disclaims any and all responsibility and/or liability for the physical safety of Tenant’s property, and for that of Tenant’s employees, agents, contractors and invitees, and, without in any way limiting the operation of Article 10 hereof, Tenant, for itself and its agents, contractors, invitees and employees, hereby expressly waives any claim, action, cause of action or other right which may accrue or arise as a result of any damage or injury to the person or property of Tenant or any such agent, invitee, contractor or employee except, with respect to personal injury only, if and to the extent caused by Landlord’s negligence or willful misconduct. Tenant agrees that, as between Landlord and Tenant, it is Tenant’s responsibility to advise its employees, agents, contractors and invitees as to necessary and appropriate safety precautions.  At Tenant’s expense subject to compliance with applicable Laws, access into Tenant’s Premises from the freight and passenger elevators shall be badge‑access controlled under Tenant’s security system for the Premises and provided such security system is compatible with Landlord’s access control system for the Building.

(l)     The Building is serviced by a common laboratory waste sanitary sewer connection from the pH neutralization room on the third (3rd) floor of the Building to the municipal sewer line in the street adjacent to the Building.  Landlord has installed a separate ph neutralization tank (the “ph Neutralization Tank”) for common use by tenants and occupants of the Laboratory Portion of the Building. Tenant shall have a non-exclusive right to use Tenant’s Laboratory Share of the ph Neutralization Tank in accordance with applicable Laws in common with other tenants of the Laboratory Portion.  Tenant shall reimburse Landlord for all costs, charges and expenses incurred by Landlord from time to time in connection with or arising out of the operation, use, maintenance, repair or refurbishment of the ph Neutralization Tank, including all clean-up costs relating to the ph Neutralization Tank (collectively, “Tank Costs”); provided, however, that if the ph Neutralization Tank is being used by other tenant(s) or occupant(s) of the Laboratory Portion of the Building at any time during the Term, then Tenant shall only be obligated to pay its proportionate share of the Tank Costs, as determined by Landlord in accordance with, as reasonably determined by Landlord, either Tenant’s Laboratory Share or Tenant’s Occupied Laboratory Share, if applicable, of the Tank Costs.  Notwithstanding the foregoing, if the ph Neutralization Tank or the pH neutralization room is damaged or repairs to the ph Neutralization Tank or the pH neutralization room are required solely as a result of the improper use of either the ph Neutralization Tank or the pH neutralization room by Tenant, Tenant shall be responsible for one hundred percent (100%) of the cost of any repairs or replacement required as a result of such improper use by Tenant, regardless of whether the ph Neutralization Tank is then being used by other tenant(s) or occupant(s) of the Building.   Similarly, if the ph Neutralization Tank or the pH neutralization room is damaged or repairs to the ph Neutralization Tank or the pH neutralization room are required solely as a result of the improper use of either the ph Neutralization Tank or the pH neutralization room by another tenant in the Building, then that tenant shall be responsible for one hundred percent (100%) of the cost of any repairs or replacement required as a result of such improper use that other tenant, regardless of whether the ph Neutralization Tank is then being used by other tenant(s) or occupant(s) of the Building.

(m)     Landlord has installed a back-up generator at the Property (the “Generator”), with capacity for Tenant to connect its laboratory equipment load of up to four (4) watts per usable square foot of the Laboratory Portion of the Premises (the “Tenant’s Generator Capacity”).  Tenant shall be entitled to use up to Tenant’s Generator Capacity of power from the Generator (after deducting any power from the Generator required for the Common Facilities) on a non-exclusive basis with other tenants in the Building; provided, however, in no event shall Tenant’s equipment connected to the Generator exceed four (4) watts per usable square foot of the Laboratory Portion of the Premises and only laboratory equipment shall be connected to the Generator.  Tenant shall reimburse Landlord for its pro rata share of the Laboratory Portion of all costs, charges and expenses incurred by Landlord from time to time in connection with or arising out of the operation, use, maintenance or repair of the Generator, including, the costs for fuel, permitting, inspection and testing (collectively, “Generator Costs”); provided, however, that if the Generator is being used by other tenant(s) or occupant(s) of the Laboratory Portion of the Building at any time during the Term, then Tenant shall only be obligated to pay Tenant’s Occupied Laboratory Share of the Generator Costs.  Landlord expressly disclaims any warranties with regard to the Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose.  Landlord shall maintain the Generator in good working condition and exercise and test it on a set routine schedule as part of Generator Costs, but shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure continues beyond applicable notice and cure periods under this Lease after Tenant provides Landlord with written notice of the need for such repairs or maintenance.  The provisions of Section 7.5(g) of this Lease shall apply to the Generator.

(n)     As part of the Laboratory Systems, Tenant shall be allowed to utilize up to Tenant’s Laboratory Share of the chemical storage room (the “Chemical Storage Room”) for chemical storage within the specified zone in the basement level of the Building.  Landlord shall provide a separate lockable caged area (of a size determined based upon Tenant’s Laboratory Share of the total size of the Chemical Storage Room) within the Chemical Storage Room for Tenant’s exclusive use. Only Tenant will have access to the lockable caged area in the ordinary course of business, provided, however, Landlord shall have the right to access Tenant’s caged area in connection with its operation and maintenance of the Building.  Except in the event of an emergency, Landlord will provide Tenant with reasonable prior notice (which notice may be an email notice) before accessing Tenant’s lockable caged area and Landlord shall not provide access to Tenant’s lockable caged area to any third party other than Landlord’s employees, agents and contractors.  The Chemical Storage Room shall be designated by the Uniform Building Code (“UBC”) as a “B” occupancy area for the use and storage of Hazardous Materials.  If the use of Hazardous Materials by Tenant requires fire control areas or chemical storage areas in excess of Tenant’s Laboratory Share, then Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as a “B” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas or chemical storage areas of the Building is not greater than Tenant’s Laboratory Share.  Costs to repair and maintain the Chemical Storage Room (including cleaning and utility costs) will be included in Laboratory Operating Expenses, except that Tenant is responsible, at Tenant’s expense, to maintain Tenant’s lockable caged area.  Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials within the Chemical Storage Room, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures in the Premises and in the Chemical Storage Room.

(o)     Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Parties harmless from and against any and all claims, losses, cost, damages any liability or expense of whatever nature (“Claims”), including (i) diminution in value of the Property or any portion thereof, (ii) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Property, and (iii) sums paid in settlement of Claims that arise during or after the Term, solely as a result of Tenant’s improper use of any Laboratory Systems, the ph Neutralization Tank, the Chemical Storage Room or Generator.  This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any governmental authority caused by Tenant’s improper use of the Laboratory Systems, ph Neutralization Tank, the Chemical Storage Room or Generator.  The provisions of this paragraph (o) shall survive the expiration or earlier termination of this Lease, provided that, unless actively concealed by Tenant or any of the Tenant Parties, such claim for indemnification is made by or on behalf of Landlord not later than five (5) years following the later of (1) the expiration or earlier termination of this Lease, or (2) the date Tenant and all of the Tenant Parties have fully vacated and surrendered possession of the Premises to Landlord in the surrender condition required under this Lease, including, without limitation, with the de-commissioning and other surrender obligations set forth in this Section 5.5.

7.6        Interruption of Service

(a)     Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving access to the Building, or other portions of the Property, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements, which, in the judgment of Landlord reasonably exercised, are desirable or necessary, or when prevented from supplying such services or use due to any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant or by Force Majeure, including, but not limited to, strikes, lockouts, difficulty in obtaining materials, accidents, laws or orders, or inability, by exercise of reasonable diligence, to obtain electricity, water, gas, steam, coal, oil or other suitable fuel or power.  Except as otherwise set forth in Section 7.6(b) below, no diminution or abatement of rent or other compensation, nor any direct, indirect or consequential damages shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof.  The failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of Rent, except as provided herein, nor to render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

(b)     Notwithstanding the foregoing, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur, except if any of the same is due to any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant, or is an event which is covered by the provisions of Article 11 of this Lease (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption is within the reasonable control of Landlord to remedy (and Landlord is not impeded by reason of any Force Majeure), and (iii) as a result of such Service Interruption, the Premises becomes untenantable so that for the Eligibility Period (as hereinafter defined) Tenant is unable to and does not in fact conduct its business in the affected portion of the Premises during the entirety of the Eligibility Period by reason of such untenantability, then there shall be an abatement of one day’s Basic Rent and Additional Rent (but not any of the Monthly Improvement Costs Payments) for each day during which such Service Interruption continues after the Eligibility Period until such date that the Premises or the affected portion thereof shall be rendered tenantable (or such earlier date, if any, as Tenant shall reoccupy the Premises or the affected portion thereof for the conduct of its business); provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Basic Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises.  For the purposes hereof, the “Eligibility Period” shall be defined as five (5) consecutive Business Days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises.  For purposes hereof, the term “Essential Services” shall mean the following services in accordance with Landlord’s obligations under this Lease:  passenger elevator service, water and sewer/septic service, HVAC and electricity.  The remedies set forth in this Section 7.6(b) shall be Tenant’s sole remedy on account of a Service Interruption and this Section 7.6(b) shall not apply in the event of untenantability caused by fire or other casualty or taking (which shall be subject to the terms and conditions of Article 11 below).  A Service Interruption will not be deemed to have occurred if Tenant introduces into the Premises personnel or equipment which overloads the capacity of the Building systems or in any other way interferes with any building system’s ability to perform its proper functions, including, without limitation, Tenant’s design, layout or occupancy level of the Premises in a manner which inhibits the HVAC system’s ability to perform properly in the manner designed.

ARTICLE 8

REAL ESTATE TAXES

8.1        Payments on Account of Real Estate Taxes.

(a)     “Tax Year” shall mean a twelve‑month period commencing on July 1 and falling wholly or partially within the Term, and “Taxes” shall mean (i) all taxes, assessments (betterment, special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof or against any Basic Rent, Additional Rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Basic Rent, Additional Rent or other rent of any  kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iv) the Building’s pro rata share of the Taxes allocated to the Complex under the Declaration, and (v) reasonable expenses of any proceeding for abatement of any of the foregoing items included in Taxes, but only to the extent of such projected tax savings; but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than late charges and penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. There shall be excluded from Taxes all income, estate, succession, gift, franchise, inheritance and transfer taxes of Landlord (or any affiliate thereof); provided, however, that if at any time during the Term, the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, or other new or additional tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such tax or charge shall be included in the term “Taxes” for the purposes of this Article.  Landlord shall make a reasonable allocation as to the amount of the Taxes for the Complex that should be allocated to the Building and the Rink Building for the purposes of determining Tenant’s Pro Rata Share of the Building payments of Taxes under this Lease.

(b)     From and after the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, an amount equal to (i) such Taxes multiplied by (ii) Tenant’s Pro Rata Share of the Taxes, such amount to be apportioned for any portion of a Tax Year in which the Commencement Date falls or the Term expires.  If and to the extent the Building is part of a larger project or development and Taxes are not separately allocated by the taxing authority among the various buildings in such project or development, Landlord shall, in accordance with its good faith business judgment, allocate to the Building for each Tax Year or portion thereof during the Term an equitable portion of such Taxes.  Upon Tenant’s written request, Landlord shall provide Tenant with an explanation of the basis for its allocation of Taxes for the Complex.

(c)     Estimated payments by Tenant on account of Taxes shall be made on the first day of each and every calendar month during the Term of this Lease, in the manner herein provided for the payment of Basic Rent.  The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due with a sum equal to Tenant’s required payment, as reasonably estimated by Landlord from time to time, on account of Taxes for the then current Tax Year.  Promptly after receipt by Landlord of bills for such Taxes, Landlord shall advise Tenant of the amount thereof and the computation of Tenant’s payment on account thereof.  If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payment on account thereof for such Tax Year, Landlord shall credit to Tenant, within thirty (30) days after delivery of Landlord’s annual reconciliation statement, the amount of overpayment against subsequent obligations of Tenant on account of Taxes (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Tax Year are greater than estimated payments theretofore made on account thereof for such Tax Year, Tenant shall pay the difference to Landlord within thirty (30) days after being invoiced by Landlord, and the obligation to make such payment for any period within the Term shall survive expiration of the Term.

8.2        Abatement. Landlord shall be obligated to reasonably review and appeal assessments of Taxes for or allocated to the Building if advised to appeal the same by tax counsel.  If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year all or any portion of which falls within the Term, then out of any balance remaining thereof after deducting Landlord’s expenses in obtaining such refund, Landlord shall, provided there does not then exist an Event of Default, credit an amount equal to such refund or reimbursement or sum in lieu thereof (exclusive of any interest, and apportioned if such refund is for a Tax Year a portion of which falls outside the Term,) multiplied by Tenant’s Pro Rata Share of the Taxes against the monthly installments of Additional Rent next due under this Lease (or refund such amount to Tenant if the Term has ended and Tenant has no further obligations to Landlord).

ARTICLE 9

BUILDING OPERATING EXPENSES AND LABORATORY OPERATING EXPENSES

9.1        Definitions.  “Operating Year” shall mean each calendar year all or any part of which falls within the Term, “Building Operating Expenses” shall mean the aggregate costs and expenses incurred by Landlord with respect to the operation, administration, cleaning, insuring, repair, maintenance and management of the Building and the Building’s allocable share of costs with respect to the Common Facilities of the Complex, including, without limitation, the costs and expenses set forth in Exhibit F attached hereto as Building Operating Expenses (but excluding the Laboratory Operating Expenses), and “Laboratory Operating Expenses” shall mean the aggregate costs and expenses incurred by Landlord with respect to the operation, administration, cleaning, insuring, repair, maintenance and management of the Laboratory Portion of the Building and the Laboratory Systems, including, without limitation, the costs and expenses set forth in Exhibit F attached hereto as Laboratory Operating Expenses (but excluding the Building Operating Expenses).  If during any portion of the Operating Year for which Building Operating Expenses are being computed, less than ninety-five percent (95%) of the Building was occupied by tenants or Landlord was not supplying all tenants with the services being supplied under this Lease, actual Operating Expenses that vary based on occupancy of the Building incurred shall be extrapolated reasonably by Landlord on an item by item basis to the estimated Building Operating Expenses that would have been incurred if the Building were at least ninety-five percent (95%) occupied for such Operating Year and such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Building Operating Expenses for such Operating Year.  In the event that the Laboratory Portion is less than fully occupied, or any tenants or occupants have elected not to use and pay for use of any of the Laboratory Systems during any portion of the Term, Tenant acknowledges that during such time, rather than allocating such expenses based on Tenant’s Laboratory Share, Landlord may elect to allocate certain Laboratory Operating Expenses and charges to Tenant based on the ratio of the total rentable area of the Premises to the total rentable area of the Laboratory Portion leased to tenants that are using that Laboratory System (“Tenant’s Occupied Laboratory Share”), as reasonably determined by Landlord.  Landlord shall have the right to recalculate the Tenant’s Occupied Laboratory Share from time to time as occupancy of the Laboratory Portion changes.  Except as expressly provided herein, or approved by Landlord, Tenant shall only be entitled to use Tenant’s Laboratory Share of the Laboratory Systems, regardless of whether Tenant is paying Tenant’s Occupied Laboratory Share of the costs thereof.  If and to the extent the Property includes other buildings as part of a larger project or development, Landlord shall have the right to allocate to each building on the Property, including the Building, an equitable portion of the costs and expenses for the Common Facilities of the Property, in accordance with its good faith business judgment, and the allocable portion of such costs and expenses shall be included in Building Operating Expenses hereunder. Landlord shall have the right, from time to time, to equitably allocate some or all of the Building Operating Expenses for the Building among different portions or occupants of the Building (the “Cost Pools”), in Landlord’s reasonable discretion.  Such Cost Pools may include, but shall not be limited to, the office space tenants of the Building, the laboratory space tenants of the Building and the retail space tenants of the Building and Tenant’s Pro Rata Share of the applicable Operating Expenses for any costs included in a Cost Pool shall be calculated on the basis of the ratio of the rentable square footage of the Premises to the rentable square footage of the portions of the Building included in such Cost Pool.  If any space in the Building is converted from retail space to office space and/or laboratory space, as applicable, then the rentable area of the space in the Building converted from retail space to office space and/or laboratory space, as applicable, shall be added to the denominator used to calculate Tenant’s Pro Rata Share of the Building Operating Expenses for the remaining portion of that calendar year and subsequent calendar years.  Likewise if any space in the Building is converted from office space and/or laboratory space, as applicable, to retail space, then the rentable area of the space in the Building converted from office space and/or laboratory space, as applicable, to retail space shall be deducted from the denominator used to calculate Tenant’s Pro Rata Share of the Office Portion of the Building for the remainder of such calendar year and subsequent calendar years.

9.2        Tenant’s Payment of Operating Expenses.

(a)     From and after the Commencement Date, Tenant shall pay to Landlord, as Additional Rent:

(i)     an amount equal to (y) the Building Operating Expenses multiplied by (z) Tenant’s Pro Rata Share of the Office Portion of the Building, such amount to be apportioned for any portion of an Operating Year in which the Commencement Date falls or the Term of this Lease ends; and

(ii)     an amount equal to (y) the Laboratory Operating Expenses multiplied by (z) Tenant’s Laboratory Share (or, if applicable per Section 9.1, Tenant’s Occupied Laboratory Share), such amount to be apportioned for any portion of an Operating Year in which the Commencement Date falls or the Term of this Lease ends.

(b)     Notwithstanding anything herein to the contrary, Landlord agrees to a cumulative cap of four percent (4%) per year on the increase in Tenant’s Pro Rata Share of Controllable Operating Expenses for each calendar year during the Term.  For purposes hereof, “Controllable Operating Expenses” shall mean all Operating Expenses except insurance premiums and commercially reasonable deductibles, utilities, snow and ice removal expenses, compliance with future Laws (or changes in Law) and other regulatory expenses, re-certification fees under LEED and any other costs to comply with the “Green” mandates required by Tenant under this Lease (including Landlord’s costs, if any, for purchasing green power), labor rates for union services provided under this Lease and costs incurred as the result of Force Majeure.  Landlord agrees to exercise reasonable efforts to competitively bid the contract for snow and ice removal at least every three (3) years.

(c)     Estimated payments by Tenant on account of Building Operating Expenses and Laboratory Operating Expenses shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent.  The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant’s required payment, as reasonably estimated by Landlord from time to time during each Operating Year, on account of Building Operating Expenses and Laboratory Operating Expenses for such Operating Year.  Within one hundred eighty (180) days after the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Building Operating Expenses and Laboratory Operating Expenses for such Operating Year, and Landlord shall certify to the accuracy thereof.  If estimated payments theretofore made for such Operating Year by Tenant exceed Tenant’s required payment on account thereof for such Operating Year according to such statement, Landlord shall credit within thirty (30) days after Landlord’s annual reconciliation statement the amount of overpayment against subsequent obligations of Tenant with respect to Building Operating Expenses and Laboratory Operating Expenses (or refund within thirty (30) days of Landlord’s annual reconciliation statement such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being invoiced by Landlord, and the obligation to make such payment for any period within the Term shall survive expiration of the Term or earlier termination of this Lease.

(d)     Landlord’s failure to render or delay in rendering a Building Operating Expense statement, Laboratory Operating Expense statement or Tax expense statement with respect to any Operating Year or Tax Year shall not prejudice Landlord’s right thereafter to render the same with respect thereto nor shall the rendering of a Building Operating Expense statement, Laboratory Operating Expense statement or Tax expense statement, as applicable, for any Operating Year or Tax Year, as applicable, prejudice Landlord’s right thereafter to render a corrected Building Operating Expense statement, Laboratory Operating Expense statement or Tax expense statement, as applicable, for such Operating Year or Tax Year, as applicable, provided, however, that Landlord shall in all events render the Building Operating Expense statement, Laboratory Operating Expense statement or Tax expense statement, as applicable, in question or any corrections thereto within two (2) years after the end of the Operating Year or Tax Year, as applicable, covered by the applicable statement, and provided, further that the foregoing two (2) year period shall expressly not apply to any new or corrected Building Operating Expense statement, Laboratory Operating Expense statement or Tax expense statement, as applicable, rendered by Landlord to reflect charges or corrections in charges resulting from any late billing or corrected billing by a third party such as the taxing authority or utility provider.

(e)     Any such accounting by Landlord shall be binding and conclusive upon Tenant unless within nine (9) months after the giving by Landlord of such accounting Tenant shall notify Landlord that Tenant disputes the correctness of such accounting, specifying the particular respects in which the accounting is claimed to be incorrect.  If Tenant timely sends a notice to Landlord disputing the accounting received from Landlord, Tenant may, at Tenant’s sole cost and expense, undertake an audit of such of Landlord’s books as are directly relevant to the Building Operating Expenses and Laboratory Operating Expenses accounting for the Operating Year in question, provided and on condition that (i) there is then no uncured monetary or material non‑monetary Event of Default under this Lease, (ii) Tenant has made all payments of Additional Rent billed or invoiced by Landlord as of the date of the audit, (iii) the audit is performed only by employees of Tenant’s internal accounting department or an independent certified public accounting firm or qualified real estate professional reasonably approved by Landlord and whose fee or other compensation is fixed by contract and is in no manner computed or determined based upon the results of the audit, (iv) both Tenant and its examiners execute and deliver to Landlord a confidentiality agreement in form and substance reasonably acceptable to Landlord whereby such parties expressly agree to maintain the results of such audit in strict confidence, and (v) such audit is commenced and completed and the results thereof delivered to Landlord within ninety (90) days following the date Landlord makes its books available to Tenant (and provided Landlord delivered at least ten (10) days prior written notice to Tenant of the date that the books will be available to Tenant).  If Tenant fails to timely deliver a dispute notice to Landlord, or fails to complete its audit and deliver the results thereof to Landlord within the above referenced ninety (90) day period, then, in either of such events, Landlord’s accounting shall be binding and conclusive upon Tenant for all purposes of this Lease.  If it is finally determined by mutual agreement or other legal proceeding that Landlord has overstated the applicable Tenant’s Pro Rata Share of the Building Operating Expenses or Laboratory Operating Expenses, Landlord shall credit within thirty (30) days following such resolution the amount of such overstatement against the monthly installments of Additional Rent next due under this Lease (or refund within thirty (30) days following such resolution such amount to Tenant if the Term has ended and Tenant has no further obligations to Landlord under this Lease).  If it is finally determined by mutually agreement or other legal proceeding that Landlord understated the Additional Rent payable by Tenant, then Landlord may invoice Tenant for any amount by which Tenant’s payments under this Section 9.2 was understated, which invoice shall be payable by Tenant within thirty (30) days after receipt of such invoice.  In the event that it is determined by mutual agreement or other legal proceeding that Landlord’s Building Operating Expenses or Laboratory Operating Expenses were overstated by five percent (5%) or more, Landlord shall reimburse Tenant for its reasonable out of pocket auditing cost (not to exceed $5,000.00).

ARTICLE 10

INDEMNITY AND PUBLIC LIABILITY INSURANCE

10.1        Indemnity.

(a)     Except to the extent arising from the negligence or willful misconduct of Landlord or Landlord Parties, or their respective agents or employees, Tenant shall defend with counsel first reasonably approved by Landlord, save harmless, and indemnify Landlord and Landlord’s managing agent, beneficiaries, partners, members, shareholders, subsidiaries, officers, directors, agents, trustees and employees (“Landlord Parties”) from and against all, claims losses, cost, damages, any liability or expense of whatever nature arising from injury, loss, accident or damage to any person or property, arising from or claimed to have arisen (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises, (ii) from the omission, fault, willful act, negligence or other misconduct of Tenant or Tenant’s agents, employees, contractors, licensees or invitees, (iii) in connection with Tenant’s use of the Premises or any business conducted therein or any work done or condition created in the Premises by Tenant, its agent, employees or contractors, or anyone claiming by, through or under Tenant, or (iv) the failure of Tenant to perform and discharge its covenants and obligations under this Lease and, in any case, occurring after the Commencement Date (or such earlier date as of which Tenant takes possession of the Premises) until the expiration of the Term of this Lease and thereafter so long as Tenant is in occupancy of any part of the Premises.  This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels.  The provisions of Section 5.1(e)(ii) and this Section 10.1(a) shall survive the expiration or earlier termination of this Lease for the statute of limitations period applicable to the claim giving rise to Tenant’s obligation to indemnify the Landlord Parties.

(b)     Except to the extent arising from the negligence or willful misconduct of Tenant or its agents, contractors or employees, Landlord agrees to indemnify and save harmless Tenant and Tenant’s partners, members, shareholders, officers, directors, managers, employees, agents and contractors from and against all claims, losses, cost, damages, liability or expenses of whatever nature arising from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in the common areas of the Property to the extent due to the gross negligence or willful misconduct of Landlord or Landlord Parties, or their respective agents, contractors or employees.  This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels.  The provisions of this Section 10.1(b) shall survive the expiration or earlier termination of this Lease for the statute of limitations period applicable to the claim giving rise to Landlord’s obligation to indemnify Tenant.

10.2        Tenant Insurance.

(a)     Tenant agrees to maintain, at Tenant’s expense, in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, (a) a policy of commercial general liability insurance (including broad form contractual liability, independent contractor’s hazard and completed operations coverage) in at least the amounts of the Initial General Liability Insurance specified in Section 1.1 or such greater amounts as Landlord in its reasonable discretion shall from time to time request in writing, under which Tenant is named as an insured and Landlord, and, at Landlord’s request, Landlord’s property manager, any Superior Mortgagee and Superior Lessor, and such other persons as Landlord reasonably may request are named as additional insureds, (b) special form (formerly known as “all risk”) property coverage on a “replacement cost” basis, covering Tenant’s Removable Property and any Alterations located from time to time in the Premises, whether made by Tenant pursuant to Article 5 or Exhibit D attached hereto or otherwise existing in the Premises as of the Commencement Date (such alterations, additions and improvements collectively the “Improvements”), (c) workers’ compensation coverage with statutory limits, (d) employer’s liability coverage with the following limits:  bodily injury by disease per person $1,000,000.00; bodily injury by accident policy limit $1,000,000.00; bodily injury by disease policy limit $1,000,000.00, (e) business automobile liability coverage including owned, hired and non‑owned automobiles, in an amount not less than One Million Dollars ($1,000,000) combined single limit per occurrence, and (f) business interruption coverage for interruption or stoppage of Tenant’s business at the Premises for a period of not less than twelve (12) months.  In addition to those coverages set forth in this Section 10.2(a), Pollution Legal Liability coverage is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord, on or about the Premises.  Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages.  Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water.  Coverage shall be maintained with the equivalent of limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate and for a period of two (2) years thereafter.

(b)     Tenant may satisfy those insurance requirements set forth in Section 10(a) by including the Premises in a so-called “blanket” and/or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises is pursuant to a “per location” endorsement shall fulfill the requirements set forth herein.  Tenant’s insurance shall be primary to, and not contributory with any insurance carried by Landlord, whose insurance shall be considered excess only.  Each policy required hereunder shall be non‑cancelable and non‑amendable with respect to Landlord and Landlord’s said designees without thirty (30) days’ prior notice.  The policies of insurance required to be maintained by Tenant hereunder shall be issued by companies domiciled in the United States and qualified to conduct business in the state in which the Property is located, and shall be rated A:VIII or better in the most current issue of Best’s Key Rating Guide (or any successor thereto).  At all times during the Term, such insurance shall be maintained, and Tenant shall cause a current and valid certificate of such policies to be deposited with Landlord.  If Tenant fails to have a current and valid certificate of insurance for each policy that Tenant is required to maintain pursuant to this Section 10.2, and such failure is not cured within three (3) Business Days following Tenant’s receipt of notice thereof from Landlord, Landlord shall have the right, but not the obligation, to obtain such an insurance policy, and Tenant shall be obligated to pay Landlord the amount of the premiums applicable to such insurance within ten (10) Business Days after Tenant’s receipt of Landlord’s written request for payment thereof.  To the extent that Tenant’s (or any party claiming by, through or under Tenant) insurance policies include deductibles in excess of Fifty Thousand Dollars ($50,000.00), Tenant will be deemed to have elected to “self-insure” for such excess deductible for purposes of the waiver of claims and waiver of subrogation Section 10.5 below.

10.3        Tenant’s Risk.  Tenant agrees to use and occupy the Premises and to use such other portions of the Property as Tenant is herein given the right to use at Tenant’s own risk. Landlord shall not be liable to Tenant, its employees, agents, invitees or contractors for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to Tenant’s business) with respect to damage to the Premises, including the Improvements and Tenant’s Removable Property based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building, unless due to the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees.  Any goods, personal property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s insurers shall in any manner be held responsible therefor.  Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or otherwise.   Notwithstanding the foregoing, Landlord shall not be released from liability for any injury, loss, damages or liability with respect to personal injury claims to the extent arising from the negligence or willful misconduct of Landlord or its servants, employees or agents acting within the scope of their authority on or about the Premises; provided, however, that in no event shall Landlord, its servants, employees or agents have any liability to Tenant based on any loss with respect to or interruption in the operation of Tenant’s business.  The provisions of this Section 10.3 shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during any additional period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

10.4        Landlord’s Insurance.

(a)     Landlord shall maintain, as a part of Building Operating Expenses, special form property insurance on the Building in such commercially reasonable amounts and subject to such commercially reasonable deductibles as Landlord may reasonably determine.  Such insurance shall be maintained with an insurance company selected by Landlord or a Superior Mortgagee, and payment for losses thereunder shall be made solely to Landlord subject to the rights of the Superior Mortgagee from time to time.  Additionally, Landlord may maintain such additional insurance, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect.  The cost of all such additional insurance shall also be part of the Building Operating Expenses.  Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties or by Landlord’s or any affiliate of Landlord’s program of self insurance, and in such event Building Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

(b)     Landlord shall also maintain Pollution Legal Liability coverage with the equivalent of limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate, and for a period of two (2) years thereafter.  Such coverage shall include:  (i) bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; (ii) property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and (iii) defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages.  Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water.  Such coverage shall be maintained with an insurance company selected by Landlord, and payment for losses thereunder shall be made solely to Landlord subject to the rights of any superior mortgagee from time to time.  The cost of such coverage shall be a part of the Laboratory Operating Expenses.

10.5        Waiver of Claims and Subrogation.  Notwithstanding anything herein to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, employees, licensees, or invitees for any property loss or damage to or at the Premises or the Property and to any personal property of such party therein or thereon by reason of fire, the elements, or any other cause which is covered by the property insurance coverages required to be maintained by Landlord and Tenant, respectively, under this Lease, regardless of cause or origin, including omission of the other party hereto, its agents, employees, licensees, or invitees (or would have been covered by the insurance such party is required to carry under this Lease whether or not such required insurance is actually in effect at the time of loss).  Landlord and Tenant covenant that no insurer shall hold any right of subrogation against either of such parties with respect thereto.  The parties hereto agree that any and all such property and business insurance policies required to be carried by either shall be endorsed with a subrogation clause, substantially as follows:  “This insurance shall not be invalidated should the insured waive, in writing prior to a loss, any and all right of recovery against any party for loss occurring to which this insurance responds,” and shall provide that such party’s insurer waives any right of recovery against the other party in connection with any such loss or damage.

ARTICLE 11

FIRE, EMINENT DOMAIN, ETC.

11.1        Landlord’s Right of Termination.  If the Premises or the Building are substantially damaged (the term “substantially damaged” meaning damage of such a character that the same cannot, in the ordinary course, reasonably be expected to be repaired within twelve months (12) months from the occurrence of a Casualty) by fire or other casualty (each, a “Casualty”), then Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s election so to do within ninety (90) days after the occurrence of such Casualty, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.  In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance or interruption of business arising from any Casualty.

11.2        Restoration; Tenant’s Right of Termination

(a)     If the Building or the Premises shall be partially or totally damaged or destroyed by a Casualty and if this Lease is not terminated as provided in this Article 11, then (i) Landlord shall repair and restore the Building and the Premises (but excluding Tenant’s Removable Property and the Improvements (“Landlord’s Restoration Work”)) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty, and (ii) Tenant shall repair and restore in accordance with Section 5.2 all of Tenant’s Removable Property and the Improvements (“Tenant’s Restoration Work”) with reasonable dispatch after the Casualty.

(b)     Landlord shall not carry any insurance on Tenant’s Removable Property or on the Improvements that constitute part of Tenant’s Restoration Work and shall not be obligated to repair or replace Tenant’s Removable Property or such Improvements (whether or not installed by or at the expense of Landlord).  Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s Removable Property and any Improvements.  Tenant shall notify Landlord promptly of any casualty in the Premises.

(c)     Within ninety (90) days after the occurrence of any Casualty affecting the Premises, Landlord shall deliver to Tenant a written estimate from a reputable contractor, architect or engineer designated by Landlord as to the probable length of time that will be necessary to substantially complete Landlord’s Restoration Work.  If such time estimate exceeds nine (9) months from the occurrence of the Casualty, Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after receipt of such estimate (time being of the essence with respect to the giving of such notice by Tenant).  If Tenant is entitled pursuant to the terms of this Section 11.2(c) to terminate this Lease and Tenant fails to deliver a termination notice to Landlord within the thirty (30) day period set forth herein, Tenant will be deemed to have waived Tenant’s rights under this Section 11.2(c) to terminate the Lease on account of such Casualty.  The provisions of this Section are in lieu of any statutory termination provisions allowable in the event of a Casualty.

(d)     If this Lease is terminated under any of the provisions of this Article 11 as a result of a Casualty, Landlord shall be entitled to retain and Tenant shall promptly pay over to Landlord or obtain for its benefit the proceeds of insurance maintained by Tenant on the Improvements after deducting Tenant’s unamortized cost (amortized on a straight line basis over the initial Term) to initially construct the Tenant Work above the amount of the Landlord’s Contribution.  This Section 11.2 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and any law providing for a contingency in the absence of an express agreement, now or hereafter in force, shall have no application.

11.3        Abatement of Rent.  If the Premises or all reasonable means of access thereto by passenger elevator is damaged by a Casualty, Basic Rent and Expense Charges payable by Tenant shall abate proportionately for the period from the date of such fire or other casualty until the earlier of (a) the date that Landlord substantially completes Landlord’s Restoration Work (provided that if Landlord would have completed Landlord’s Restoration Work at an earlier date but for Tenant having failed to cooperate with Landlord in effecting such Work or collecting insurance proceeds, then the Premises shall be deemed to have been repaired and restored on such earlier date and the abatement shall cease), or (b) the date Tenant or other occupant reoccupies any portion of the Premises (in which case the Basic Rent and  Expense Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy).  Notwithstanding the foregoing, if by reason of any negligent or wrongful act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord or any Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Basic Rent or of Expense Charges.

11.4        Eminent Domain

(a)     If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Expense Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant.  If the Premises shall be affected by any exercise of the power of eminent domain such that Tenant no longer is or will be able, on a permanent basis, to conduct its business in the Premises in the ordinary course, then Tenant shall be entitled to terminate this Lease by giving notice to Landlord of Tenant’s election so to do within sixty (60) days after the date Tenant receives notice of such taking or the effective date of such taking, whichever is later, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established for the expiration of the Term of this Lease.  In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance or interruption of business arising from such exercise of the power of eminent domain.

(b)     If any part of the Building is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice to Tenant of Landlord’s election so to do within sixty (60) days after the occurrence of the effective date of such taking, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established for the expiration of the Term of this Lease.

(c)     If this Lease shall not be terminated pursuant to Section 11.4(a) or Section 11.4(b), Landlord shall thereafter use due diligence to restore the Premises (excluding any Alterations made by Tenant pursuant to Section 5.2) to proper condition for Tenant’s use and occupation, provided that Landlord’s obligation shall be limited to the amount of compensation recoverable by Landlord from the taking authority.  If, for any reason, such restoration shall not be substantially completed within six (6) months after the expiration of the sixty (60) day period referred to in Section 11.4(b) (which six month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration for any cause beyond Landlord’s reasonable control, but in no event for more than an additional three (3) months), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended).  Upon the giving of such notice, this Lease shall cease and come to an end thirty (30) days after the giving of such notice, without further liability or obligation on the part of either party unless, within such thirty (30) day period, Landlord substantially completes such restoration.  Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration.

(d)     Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney in fact to execute and deliver in Tenant’s name all such assignments and assurances.  Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 12

HOLDING OVER; SURRENDER

12.1        Holding Over.  If Tenant or anyone claiming by, through or under Tenant shall remain in possession of all or any part of the Premises (which shall include Tenant’s failure to comply with Section 5.5(e) of this Lease or a failure by Tenant to remove any Tenant’s Removable Property or Alterations which Landlord notified Tenant were to be removed at the expiration or earlier termination of the Term) after the expiration or earlier termination of the Term of this Lease, such holding over shall be treated as a daily tenancy at sufferance at a Basic Rent equal (i) one hundred percent (100%) of the Basic Rent in effect for the last rental period of the Term plus Expense Charges and other Additional Rent herein provided (prorated on a daily basis) for the first ninety (90) days of Tenant’s holdover, and (ii) one hundred seventy-five percent (175%) of the Basic Rent in effect for the last rental period of the Term plus Expense Charges and other Additional Rent herein provided (prorated on a daily basis) for each day of holdover beyond the first ninety (90) days.  In addition to any other liabilities to Landlord accruing therefrom, if such holdover shall continue for more than ninety (90) days, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs and damages, direct and/or indirect, sustained by reason of any such holding over, including, without limitation, damages owed to a replacement tenant, value loss of that replacement tenant and increased construction costs due to Tenant’s holdover.  In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable (and excluding any extension, expansion or rights of first offer of tenant) in the Lease.  Nothing contained in this Article 12 shall be construed as a consent by Landlord to any holding over by Tenant, and Landlord shall have the right to immediately terminate such holding over pursuant to applicable Law.  The provisions of this Article 12 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

12.2        Surrender of Premises.  Upon the expiration or earlier termination of the Term of this Lease, Tenant shall promptly and peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair and consistent with Tenant’s obligations under this Lease including the Hazardous Materials surrender obligations of Section 5.5(e) of this Lease, together with all Alterations which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease (except as otherwise required by Landlord pursuant to Section 5.2(e) above), excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility to repair or restore.  Tenant shall remove all of Tenant’s Removable Property, all signs installed by or on behalf of Tenant in or on the Premises and the Building, all lines and other wiring and cabling installed by Tenant prior to or during the Term.  Tenant shall repair any damage to the Premises or the Building caused by such removal and restore the affected area to its condition prior to the installation thereof.  Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

ARTICLE 13

RIGHTS OF MORTGAGEES; TRANSFER OF TITLE

13.1        Rights of Mortgagees or Ground Lessor.

(a)     This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or underlying leases of the Property and to all renewals, extensions, modifications and replacements thereof, and to all mortgages, deeds of trust or similar encumbrances which may now or hereafter affect the Property, whether or not such mortgages or other encumbrances shall also cover other lands and/or buildings, and to each and every advance made or hereafter to be made under such mortgages and other encumbrances, and to all renewals, modifications, replacements, extensions and consolidations of such mortgages and other encumbrances.  This Section shall be self‑operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or other encumbrance or any of their respective successors in interest may reasonably request to evidence such subordination.  Any lease to which this Lease is, at the time referred to, subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest at the time referred to, is herein called “Superior Lessor”; and any mortgage or other encumbrance to which this Lease is, at the time referred to, subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage, or its successor in interest at the time referred to, is herein called “Superior Mortgagee.”  If any Superior Mortgagee, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such Superior Mortgage.  The election of any such Superior Mortgagee shall become effective upon either notice from such Superior Mortgagee to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which the Superior Mortgagee subordinates its rights under such Superior Mortgage to this Lease.

(b)     If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”), Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment Tenant waives the provisions of any law or regulation, now or hereafter in effect, which terminates or may give or purport to give Tenant any right to terminate or otherwise affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure, termination or other proceeding is filed, prosecuted or completed.  Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord shall not be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (iv) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of fixed rent for more than one (1) month, which was not approved in writing by the Superior Lessor or the Superior Mortgagee thereto, (v) liable to the Tenant beyond the Successor Landlord’s interest in the Property and the rents, income, receipts, revenues, issues and profits issuing from such Property, (vi) responsible for the performance of any work to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant, (vii) liable for the payment of any improvement allowance or similar amount owing to Tenant on account of the performance of any alterations or leasehold improvements to the Premises or the Building, or (viii) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord.

(c)     Landlord shall use commercially reasonable efforts to deliver to Tenant a “Subordination, Non-Disturbance and Attornment Agreement” (“SNDA”) in the then customary form of such Superior Mortgagee or Superior Lessor with respect to any future Superior Mortgages and Superior Leases1.  Landlord shall in no event be required to expend any monies or commence or prosecute litigation or reject financing which is otherwise satisfactory to it to deliver such an SNDA. Tenant may request customary and reasonable modifications to such SNDA from the Superior Mortgagee and Superior Lessor (as the case may be) except that Landlord’s obligations under this Section 13.1(c) shall be deemed fully satisfied when Landlord delivers an SNDA from its Superior Mortgagee or Superior Lessor, as applicable, on its standard form regardless of the acceptability to such Superior Mortgagee or Superior Lessor of Tenant’s requested modifications.

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1 Current lender form of SNDA to be sent under separate cover.

13.2        Assignment of Rents and Transfer of Title.

(a)     With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to a Superior Mortgagee on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Superior Mortgagee shall never be treated as an assumption by the Superior Mortgagee of any of the obligations of Landlord hereunder unless the Superior Mortgagee shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, the Superior Mortgagee shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of the Superior Mortgage and the taking of possession of the Premises.

(b)     In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller‑lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder.  In any such event, this Lease shall be subject and subordinate to the lease to such purchaser (subject to the terms of Section 13.1 above).  For all purposes, such seller‑lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser‑lessor.

(c)     Except as provided in paragraph (b) of this Section, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder; provided, however, Landlord shall be released only to the extent such Successor Landlord shall have assumed all of Landlord’s obligations as under this Lease.

13.3        Notice to Mortgagee.  To the extent Landlord or such Superior Mortgagee or Superior Lessor, as applicable, has provided notice addresses for any Superior Mortgagee and Superior Lessor, Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving any Superior Mortgagee and Superior Lessor, as applicable, written notice by reputable express mail service (e.g., FedEx),  specifying the default in reasonable detail, and affording such Superior Mortgagee and Superior Lessor, as applicable, (i) a reasonable opportunity to perform Landlord’s obligations hereunder (but not less than thirty (30) days), if such default can be cured without such Superior Mortgagee or Superior Lessor, as applicable, taking possession of the mortgaged or leased estate, or (ii) time to obtain possession of the mortgaged or leased estate and then to cure such default of Landlord, if such default cannot be cured without such Superior Mortgagee or Superior Lessor taking possession of the mortgaged or leased estate.  The curing of any of Landlord’s defaults by a Superior Mortgagee or Superior Lessor shall be treated as performance by Landlord.

ARTICLE 14

DEFAULT; REMEDIES

14.1        Tenant’s Default.

(a)     If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as an “Event of Default”) shall occur:

(i)     Tenant shall fail to pay the Basic Rent, Expense Charges or any other Additional Rent hereunder by the Due Date and such failure shall continue for five (5) Business Days after written notice to Tenant from Landlord (except that such written notice shall only be required twice (i.e., two separate events) in any twelve (12) month period, with any subsequent failure to pay such sums constituting an Event of Default unless paid within five (5) Business Days after the Due Date without need for an additional written notice); or

(ii)     Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after written notice to Tenant (or such shorter period for completing a cure for such default as may be required by applicable Laws or by virtue of an emergency situation) specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and thereafter to diligently prosecute such remedy to completion with diligence and continuity (and in any event, within ninety (90) days after the notice described in this subparagraph (ii)), provided that (A) in no event shall Tenant have such additional period of time that would (i) subject Landlord or any Superior Lessor or any Superior Mortgagee to prosecution for a crime or any other fine or charge, or (ii) subject the Property, or any part thereof, to any lien or encumbrance which is not removed or bonded within the time period required under this Lease, and (B) such written notice shall only be required twice in any twelve (12) month period, with any subsequent similar performance default constituting an Event of Default unless cured within the period required under this Lease without need for an additional written notice); or

(iii)     Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(iv)     If Tenant (or Original Tenant if this Lease has been assigned) shall (A) make an assignment for the benefit of creditors, (B) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (C) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant (or Original Tenant if this Lease has been assigned) of this Lease or of all or any part of Tenant’s (or Original Tenant’s if this Lease has been assigned)  property, (D) file a petition seeking an order for relief under the Title 11 of the United States Code, as now or hereafter amended or supplemented (the “Bankruptcy Code”), or by filing any petition under any other present or future federal, state or other statute or law for the same or similar relief (subject to the statutory requirements contained therein), or € fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding filed under the Bankruptcy Code, or under any other present or future federal, state or other statute or law for the same or similar relief, within ninety (90) days after such proceeding is initiated; or

(v)     Any lien has been filed against the Property, or any portion thereof, as a result of Tenant’s acts, omissions, or breach of this Lease, and Tenant fails, within 30 days after written notice to Tenant that the lien has been filed, either (A) to cause said lien to be removed from the Property, or (B) to furnish a bond sufficient to remove the lien or cause a title insurance endorsement to be issued with respect to such lien, which endorsement shall be satisfactory, in form and substance to Landlord, in Landlord’s sole and absolute discretion;

then in any such case Landlord may exercise any of Landlord’s rights or remedies available under this Lease, at law or in equity.

14.2        Landlord’s Remedies.

(a)     Upon the occurrence of an Event of Default, Landlord shall have the following remedies, in addition to any and all other rights and remedies available at Law or in equity or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative:

(i)     Landlord may continue this Lease in full force and effect, and collect Rent and other charges as and when due, without prejudice to Landlord’s right to subsequently elect to terminate this Lease on account of such Event of Default;

(ii)     Landlord may terminate this Lease upon five (5) days prior written notice to Tenant to such effect, in which event this Lease (and all of Tenant’s rights hereunder) shall immediately terminate, but such termination shall not affect those obligations of Tenant which are intended by their terms to survive the expiration or termination of this Lease, and Tenant shall remain liable for damages as hereinafter set forth in this Section 14.2.  This Lease may also be terminated by a judgment specifically providing for termination;

(iii)     Landlord may terminate Tenant’s right of possession without terminating this Lease upon written notice to Tenant to such effect, in which event Tenant’s right of possession of the Premises shall immediately terminate, but this Lease shall continue subject to the effect of this Section 14.2;

(iv)     Landlord may, but shall not be obligated to, perform any defaulted obligation of Tenant, and to recover from Tenant, as Additional Rent, the reasonable actual costs incurred by Landlord in performing such obligation.  Notwithstanding the foregoing, or any other notice and cure period set forth herein, Landlord may exercise its rights under this Section 14.2(a)(iv) without prior notice or upon shorter notice than otherwise required hereunder (and as may be reasonable under the circumstances) in the event of any one or more of the following circumstances is present:  (A) there exists a reasonable risk of prosecution of Landlord unless such obligation is performed sooner than the stated cure period; (B) there exists an emergency arising out of the defaulted obligation; or (C) Tenant has failed to obtain insurance required by this Lease, or such insurance has been canceled by the insurer without being timely replaced by Tenant, as required herein; and

(v)     Landlord shall have the right to recover damages from Tenant, as set forth in this Section 14.2.

(b)     Upon any termination of this Lease or of Tenant’s right of possession, Landlord, at its sole election,  may (i) re‑enter the Premises, either by summary proceedings, or other lawful proceedings, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, (ii) if Tenant already has vacated the Premises, remove all property from the Premises and store the same in a public warehouse or elsewhere at Tenant’s expense, and/or (iii) deem such property to be abandoned, and, in such event, Landlord may dispose of such property at Tenant’s expense, free from any claim by Tenant or anyone claiming by, through or under Tenant.  It shall not constitute a constructive or other termination of this Lease or Tenant’s right to possession if Landlord (a) exercises its right to repair or maintain the Premises, (b) performs any unperformed obligations of Tenant, (c) stores or removes Tenant’s property from the Premises after Tenant’s dispossession, (d) attempts to relet, or, in fact, does relet, the Premises or (e) seeks the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease.

(c)     If this Lease shall have been terminated as provided in this Article, Tenant shall pay the Basic Rent, Expense Charges, Additional Rent and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages:  (x) the Basic Rent, Expense Charges, Additional Rent and other sums that would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all actual expenses incurred by Landlord in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting; and (y) if, in accordance with Section 3.1(a), Tenant commenced payment of the full amount of Basic Rent on any day other than the Commencement Date, the amount of Basic Rent that would have been payable during the period beginning on the Commencement Date and ending on the day Tenant commenced payment of the full amount of Basic Rent under such Section 3.1(a).  Tenant shall pay the portion of such current damages referred to in clause (x) above to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated, and Tenant shall pay the portion of such current damages referred to in clause (y) above to Landlord upon such termination.

(d)     At any time after termination of this Lease as provided in this Article, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the excess, if any, of the Basic Rent, Expense Charges, Additional Rent and other sums as hereinbefore provided which would be payable hereunder from the date of such demand assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes, Building Operating Expenses and Laboratory Operating Expenses would be the same as the payments required for the immediately preceding Operating or Tax Year plus a three percent (3%) annual increase per year for what would be the then unexpired Term of this Lease if the same remained in effect, over the then fair net rental value of the Premises for the same period.

(e)     In case of any Event of Default, re‑entry, expiration and dispossession by summary proceedings or other lawful proceedings, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same and (ii) make such  alterations, repairs and decorations in the Premises as Landlord considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.  Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or other lawful proceedings, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or other lawful proceedings.

(f)     In addition to any other remedies under this Article 14, Tenant shall immediately become liable to Landlord for all damages proximately caused by Tenant’s breach of its obligations under this Lease, including all actual costs Landlord incurs in reletting (or attempting to relet) the Premises or any part thereof, including, without limitation, brokers’ commissions, expenses of cleaning, altering and preparing the Premises for new tenants, legal fees and all other like expenses properly chargeable against the Premises and the rental received therefrom and like costs, provided that nothing set forth in this Section 14.2(f) shall be construed to impose upon Landlord any obligation to relet the Premises or to mitigate its damages hereunder, except to the extent expressly required under applicable Law.  If Landlord does elect to relet the Premises (or any portion thereof), such reletting may be for a period shorter or longer than the remaining Term, and upon such terms and conditions as Landlord deems appropriate, in its sole and absolute discretion, and Tenant shall have no interest in any sums collected by Landlord in connection with such reletting except to the extent expressly set forth herein.  If the Premises or any part thereof shall be relet in combination with any other space, then proper apportionment on a per-square foot basis shall be made of the rent received from such reletting and of the expenses of such reletting.  If Landlord shall succeed in reletting the Premises during the period in which Tenant is paying monthly rent damages as described in Section 14.2(c), Landlord shall credit Tenant with the net rents (inclusive of Additional Rent) collected by Landlord from such reletting, after first deducting from the gross rents (inclusive of Additional Rent), as and when collected by Landlord, (A) all expenses incurred or paid by Landlord in collecting such rents, and (B) any theretofore unrecovered actual costs as a result of the termination of this Lease or Landlord’s reentry into the Premises, including any theretofore unrecovered expenses of reletting or other damages payable hereunder.  If the Premises or any portion thereof be relet by Landlord for the unexpired portion of the Term before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, constitute the fair and reasonable rental value for the Premises, or part thereof, so relet for the term of the reletting.  Landlord shall not be liable in any way whatsoever for its inability to relet the Premises or, if the Premises or any part are relet, for its failure to collect the rent under such reletting, and no such inability to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.  The foregoing notwithstanding, in the event of termination of this Lease or repossession of the Premises after an Event of Default of Tenant, and provided Tenant has cooperated with Landlord in timely surrendering possession of the Premises as required herein after such termination or repossession, Landlord agrees to use commercially reasonable efforts to mitigate its damages hereunder, provided, however, Landlord’s obligation to use commercially reasonable efforts to mitigate its damages shall be deemed satisfied by Landlord’s marketing of the Premises in a manner substantially similar to the manner in which Landlord markets other premises within the Building, and provided further, that Landlord shall not be obligated to show preference for reletting the Premises over any other vacant space in the Building,  to lease any space while Landlord is assembling such space as part of a block of space for lease, or to lease the Premises for a rental less than the current fair market rent then prevailing for comparable office space in Comparable Buildings.

(g)     If the trustee or the debtor in possession assumes the Lease under applicable bankruptcy law, it may assume and assign its interest in this Lease only if the proposed assignee first provides Landlord with (1) written notice of such proposed assignment, setting forth (i) the name and address of the proposed assignee, its proposed use of the Premises, reasonably detailed character and financial references for such person (including its most recent balance sheet and income statements certified by its chief financial officer or, if available, a certified public accountant) and any other information reasonably requested by Landlord, and (ii) all of the terms and conditions of such offer, shall be given to Landlord by Tenant or such trustee no later than twenty (20) Business Days after receipt by Tenant or such trustee of such offer, but in any event no later than ten (10) Business Days prior to the date that Tenant or such trustee shall make application to a court of competent jurisdiction for authority and approval to assume this Lease and enter into such assignment; (2) Adequate Assurance of Future Performance (as hereinafter defined) of all of Tenant’s obligations under this Lease, and (3) Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord or the Property is then bound (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other such agreement by which Landlord is then bound).  Landlord shall have the option, to be exercised by written notice to Tenant or such trustee given at any time prior to the date the application is filed for court approval of the assumption and assignment of this Lease to the proposed assignee, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such proposed assignee, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

(h)     For purposes only of paragraph (g) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i)     the proposed assignee submitting a current financial statement, audited by a certified public accountant, that allows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under this Lease; and

(ii)     if requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guarantee (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord’s standards of creditworthiness; and

(iii)     the proposed assignee is of a character and financial worth such as is in keeping with the standards of Landlord in those respects for the Property, the assignee’s tenancy is of the same quality as other tenants at the Property, and the purposes for which the proposed assignee intends to use the Premises are uses expressly permitted by and not prohibited by this Lease or lawfully prohibited by any other lease at the Property.

14.3        Remedies Cumulative.  The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

14.4        Waiver.

(a)     Failure on the part of Landlord or Tenant to complain of any action or non‑action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder.  Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions.  The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b)     Any waiver by Landlord of any provisions of this Lease must be in a writing signed by Landlord.  In addition, Landlord’s acceptance of any payment from Tenant after a termination of this Lease due to an Event of Default by Tenant shall not have the effect of reinstating this Lease, nor estop Landlord from exercising any of the rights and remedies granted to Landlord hereunder arising out of such Event of Default.  No payment by Tenant or acceptance by Landlord of a lesser amount than the Basic Rent, Expense Charges, Additional Rent and other sums due hereunder shall be deemed to be other than on account of the total amount due from Tenant to Landlord, to be applied in such order as Landlord deems appropriate.  In no event shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Basic Rent, Expense Charges, Additional Rent or other sum and to pursue any other remedy provided in this Lease.

14.5        Letter of Credit

(a)     As additional consideration for Landlord’s agreement to enter into this Lease, concurrently with Tenant's execution of this Lease and as a condition precedent to Landlord’s obligations under this Lease, Tenant covenants and agrees to deliver to Landlord, as additional consideration, an irrevocable and unconditional letter of credit (as the same may be amended, supplemented or replaced, the “Letter of Credit”) in the amount of Five Hundred Sixty-Eight Thousand Three Hundred Seventy-Five and 80/100 Dollars ($568,375.80) (“LC Amount”), in the form attached hereto as Exhibit E or on another form reasonably acceptable to Landlord and in all events containing the terms and conditions required under this Section 14.5, payable by draw in Boston, Massachusetts (and via facsimile or email), running in favor of Landlord issued by a solvent nationally recognized bank (the “Bank”) acceptable to Landlord in Landlord's sole discretion and meets all of the following requirements (collectively, the “Letter of Credit Issuer Requirements”):  (i) is chartered under the laws of the United States, any State thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation; and (ii) has a short term Fitch Rating which is not less than “F1”, and a long term Fitch Rating which is not less than “A” (or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service).

(b)     The Letter of Credit shall:  (i) be payable upon demand, irrevocable and unconditional; (ii) be subject to the terms of this Section 3.2, maintained in effect, for an initial term plus annual automatic extensions thereof, for the entire period from the date of execution of this Lease and continuing until the date which is ninety (90) days after the Expiration Date (the “LC Expiration Date”); (iii) be subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590; (iv) be fully assignable by Landlord and successive transfers permitted; and (v) permit partial and multiple draws.  Landlord, or its then managing agent, shall have the right and may elect, from time to time in Landlord’s sole discretion, without notice or demand to Tenant, to draw down all or any part of the amount up to the face amount of the Letter of Credit if (1) Tenant has failed to timely pay or perform any of its obligations under this Lease and such failure continues beyond notice (the delivery of which shall not be required for purposes of this Section 14.5 if Landlord is prevented or prohibited from delivering the same under applicable Law, including, but not limited to, all applicable bankruptcy and insolvency laws) and the expiration of any applicable cure periods (except that no notice and cure period shall be required  for purposes of this Section 14.5 with respect to any default by Tenant hereunder if, at the time of such default, any of the events set forth in Section 14.1(a)(iv) above shall have occurred with or without the acquiescence of Tenant), (2) the Bank delivers written notice to Landlord that the Letter of Credit will not be extended beyond the current expiration date thereof which would result in the Letter of Credit expiring prior to the LC Expiration Date (which the Bank shall only have the right to do if it provides Landlord with such notice at least sixty (60) days' prior to such current expiration date) and Tenant has failed to deliver a replacement Letter of Credit at least thirty (30) days prior to such current expiration date, (3) Tenant has filed a voluntary petition under the Federal Bankruptcy Code, (4) an involuntary petition has been filed against Tenant under the Federal Bankruptcy Code, (5) this Lease was rejected or deemed rejected in any proceeding under the Federal Bankruptcy Code, (6) Tenant enters into an assignment for the benefit of creditors or is the subject any receivership, conservatorship, or similar proceedings or otherwise becomes insolvent, or (7) Tenant has taken steps in furtherance of a proceeding under the Federal Bankruptcy Code or in Landlord’s reasonable discretion, Tenant is insolvent.  The Letter of Credit shall provide that the Letter of Credit will be honored by the Bank without inquiry as to the accuracy of any statements made by Landlord or whether any defaults exist under this Lease and regardless of whether the Tenant disputes the content of such statements or default.  The Letter of Credit shall also provide that Landlord may, at any time and from time to time and without notice to Tenant and without obtaining Tenant's consent thereto, transfer its interest in and to the Letter of Credit to another person or entity as a part of the assignment by Landlord of its rights and interests in and to this Lease.  In the event of a transfer of Landlord's interest in the Building or the Premises, Landlord shall effect a transfer of the Letter of Credit to the transferee and thereupon Landlord shall, without any further agreement between the parties, be fully and forever released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to each and every transfer or assignment of the Letter of Credit to a new landlord.  In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall be responsible for paying the Bank's transfer and processing fees in connection therewith.  In the event the Bank does not timely effectuate a transfer initiated by Landlord, Tenant shall, within ten (10) days following notice from Landlord, deliver a new Letter of Credit issued in favor of and naming the transferee as the beneficiary.

(c)     If, as result of any draw by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the LC Amount, then Tenant shall, within ten (10) days following such draw by Landlord, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency and any such additional letter of credit shall comply with all of the provisions of this Section 14.5, and if Tenant fails to comply with the foregoing, the same shall constitute an uncurable default by Tenant under this Lease.  Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof, and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  If, at any time prior to the LC Expiration Date, the Letter of Credit is not timely renewed in accordance with the provisions of Section 14.5 above, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 14.5, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Section 14.5 and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under this Lease.  In the event any of the conditions allowing Landlord to draw on the Letter of Credit set forth in this Section 14.5 occur, Landlord may, without prejudice to any other remedies of Landlord, draw on the entirety of the Letter of Credit irrespective of the amount Rent then due or any other obligations then due and owing under this Lease and Landlord may immediately (or at any time in the future) apply any proceeds of the Letter of Credit against any Rent payable by Tenant under this Lease that was not paid when due and/or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any default by Tenant under this Lease, including, but not limited to, any losses and/or damages arising upon the termination of this Lease.  Any proceeds of the Letter of Credit drawn by Landlord that are not applied by Landlord to amounts then due under this Lease or to Landlord's damages shall constitute the property of Landlord and need not be segregated from Landlord's other assets.  Provided Tenant has timely surrendered possession of the Premises to Landlord in the condition required under this Lease, Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due and/or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant's creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference and fraudulent transfer issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.  Tenant hereby waives any other law or regulation that may be inconsistent with the terms and conditions of this Section.

(d)     Landlord and Tenant (i) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context (“Security Deposit Laws”), and (ii) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is independent consideration separate and apart from any security deposit that may or may not be required under this Lease and is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto.  Further, to the extent not prohibited by applicable law, Tenant (on its own behalf and on behalf of any successor estate or trustee, whether in or outside bankruptcy) hereby waives any right to assert, challenge or otherwise claim that all or any portion of the proceeds of the Letter of Credit (or the Letter of Credit itself) are subject to any limitation provided under 11 U.S.C. §506(b)(6) or any comparable or successor Federal, State or local statute, rule or regulation.

(e)     Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any default on the part of Tenant under this Lease.  If there shall occur a default by Tenant under this Lease and such default continues beyond notice (the delivery of which shall not be required for purposes of this Section 14.5 if Landlord is prevented or prohibited from delivering the same under applicable Law, including, but not limited to, all applicable bankruptcy and insolvency laws) and the expiration of any applicable cure periods under Section 14.1 (except that no notice and cure period shall be required  for purposes of this Section 14.5 with respect to any default by Tenant hereunder if, at the time of such default, any of the events set forth in Section 14.1(a)(iv) above shall have occurred with or without the acquiescence of Tenant) or there shall occur a default of Tenant under this Section 14.5 (which default by Tenant under this Section 14.5 shall not have any additional notice and cure periods except as expressly provided for and/or waived under this Section 14.5), Landlord may, but without obligation to do so, draw upon the Letter of Credit in part or in whole, to cure any default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's default.  The use, application, or retention of the Letter of Credit proceeds, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and such Letter of Credit or the proceeds thereof shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.  Tenant agrees and acknowledges that:  (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank; (ii) Tenant is not a third party beneficiary of such contract; and (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, if Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code.

Notwithstanding anything to the contrary herein, if at any time the Letter of Credit Issuer Requirements are not met, or if the financial condition of such issuer changes in any other materially adverse way, as determined by Landlord in its sole discretion, then Tenant shall, within ten (10) Business Days after written notice from Landlord (which notice shall not be required for purposes of this Section 14.5 if Landlord is prevented or prohibited from delivering the same under applicable Law, including, but not limited to, all applicable bankruptcy and insolvency laws and Tenant’s obligation to deliver the replacement Letter of Credit shall commence on the date that the Letter of Credit Issuer Requirements are no longer satisfied), deliver to Landlord a replacement Letter of Credit which otherwise meets the requirements of this Lease, including without limitation, the Letter of Credit Issuer Requirements.  In addition and without limiting the generality of the foregoing, if the issuer of any letter of credit held by Landlord is insolvent or is placed in receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, the Letter of Credit shall be deemed to not meet the requirements of this Section 14.5, and Tenant shall, within ten (10) Business Days after written notice from Landlord, deliver to Landlord a replacement Letter of Credit which otherwise meets the requirements of this Section 14.5 and that meets the Letter of Credit Issuer Requirements.  Notwithstanding anything in this Lease to the contrary, Tenant's failure to so replace the Letter of Credit and/or satisfy the Letter of Credit Issuer Requirements within such applicable ten (10) Business Day period shall constitute a material default by Tenant under this Lease for which there shall be no notice or grace or cure periods being applicable thereto, and in such event, Landlord may, but without obligation to do so, draw upon the Letter of Credit in part or in whole, to cure such default and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from such default.

14.6        Landlord’s Default.

(a)     Subject to the provisions of Section 14.6(b) below, Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is commercially reasonably required to correct any such default, after written notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.  Except as otherwise expressly set forth in this Lease, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

(b)     If Landlord fails to provide any services, perform any repairs or maintenance, or perform any other obligation expressly required of Landlord under the terms of this Lease (excluding any services, repairs or obligations which Landlord is unable, despite the exercise of reasonable and diligent efforts, to perform due to Force Majeure and Tenant would be similarly affected thereby), which failure materially, adversely affects Tenant’s ability to occupy or operate its business in any portion of the Premises, and Landlord fails to commence to take corrective action within ten (10) days after written notice from Tenant (or within three (3) Business Days in the event Tenant is unable to conduct business in any portion of the Premises as a result of such failure), or if Landlord timely commences such corrective action but thereafter fails to diligently complete such action, then Tenant, without limiting any other remedies of Tenant, may, after five (5) additional Business Days’ prior written notice given to Landlord, any Mortgagees of Landlord of which Tenant has written notice of, which notice indicates in bold, capitalized text that “IF LANDLORD FAILS TO COMMENCE PERFORMANCE WITHIN 5 BUSINESS DAYS’ AFTER RECEIPT, TENANT MAY PROCEED TO EXERCISE TENANT’S SELF HELP RIGHTS UNDER SECTION 14.6(b) OF THE LEASE,” and if Landlord fails to commence such curative action within such five (5) Business Day period and thereafter diligently pursue such curative action to completion, then Tenant may make such reasonable repairs or perform such services.  Landlord shall reimburse Tenant for all out-of-pocket costs reasonably incurred in connection with such repairs or services completed by Tenant hereunder, together with interest thereon at a rate equal to the lesser of (i) a rate equal to 2% plus the prime rate published from time to time in The Wall Street Journal or its successor publication and (ii) the highest rate permitted to be charged by applicable Law, within fifteen (15) days after submission by Tenant to Landlord of a statement of such costs together with invoices and other reasonable supporting documentation .  If Landlord fails to pay such sum to Tenant within thirty (30) days after receipt of invoices and documentation of such expenditures from Tenant, then Tenant may, after five (5) additional Business Days’ prior written notice (an “Offset Notice”) given to Landlord which notice indicates in bold, capitalized text that “THIS IS A TIME SENSITIVE OFFSET NOTICE AND LANDLORD SHALL BE DEEMED TO ACCEPT SUCH OFFSET IF IT FAILS TO RESPOND TO THIS SECOND REQUEST FOR DISBURSEMENT WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT,” and, if Landlord fails within five (5) Business Days after receipt of such Offset Notice, to either (i) send Tenant written notice which disputes in good faith that the specified payment (or portion thereof) is due from Landlord (a “Landlord’s Dispute Notice”) and setting forth with reasonable particularity Landlord’s reasons for its claim that Landlord was not in default of its obligations and/or such action did not have to be taken by Tenant pursuant to the terms of the Lease and/or that the charges are unnecessary or excessive (in which case Landlord shall pay the amount it contends would not have been unnecessary or excessive), or (ii) disburse the amount of the payment referenced in the Offset Notice, then Tenant shall have the right to have such unpaid amount, together with interest thereon at the Interest Rate, credited against the next installment(s) of Rent thereafter due under this Lease, up to a maximum monthly offset of twenty-five percent (25%) of the amount of each such payment of monthly Rent.  Tenant’s self-help rights under this Section 14.6(b) may be exercised only with respect to conditions actually existing within the Premises and, provided and only so long as essential services (including access) to other tenants in the Building are not interrupted or adversely affected, the Building Systems serving the Premises (and in any event not adversely affecting the Building Structure). In the event Landlord delivers a Landlord’s Dispute Notice to Tenant, Tenant may, but shall not be obligated to, elect to submit Landlord’s Dispute Notice to arbitration in Boston, Massachusetts for expedited proceedings under the Expedited Procedures of the Commercial Arbitration Rules of the AAA (or its successor).  In any case where Tenant elects to utilize such expedited arbitration:  (a) the parties will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Expedited Procedure E‑4 (except that any objection shall be made within four (4) Business Days from the receipt of notice of appointment), (b) the Notice of Hearing shall be given four (4) Business Days in advance of the hearing, (c) the first hearing shall be held within five (5) Business Days after the appointment of the arbitrator, and (d) the losing party in such arbitration shall pay the costs of such arbitration costs charged by the AAA and/or the arbitrator.  Judgment upon any award rendered in any arbitration held pursuant to this Section 14.6(b) may be entered in any court having jurisdiction, and in connection therewith, the arbitrator shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions.

(c)     The specified remedies to which Tenant may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Tenant may at any time be entitled lawfully, or allowed at law or in equity.

14.7        Litigation Costs.  In the event of litigation or other legal proceeding between Landlord and Tenant relating to the provisions of this Lease or Tenant’s occupancy of the Premises, the losing party shall, upon demand, reimburse the prevailing party for its reasonable costs of prosecuting and/or defending such proceeding (including, without limitation, reasonable attorneys’ fees).

14.8        Independent Covenants.  Tenant hereby acknowledges and agrees that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the obligations of Tenant hereunder, including, without limitation the obligation to pay Basic Rent, Expense Charges, Additional Rent and other sums due hereunder, shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or abated pursuant to an express provision of this Lease.  Such waiver and acknowledgements by Tenant are a material inducement to Landlord entering into this Lease.  To the extent of any conflicts or inconsistencies between the terms and provisions of this Section 14.8 and the terms and provisions of the remainder of this Lease, the terms and provisions of this Section 14.8 shall control.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1        Landlord’s Rights of Access.  Landlord and its agents, representatives, contractors and employees shall have the right to enter the Premises upon prior reasonable written notice, but not less than two (2) Business Days (except in an emergency, in which event Landlord shall endeavor to give such written notice as is reasonably practicable under the circumstances and in all events notice under this Article 15 may be by telephone notwithstanding anything to the contrary in this Lease) for the purpose of doing maintenance, making such repairs, alterations or improvements as Landlord shall reasonably require or shall have the right to make by the provisions of this Lease or otherwise in exercising Landlord’s rights or fulfilling Landlord’s obligations under this Lease.  Landlord and its agents, representatives, contractors and employees shall have the right to enter the Premises without notice to Tenant for the purpose of performing janitorial and other reoccurring services which

Landlord is obligated to provide under this Lease or for exercising any of Landlord’s rights under Article 14 of this Lease.  Landlord and its invitees shall also have the right on reasonable prior written notice, but not less than two (2) Business Days, to enter the Premises, for the purpose of inspecting them or exhibiting them to prospective purchasers, prospective or actual Superior Lessors or Superior Mortgagees of the Building and, during the final twelve (12) months of the Term, to prospective tenants.  For each of the above purposes, Landlord shall at all times have a key or access badge with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant to Landlord.  In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord in this Lease.

15.2        Covenant of Quiet Enjoyment.  Subject to the terms and conditions of this Lease, on payment of the Basic Rent and Expense Charges and other Additional Rent and observing, keeping and performing all of the other terms and conditions of this Lease on Tenant’s part to be observed, kept and performed, Tenant shall lawfully, peaceably and quietly enjoy the Premises during the term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant.  The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

15.3        Landlord’s Liability.

(a)     Tenant agrees to look solely to Landlord’s then equity interest in the Property at the time of recovery, for recovery of any judgment from Landlord, and agrees that neither Landlord nor any successor of Landlord nor any beneficiary, trustee, member, manager, partner, director, officer, employee or shareholder of Landlord or such successor shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant.  The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any successor of Landlord, or to take any action not involving the personal liability of Landlord or any successor of Landlord to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest in the Property.  In furtherance of the foregoing, if Landlord fails to perform any provision of this Lease which is Landlord’s obligation to perform, and as a consequence of such failure, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only (i) out of the proceeds of sale received upon levy against the right, title and interest of Landlord in the Building, or (ii) to the extent not encumbered by a secured creditor, out of the rents or other incomes receivable by Landlord from the property of which the Premises are a part.

(b)     Except for Tenant’s liability for damages under Section 12.1 of this Lease, in no event shall either Landlord or Tenant ever be liable to the other for any loss of business or any other indirect or consequential damages suffered by that party from whatever cause.

(c)     Where provision is made in this Lease for Landlord’s consent, and Tenant shall request such consent, and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold (or delay or condition) its consent.  Furthermore, whenever Tenant requests Landlord’s consent or approval (whether or not provided for herein), Tenant shall pay to Landlord, on demand, as Additional Rent, any reasonable expenses incurred by Landlord (including without limitation reasonable attorneys’ fees and costs, if any) in connection therewith.

(d)     Subject to the terms and conditions set forth in Section 2.2 hereof, any repairs or restoration required or permitted to be made by Landlord under this Lease may be made during normal business hours, and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance or interruption of business arising therefrom, but Landlord shall exercise commercially reasonable efforts to not unreasonably interfere with or disturb Tenant’s use and occupancy of the Premises.

15.4        Estoppel Certificate.  Tenant shall, at any time and from time to time, upon not less than ten (10) Business Days prior written notice by Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate, containing a certification as to: (i) whether the Term has commenced, setting forth the Commencement Date and the Expiration Date; (ii) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the modification(s)); (iii) whether to Tenant’s actual knowledge there are then existing any offsets or defenses against the enforcement of any of such party’s covenants hereunder (and, if so, specifying them); (iv) the dates to which the Basic Rent, Additional Rent and all other amounts to be paid by Tenant hereunder have been paid in advance, if at all; (v) whether to Tenant’s actual knowledge there are any uncured defaults by Landlord, and, if defaults are claimed, stating the facts giving rise thereto; and (vi) such other factual statements as may be reasonably requested by Landlord in writing.

15.5        Brokerage.  Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than the Brokers specified in Section 1.1, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim (except any claim by Brokers).  Landlord warrants and represents that Landlord has dealt with no broker in connection with the consummation of this Lease other than Brokers, and, in the event of any brokerage claims against Tenant predicated upon prior dealings with Landlord, Landlord agrees to defend the same and indemnify Tenant against any such claim.  Landlord shall be responsible to pay the commission or fee due to Brokers as and to the extent provided in a separate written agreement.

15.6        Rules and Regulations.  Tenant, its employees, representatives, agents, subtenants, licensees, contractors, and invitees shall abide by the Rules and Regulations from time to time established by Landlord and the Boston Landing Rules and Regulations (as defined in the Declaration), it being agreed that (i) Landlord shall have the right from time to time during the Term to make reasonable changes in and additions to the Rules and Regulations as Landlord deems necessary for the management, safety, care, cleanliness, conservation and sustainability of the Building and the Property and for the preservation of good order therein and (ii) BLOC (as defined in the Declaration shall have the right from time to time during the Term to make reasonable changes in and additions to the Boston Landing Rules and Regulations as BLOC deems necessary for the management, safety, care, cleanliness, conservation and sustainability of the Boston Landing Project and for the preservation of good order therein.  The Rules and Regulations shall be generally applicable to all tenants of the Building of similar nature to the Tenant named herein.  Landlord agrees that any such Rules and Regulations will be uniformly enforced, provided, however, Landlord may waive any one or more of the Rules and Regulations for the benefit of any particular tenant if Landlord reasonably deems such waiver appropriate, but no such waiver shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from enforcing such Rules and Regulations against any or all tenants of the Building.  Landlord shall not have any obligation to enforce the Rules and Regulations or the terms of any other lease against any other Tenant and Landlord shall not be liable to Tenant for violation thereof by any other tenant, its employees, representatives, agents, contractors, visitors, subtenants, licensees or invitees.  In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control.  The Rules and Regulations currently in effect are set forth in Exhibit G attached hereto and made a part hereof.

15.7        Financial Statements.  Tenant shall deliver to Landlord, within ten (10) Business Days after Landlord’s reasonable written request for the same, but in no event more than once per year except in the event of a sale or financing of the Property, Tenant’s most recently completed financial statements (audited if available) prepared and certified by an independent certified public accountant and certified by an officer of Tenant as being true and correct in all material respects.  Tenant agrees upon Landlord’s written request to meet, either in person or via conference call, and discuss such financial information with Landlord and third parties in connection with a sale or financing of the Property.  Landlord and its affiliates and investors shall keep such financial statements confidential, provided that Landlord shall be permitted to deliver such financial statements to a lender, purchaser or lessor or a prospective lender, purchaser or lessor in connection with (i) a sale or financing of the Building or the Property or any interest in any deed of trust encumbering the Building or the Property, or (ii) a sale of all or substantially all of the interests in Landlord or (iii) any other recapitalization of the equity interests in Landlord, so long as Landlord first advises the recipient of the confidential nature of such statements.  Notwithstanding the foregoing, if and only so long as Tenant’s stock is publicly traded on a national exchange (or publicly listed in an equivalent manner, such as on NASDAQ) that requires its financial statements to be publicly disclosed, Tenant shall have no obligation to deliver any financial statements to Landlord.  Any such financial statements may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property.

15.8        Substitute Space.  Intentionally omitted.

15.9        Confidentiality.  Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by Law (or except with the written consent of Landlord, not to be unreasonably withheld conditioned or delayed) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants, auditors, brokers and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by Law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt written notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.  Landlord hereby agrees that it shall not knowingly use Tenant’s name or the names of Tenant’s affiliates or products in any manner, including press releases, marketing materials or advertisements, without Tenant’s prior written approval, such approval to be granted or withheld in Tenant’s sole discretion.  Notwithstanding the foregoing, Landlord shall not be prohibited from using Tenant’s name nor shall Landlord’s be required to obtain Tenant’s permission to place Tenant’s name on any Building signage or directory, rent rolls, or other information supplied to current or prospective lenders, purchasers or brokers or related to prioritizing pre-existing rights of other tenants in leases for the Building or as may be reasonably necessary to lease and operate the Building.

15.10        Invalidity of Particular Provisions; Saving Clause.  If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

15.11        Provisions Binding, Etc.  Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, only such successors and assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns.  Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition.  Any reference in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent to assignment by Tenant.

15.12        Recording.  Tenant agrees not to record this Lease, but, if the Term of this Lease (including any extended term) is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a notice of lease in recordable form and complying with applicable Law and shall contain no information other than what is statutorily required to record a notice of lease.  In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.  At any time following Landlord’s written request, Tenant shall execute and deliver to Landlord within ten (10) Business Days after such written request a release of any document recorded in the real property records for the location of the Property evidencing this Lease or notice of termination of this Lease in recordable form, which shall be held in escrow by Landlord until the expiration or earlier termination of the Term.  The obligations of Tenant under this Section shall survive the expiration or any earlier termination of the Term.

15.13        Notice.  Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant (excluding notices pursuant to Section 15.1 which may be oral or by email), such notice shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

If intended for Landlord, addressed to Landlord at the address set forth in Article 1 of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises and as set forth in Article 1 (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.

15.14        Authority.

(a)     Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized under the laws of the State of Delaware and validly existing as a foreign corporation authorized to do business in, and in good standing under the laws of, the Commonwealth of Massachusetts, and possesses all licenses and authorizations necessary to carry on its business, (ii) Tenant has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Tenant’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Tenant, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Tenant (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Tenant will not cause or constitute a default under, or conflict with, the organizational documents of Tenant or any agreement to which Tenant is a party, (vii) the execution, delivery and performance of this Lease by Tenant will not violate any applicable Law, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Tenant for the execution, delivery and performance of this Lease have been obtained or made.

(b)     Landlord hereby represents and warrants to Tenant that (i) Landlord is duly organized under the laws of Massachusetts and validly existing and in good standing under the laws of, the Commonwealth of Massachusetts, and possesses all licenses and authorizations necessary to carry on its business, (ii) Landlord has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Landlord’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Landlord, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Landlord (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Landlord will not cause or constitute a default under, or conflict with, the organizational documents of Landlord or any agreement to which Landlord is a party, (vii) the execution, delivery and performance of this Lease by Landlord will not violate any applicable Law, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Landlord for the execution, delivery and performance of this Lease have been obtained or made.

15.15        When Lease Becomes Binding; Entire Agreement; Modification.  The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.  This Lease is the entire agreement between Landlord and Tenant, and this Lease expressly supersedes any negotiations, considerations, representations and understandings and proposals or other written documents relating hereto.  This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

15.16        Paragraph Headings and Interpretation of Sections.  The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.  The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party.  Use in this Lease of the words “including,” “such as” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non‑limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.

15.17        Joint and Several Liability; Successors and Assigns.  If there shall be more than one person or entity which constitute the “Tenant” hereunder, the obligations of Tenant hereunder shall be joint and several for all such persons and entities.  The covenants and conditions herein contained, subject to the provisions as to assignment, shall inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

15.18        Waiver of Jury Trial.  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE WHERE THE BUILDING IS LOCATED, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY THE LAW OF THE STATE WHERE THE BUILDING IS LOCATED, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.  IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

15.19        Intentionally Omitted.

15.20        Intentionally Omitted.

15.21        Prohibited Persons and Transactions.  Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC“) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

15.22        Time Is of the Essence.  Time is of the essence of each provision of this Lease.

15.23        Multiple Counterparts; Entire Agreement.  This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

15.24        Governing Law.  This Lease shall be governed by the laws of the state in which the Property is located, without regard to application of any conflict of law principles.

ARTICLE 16

EXTENSION OF TERM

16.1        Option to Extend.  Provided that, both at the time of exercise or at the commencement of the applicable Extended Term (as hereinafter defined), (i) this Lease is in full force and effect, and (ii) no Event of Default shall have occurred and be continuing (either at the time of exercise or at the commencement of the applicable Extended Term), and (iii) Tenant is in occupancy of not less than 75% of the Premises and Tenant shall not have assigned this Lease or sublet more than 25% of the Premises (other than a transfer permitted without Landlord’s consent pursuant to Section 6.1(b)) (any of which conditions described in clauses (i), (ii), and (iii) may be waived by Landlord at any time in Landlord’s sole discretion), Tenant shall have the option to extend the Term of this Lease for up to one (1) extended term (each an “Extended Term”) of five (5) years by giving written notice to Landlord (an “Extension Notice”) not later than twelve (12) months prior to the expiration date of the Term then in effect.  The effective giving of such notice of extension by Tenant shall automatically extend the Term of this Lease for the Extended Term, and no instrument of renewal or extension need be executed.  In the event that Tenant fails timely to give such notice to Landlord, this Lease shall automatically terminate at the end of the Term then in effect, and Tenant shall have no further option to extend the Term of this Lease.  The Extended Term shall commence on the day immediately succeeding the expiration date of the original Term, as the case may be, and shall end on the day immediately preceding the fifth (5th) anniversary of the first day of such Extended Term.  The Extended Term shall be on all the terms and conditions of this Lease, except (1) the Basic Rent for the Extended Term shall be ninety-five percent (95%) of the Fair Market Rental Value of the Premises as of the commencement of the Extended Term, and (2) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s occupancy during the Extended Term and Landlord shall not be required to provide or pay any work allowance or reimburse Tenant for any alterations made or to be made by Tenant, or to grant Tenant any rent concession with respect to any of the Extended Terms.  The termination of this Lease during the initial Term or the failure of Tenant to exercise its option to extend the Term, shall terminate and render void any option or right on Tenant’s part to extend this Lease, and nothing contained in this Section 16.1 shall prevent Landlord from exercising any right granted to or reserved by Landlord in this Lease to terminate this Lease.  Tenant’s right under this Article 16 shall be personal to the Original Tenant under this Lease and shall not apply in favor of or be exercisable by any assignee of this Lease (other than a permitted transferee pursuant to Section 6.1(b) of this Lease), nor any sublessee of all or any portion of the Premises.

16.2        Determination of Fair Market Rental Value.  Provided Tenant has timely delivered an Extension Notice hereunder to extend the Term of this Lease pursuant to Section 16.1 above and the conditions for Tenant’s exercise have been satisfied, Landlord shall provide Tenant, at least six (6) months prior to the then expiration of the Term of this Lease, with Landlord’s good faith estimate of the Fair Market Rental Value of the Premises for the upcoming

Extended Term.  If Tenant disagrees with Landlord’s estimate of the Fair Market Rental Value as set forth in Landlord’s notice referred to above, Tenant shall notify Landlord within fifteen (15) Business Days after its receipt of Landlord’s notice setting forth Tenant’s estimate of the Fair Market Rental Value of the Premises and the parties agree to act in good faith to attempt to reach agreement on the Fair Market Rental Value of the Premises for the Extended Term.  If Tenant fails to notify Landlord that Tenant disagrees with Landlord’s estimate and setting forth Tenant’s Fair Market Rental Value estimate within such fifteen (15) Business Day period then Tenant will be deemed to have accepted Landlord’s estimate of the Fair Market Rental Value for the Premises during the Extended Term.  If Tenant has timely given its dispute notice and the parties are unable to reach agreement thereon within thirty (30) days after the delivery of such notice by Tenant, then either party may submit the determination of the Fair Market Rental Value of the Premises to arbitration by giving notice to the other party naming the initiating party’s arbitrator within ten (10) Business Days after the expiration of such thirty (30) day period.  Within fifteen (15) days after receiving a notice of initiation of arbitration, the responding party shall appoint its own arbitrator by notifying the initiating party of the responding party’s arbitrator.  If the second arbitrator shall not have been so appointed within such fifteen (15) day period, the initiating party shall deliver written notice of such failure to the responding party and the responding party shall have a period of ten (10) Business Days after receipt of such notice to appoint its arbitrator and deliver written notice thereof to the initiating party.  If the responding party fails to notify the initiating party of its designated arbitrator within the foregoing additional ten (10) Business Day period, then the second arbitrator shall be chosen in the same manner as described below with respect to the selection of the third arbitrator.  Upon the selection (or appointment, as the case may be) of the second arbitrator, the two arbitrators thus appointed shall, within fifteen (15) days after the responding party’s notice of appointment of the second arbitrator, appoint a third arbitrator.  If the two initial arbitrators are unable timely to agree on the third arbitrator, then either may, on behalf of both, request such appointment by the Boston office of the American Arbitration Association, or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction.  The Fair Market Rental Value of the Premises for the Extended Term shall be determined by the method commonly known as “baseball arbitration”, whereby Landlord’s selected arbitrator and Tenant’s selected arbitrator shall each set forth its respective determination of the Fair Market Rental Value of the Premises, and the third arbitrator must select one or the other (it being understood that the third arbitrator shall be expressly prohibited from selecting a compromise figure).  Landlord’s selected arbitrator and Tenant’s selected arbitrator shall deliver their determinations of the Fair Market Rental Value of the Premises to the third arbitrator within five (5) Business Days of the appointment of the third arbitrator and the third arbitrator shall render his or her decision within ten (10) Business Days after receipt of both of the other two determinations of the Fair Market Rental Value of the Premises.  The third arbitrator’s decision shall be binding on both Landlord and Tenant.  All arbitrators shall be commercial real estate brokers who are independent from the parties and who have had at least ten (10) years’ experience in Comparable Buildings.  Each party shall pay the fees of its own arbitrator, and the fees of the third arbitrator shall be shared equally by the parties.  In the event Tenant initiates the aforesaid arbitration process and as of the commencement of the Extended Term the amount of the Basic Rent for the Extended Term has not been determined, Tenant shall pay the amount determined by Landlord for the Premises and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the commencement of the Extended Term if necessary.  In the event that such determination shall result in an overpayment by Tenant of any Basic Rent, such overpayment shall be paid by Landlord to Tenant promptly after such determination has been made, and if such determination shall result in an underpayment by Tenant of any Basic Rent, Tenant shall pay any such amounts to Landlord promptly following such determination.  As used in this Lease, the term “Fair Market Rental Value” shall mean the fixed annual rent and additional rent that owners of Comparable Buildings with comparable amenities (retail, food and beverages, parking, etc. but exclusive of the Rink Portion of the Building) have agreed to accept, and nonaffiliated, tenants of Comparable Buildings have agreed to pay in current arms-length, nonequity transactions for comparable space, for a term comparable to the applicable Extended Term and taking into account all other then relevant factors, and considering recent comparable transactions with comparable credit tenants and comparable uses as the Premises in Comparable Buildings.

[Signatures commence on following page]

[Signature page of lease]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:

ICE BOX, LLC

By: /s/ James Halliday
Name: James M. Halliday
Title: Vice President

TENANT:

COMPASS THERAPEUTICS, INC.

By: /s/ Thomas Schuetz
Name: Thomas Schuetz
Title: CEO

Tenant’s Federal Taxpayer
Identification Number: 82-4876496

EXHIBIT A-1
Location Plan of Premises

6TH FLOOR OVERALL PLAN

ELKUS | MANFREDI ARCHITECTS

COMPASS - IMPROVEMENTS

2/26/21

CONSTRUCTION DOCUMENTS

LEVEL 6 OVERALL FLOOR PLAN

A100

A-1-1

EXHIBIT B
Site Plan of the Boston Landing Project

Lincoln Street
S Waverly Street
Litchfield Street
Antwerp Street
Massachusetts Turnpike
Commuter Rail Platform
Service Road
Rink
100 Guest
NB World Headquarters
WGBH
20 Guest
40 Guest
Celtics
60 Guest
80 Guest
Bruins
180 Guest
Hotel
Stop & Shop
Market Street
Everett Street
Guest Street
South Garage
Life Street
71 Guest
Sports Complex
125 Guest
Residences
Hichborn Street
Herrick Street
Arthur Street
Volvo Village
North Beacon Street

BOSTON LANDING

SITE PLAN

NB DEVELOPMENT GROUP

B-1

EXHIBIT C
INTENTIONALLY OMITTED

C-1

EXHIBIT D
Tenant Work

1.         DEFINED TERMS.

The terminology herein shall have the same meaning ascribed to such terminology within the Lease. In addition, the following terms shall have the following meanings:

“Building Permit Date” shall mean the date upon which a building permit for the Tenant Work is first issued or issuable by the applicable governmental authority to Tenant (and/or any contractor, architect or permit expediter processing such building permit on Tenant’s behalf), whether or not Tenant (or such contractor, architect or permit expediter) actually obtains the issuance of such permit on such date.

“Change Order” shall have the meaning set forth in Section 3 of this Exhibit D below.

“Construction Documents” shall mean the construction drawings for the Tenant Work, as approved (and/or deemed approved) by Landlord and Tenant, as the same may be modified (i) by Change Orders, and/or (ii) to meet the requirements of a reviewing governmental authority and comply with all applicable laws, codes, rules and regulations as part of the process of obtaining the issuance of building permits or other approvals for the Tenant Work, provided any material modifications to the approved Construction Documents required by a reviewing governmental authority for the issuance of a building or other permit required to perform the Tenant Work shall be subject to Landlord’s approval in accordance with the standards set forth in Section 5.3 of the Lease.  Tenant represents and warrants to Landlord that Tenant’s architect is a reputable and financially capable architect, licensed to do business in the Commonwealth of Massachusetts.

“Landlord’s Contribution” shall mean an amount equal to $179,016.00 (calculated at the rate of $6.00 multiplied by the 29,836 rentable square feet in the Premises).

“Lien Release” means, as applicable, an interim release of liens (to be provided at the time of the first funding of Landlord’s Contribution) and a final release of liens (to be provided at the time of final completion of the Tenant Work, and in all events prior to Landlord making final payment of any unfunded portion of Landlord’s Contribution) relating to the applicable portion of the work in question.  Lien Releases shall (i) be executed and delivered by Tenant’s Contractor and any and all subcontractors and/or materialmen supplying labor and/or materials in connection with the Tenant Work, and (ii) be in form and substance reasonably satisfactory to Landlord.

“Substantial Completion of the Tenant Work” and phrases of a similar nature shall mean that the Tenant Work shall have been completed in accordance with the Construction Documents, other than  (A) items that require an unusually long lead time for procurement and/or installation, and (B) “punch list” items and other minor defects which will not unreasonably interfere with Tenant’s ability to lawfully occupy the Premises or prevent the issuance of an final inspection approvals and an occupancy permit or its equivalent.  Tenant shall be responsible for obtaining all governmental inspection and other approvals with regard to the Tenant Work and/or which are necessary to permit Tenant to install its furniture, fixtures and equipment in, and to occupy, the Premises lawfully.

“Tenant’s Contractor” means the general contractor selected by Tenant to perform the Tenant Work, which general contractor shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed.

“Tenant’s Construction Representative” shall mean Stanton Young, or any other representative appointed by Tenant of which Landlord is notified.  Tenant’s Construction Representative shall have the power to bind Tenant with respect to all matters arising under this Exhibit D.  In addition, Tenant agrees that written notices or transmittals given by Landlord to Tenant’s Construction Representative pursuant to this Exhibit D shall be deemed duly delivered to Tenant for all purposes of the Lease (effective as of the earlier to occur of actual receipt or refusal of such delivery by Tenant’s Construction Representative).

“Tenant Work” shall mean all improvements, alterations, installations and work shown on the Construction Documents, except as otherwise set forth in this Exhibit D, or performed by Tenant pursuant to the Sublease.

2.         PREPARATION OF PLANS AND SPECIFICATIONS.

(a)       At Tenant’s sole cost and expense, Tenant shall cause construction drawings for the Tenant Work (“Construction Drawings”) to be completed and submitted to Landlord for review and approval.  Tenant may select Tenant’s own architect, subject to Landlord’s approval which shall not be unreasonably withheld.

(b)       Within ten (10) Business Days after receipt of any Construction Drawings, Landlord shall return such Construction Drawings to Tenant with its objections, suggested modifications and/or approval (which suggested objections and suggested modifications are herein referred to as “Landlord Modifications”).  Unless Tenant has an objection to any Landlord Modifications, said Construction Drawings shall thereafter be revised by Tenant to reflect the applicable changes. If, upon receipt of any Landlord Modifications, Tenant wishes to take exception thereto, Tenant may do so within ten (10) Business Days after Tenant’s receipt of such Landlord Modifications.  In such event, Tenant shall confer with Landlord prior to the expiration of such ten (10) Business Day period to resolve all matters with which Tenant was not in agreement.  Landlord and Tenant, in good faith, agree to resolve outstanding issues within such ten (10) Business Days, and Tenant thereafter will revise the Construction Drawings to reflect such final agreement.  After the first submission and resubmission, Landlord and Tenant agree (i) to restrict further objections or disputes to matters which have not previously been agreed upon or accepted by the other party, (ii) to deliver revised submissions or objections within ten (10) days following receipt, and (iii) to confer regularly in a good faith effort to resolve all matters in dispute expeditiously.  Each party agrees that its failure to respond to a submission or resubmission within the above- referenced time frames shall constitute such party’s acceptance of the submission or resubmission in question, or, to the extent applicable, a delay caused by the delinquent party.

(c)       Following final approval of the Construction Documents, Tenant shall submit an application for, and diligently pursue issuance of, a building permit (and any other approvals required) for the Tenant Work.  Landlord, at no cost, shall reasonably assist Tenant in the procurement of its building permit including signing any typical permit processing documents.  Tenant shall provide Landlord with copies of all written comments, responses, approvals, disapprovals and/or other correspondence received from all  applicable governmental authorities in connection with such application, and shall otherwise keep Landlord informed regarding the processing of Tenant’s building permit application.

3.                 PERFORMANCE OF TENANT WORK.

(a)       Tenant shall be responsible to perform the Tenant Work in accordance with the terms of this Exhibit D and the other applicable terms of this Lease.  Except as provided herein, no deviation from the Construction Documents shall be made by Tenant (other than field changes, substitution of material and other minor changes) except by written change order approved by Landlord (“Change Order”), which approval shall not be unreasonably withheld, conditioned or delayed subject to the terms of Landlord’s construction and other building rules and regulations.  Tenant shall be responsible for the payment of any and all costs to complete the Tenant Work except to the extent Tenant is entitled to receive Landlord’s Contribution under this Exhibit D.  All Tenant Work shall be performed by Tenant’s Contractor and subcontractors; and those subcontractors whose cost of work exceeds $5,000.00 shall have been approved by Landlord, which approval will not be unreasonably withheld, conditioned or delayed.  All subcontractors performing the Tenant Work shall be financially sound and able to complete the portion of the Tenant Work for which they are responsible in a prompt and timely fashion.  In the performance of the Tenant Work by Tenant or Tenant’s Contractor, Tenant shall comply with, and shall cause Tenant’s Contractor and all subcontractors to comply with, the provisions of this Exhibit D.

(b)       The performance of the Tenant Work by Tenant or under Tenant’s supervision shall be governed (in addition to the provisions of this Exhibit D) by all covenants, agreements, rules and regulations set forth in the Lease with regard to Alterations, as if such provisions were fully restated herein and expressly made applicable to the performance of the Tenant Work.  Without limitation, Tenant will enter into one or more construction contracts for the performance of the Tenant Work with the Tenant’s Contractor, and will deliver a true, correct and complete copy of such construction contract(s) to Landlord promptly after execution.

(c)       The Tenant Work under this Exhibit D may not commence nor may Tenant permit Tenant’s Contractor or any other contractors and/or subcontractors to commence any work until all required contractors (including Tenant’s Contractor) and subcontractor insurance has been obtained, and, if Landlord requests, until such contractor and subcontractor certificates of such insurance have been delivered to Landlord.  Such insurance policies shall name the Landlord, Landlord’s property manager and Landlord’s mortgagee(s) as additional insureds and such other parties as may be reasonably requested by Landlord as additional insureds.  Such certificates of insurance shall provide that no material change or cancellation of such insurance coverage shall be undertaken without thirty (30) days’ prior written notice to Landlord.

(d)       Landlord will, upon not less than twenty‑four (24) hours’ prior written notice to Tenant, have the right to inspect the performance of the Tenant Work by Tenant’s Contractor and any subcontractor(s), and Tenant agrees to cooperate with Landlord to facilitate such inspections, including notifying Landlord prior to any and all government inspections of the Tenant Work so that Landlord’s construction manager can be present for such inspections.  Landlord shall not unreasonably interfere with the performance of the Tenant Work during the course of any inspections by Landlord pursuant to this subparagraph.

(e)       Tenant and its contractor performing the Tenant Work shall provide copies of warranties for the Tenant Work and the materials and equipment which are incorporated into the Building and Premises in connection therewith, as well as provide to Landlord all operating and maintenance manuals for all equipment and materials incorporated into the Building and/or Premises as part of the Tenant Work.  Tenant shall enforce all such warranties to the extent repairs and/or maintenance is required to be performed by Landlord under this Lease on warranted items covered by such warranties.  Without limitation, all aspects of the Tenant Work shall be warranted to be free from defects in design and workmanship for a period of not less than one (1) year from Substantial Completion of the Tenant Work.

(f)        Tenant shall bear the full risk of loss for any materials, equipment or other property which are brought into the Building or the Premises as part of the Tenant Work (which shall be stored or installed in the Premises at Tenant’s sole risk).

(g)       Upon Substantial Completion of the Tenant Work, Tenant shall deliver to Landlord a written notice (the “Completion Notice”) certifying that the Tenant Work is Substantially Complete.  Within five (5) days after Tenant delivers the Completion Notice, Tenant and a representative of Landlord shall jointly inspect the Premises with Tenant’s architect and Tenant’s Contractor.  If, as a result of the aforementioned joint inspection, either Landlord or Tenant discovers minor deviations or variations from the Construction Documents of a nature commonly found on a “punch list” (as that term is used in the construction industry), Tenant shall promptly notify Tenant’s Contractor of such deviations; provided, however, that in the event of a dispute, Landlord (or Landlord’s Representative) and Tenant (or Tenant’s Contractor) shall negotiate in good faith, using their reasonable discretion, to determine which items constitute punch list items.  The existence of such punch list items shall not affect the obligation of Tenant to pay Rent, additional rent or any other charges due under this Lease.  Tenant’s construction contract for the Tenant Work will require that Tenant’s Contractor cause all such punch list items to be remedied as soon as is practicable after the date of such joint inspection, and Tenant will use all reasonable and diligent efforts to enforce such obligation.

(h)       All Tenant Work shall be performed using contractors and subcontractors which will not create or increase the likelihood of any labor disputes, disharmony, strikes or any other forms of protest at the Property.

4.                 PAYMENT OF COSTS; TENANT’S CONTRIBUTION; LANDLORD’S CONTRIBUTION.

(a)       Tenant shall complete the Tenant Work on a lien-free basis.  Without limiting Landlord’s rights and remedies due to an Event of Default by Tenant due to its violation of this covenant, if a lien is filed or attaches to the Premises, the Building or the Property as a result of the Tenant Work, Landlord shall have the right (but not the obligation) to pay such costs to remove such lien, and to deduct from Landlord’s Contribution, or bill Tenant for, any amount so paid by Landlord.

(b)       In consideration of Tenant’s fulfillment of all of its obligations under this Exhibit D and the performance of all of its financial and other obligations under this Lease and subject to the terms of this Exhibit D, Landlord agrees to fund Landlord’s Contribution (subject to the limitations set forth below) towards the total costs (the "Total TI Costs”) incurred by Tenant to perform the Tenant Work in or to the Premises.  Landlord’s Contribution shall only be applied to the hard costs associated with physical improvements in the Premises.  Tenant shall not apply any amount of the Landlord’s Contribution to soft costs associated with the Tenant Work including, but not limited to, moving expenses, architect’s and engineer’s fees and data and telecom cabling.  Tenant acknowledges and agrees that Landlord’s total financial obligation with respect to the design, permitting, purchase, construction, and installation of the Tenant Work or any other improvements to the Premises shall be limited solely to Landlord’s Contribution and Landlord shall have absolutely no obligation to make any payment of the Landlord’s Contribution until the requirements set forth in Section 4 (c) of this Exhibit D have been satisfied.  Tenant shall be solely responsible for any and all Total TI Costs, except to the extent Landlord is obligated to disburse any portion of Landlord’s Contribution.  The amount of Total TI Costs in excess of Landlord’s Contribution shall be paid by Tenant and is herein referred to as the “Tenant Contribution.”  From and after the Commencement Date, the Landlord’s Contribution will be payable on a percentage of completion basis, not more than once during each calendar month, and any amount so funded will be paid to Tenant’s Contractor (or reimbursed to Tenant if Tenant has already paid Tenant’s Contractor and provided evidence of such payment and a lien waiver therefor to Landlord) within thirty (30) days following Landlord’s receipt of all of the following items:

(i)        a payment request (a “Funding Request”), seeking that percentage of Landlord’s Contribution (less the applicable holdback amount specified below) which corresponds to the percentage of completion of the Tenant Work performed in or to the Premises which has been achieved as of the date of such payment request:

(ii)      a certificate of Tenant’s architect to Landlord and any other party reasonably designated by Landlord (such as Landlord’s mortgagee, if any) specifying the percentage of completion of the Tenant Work performed in or to the Premises in accordance with the Construction Documents which Tenant has achieved as of the date of such certificate, which shall in no event be less than the sum of (A) the percentage of Landlord’s Contribution which Tenant is then seeking to have disbursed (exclusive of any holdback amount hereinafter provided in this Exhibit D), plus (B) the percentage of Landlord’s Contribution (exclusive of any holdback amount previously impounded) which has previously been disbursed to Tenant in connection with any and all prior payment requests made by Tenant for the Premises (and in any payment request seeking final payment, such certificate shall include a certification by the Tenant’s architect that the Tenant Work for the Premises has been Substantially Completed in accordance with the Construction Documents, and that all punch list items noted by the parties have also been fully completed);

(iii)      a copy of the temporary or final certificate of use and occupancy (or its equivalent) issued to Tenant by the applicable governmental authority with respect to the Premises (final payment of Landlord’s Contribution only).  If the temporary certificate of use and occupancy is provided, Tenant shall provide the final certificate of use and occupancy as soon as it is issued by the applicable governmental authority;

(iv)      a copy of complete as-built plans and specifications for the Tenant Work to the Premises (final payment of Landlord’s Contribution only);

(v)       evidence that Tenant has funded the Tenant Contribution prior to any payment request (and each prior payment request made by Tenant), as defined in and determined pursuant to Section 4(c), below; and

(vi)      Lien Releases for the Tenant Work with respect to which payment is being requested.

Upon receipt and approval of all such items and subject to Landlord’s right to dispute the amount properly due pursuant to this Exhibit D in connection with a Funding Request, Landlord shall, within thirty (30) days following receipt of the Funding Request, disburse the amount requested to be funded to Tenant.  If Tenant fails to pay any portion of the Tenant Contribution as and when required, Landlord shall have the right to withhold any further funding of Landlord’s Contribution pending Tenant’s delivery of evidence reasonably satisfactory to Landlord that Tenant has made such Tenant Contribution and any such withholding by Landlord shall not be deemed a delay by Landlord or otherwise postpone Tenant’s obligation to pay Rent under this Lease.  In addition, Landlord shall have the right to hold back five percent (5%) of the amount requested from any Funding Request until such time as, in addition to Tenant’s satisfaction of the requirements otherwise applicable to a final payment under clauses (i) – (vi) above of this Section 4(b), Landlord has received a certificate from Tenant’s architect that all punch list items have been corrected or completed.

(c)       Notwithstanding anything in this Lease, including this Exhibit D to the contrary, Landlord’s obligation to make any payment of the Landlord’s Contribution is conditioned upon there being no uncured Event of Default under this Lease.

Without limiting Tenant’s obligations to complete all of the Tenant Work to the Premises in accordance with the terms hereof, Tenant acknowledges and agrees that Landlord shall have no obligation to pay or fund the final installment of Landlord’s Contribution if the Tenant Work to the Premises is not substantially complete and conditions (i) through (vi) above are not satisfied within twelve (12) months following the Commencement Date of this Lease; provided however, the aforesaid twelve (12) month time limit shall be stayed pending the final adjudication of any disputes relating to the Tenant Work.

5.                 ADDITIONAL PROVISIONS REGARDING THE TENANT WORK.

With regard to the performance of the Tenant Work pursuant to this Exhibit D, the following provisions shall apply:

(a)       Insurance Requirements during Construction.

(i)        Tenant shall secure, pay for, and maintain, or cause its contractors and subcontractors to secure, pay for, and maintain, during the continuance of construction and fixturing work within the Premises, all of the insurance policies required in the amounts as set forth herein, together with such insurance as may from time to time be required by city, county, state or federal laws, codes, regulations or authorities.

(ii)       The Tenant Work under this Exhibit D may not commence nor may Tenant permit its contractors and/or subcontractors to commence any work until all required insurance has been obtained, and, if Landlord requests, until Tenant’s, or its contractors and subcontractors, certificates of such insurance have been delivered to Landlord.  Tenant’s or its contractors and subcontractors insurance policies shall name the Landlord, Landlord’s property manager, and Landlord’s mortgagee(s) as additional insureds and such other parties as may be reasonably requested by Landlord as additional insureds.  Such certificates of insurance shall provide that no change or cancellation of such insurance coverage shall be undertaken without thirty (30) days’ prior written notice to Landlord.

(iii)      Landlord shall have the right to require Tenant, and Tenant shall have the duty, to stop work in the Premises immediately if any of the insurance coverage Tenant or its contractors and subcontractors are required to carry herein lapses during the course of such work, in which event the Tenant Work may not be resumed until the required insurance is obtained and satisfactory evidence of same is provided to Landlord.

(iv)      In the event Tenant employs a contractor or subcontractor to perform all or part of the Tenant Work, Tenant shall carry, or cause Tenant’s Contractors to carry, General Contractor’s and Subcontractor’s Required Minimum Coverages and Limits of Liability as follows (the insurance required under this Exhibit D shall be in addition to any and all insurance required to be procured by Tenant pursuant to the terms of the Lease):

(A)      Worker’s Compensation, as required by state law, and Employer’s Liability Insurance with a limit of not less than $1,000,000 (or more if required by the law of the State) and any insurance required by any Employee Benefit Act or similar statute applicable where the work is to be performed, as will protect the contractor and subcontractors from any and all liability under the aforementioned act(s) or similar statute.

(B)       Comprehensive General Liability Insurance (including Contractor’s Protective Liability) in an amount not less than $2,000,000 per occurrence whether involving personal injury liability (or death resulting therefrom) or property damage liability or a combination thereof (combined single limit coverage) with a minimum aggregate limit of $2,000,000.  Such insurance shall insure Tenant’s general contractor against any and all claims for personal injury, death, and damage to the property of others arising from its operations under its contract, whether such operations are performed by Tenant’s contractors, subcontractors, or sub-subcontractors, or by anyone directly or indirectly employed by any of them.

(C)       Comprehensive Automotive Liability Insurance, for the ownership, maintenance, or operation of any automotive equipment, whether owned, leased, or otherwise held, including employer’s non-ownership and hired car liability endorsements, in an amount not less than $2,000,000 per occurrence and $2,000,000 aggregate, combined single limit bodily injury and property damage liability.

(D)      Builder’s risk insurance in such amount as is commensurate with the scope and Total TI Cost of such work.

(b)       Minimize Disturbances During Construction.  In the performance of the Tenant Work, Tenant shall cause its contractor(s) to use reasonable and diligent efforts not to interfere with ongoing operations in the Building and the Property.  Without limiting the foregoing, Tenant agrees to cause its contractor to use reasonable and diligent efforts to minimize excess noise, and to limit its construction activities to the portion of the Premises being constructed and those portions of the Common Areas (if any) in which Tenant is permitted to stage materials and perform the Tenant Work in accordance with the Construction Documents.

(c)       Utilities during Construction.  Tenant shall be responsible for all utility costs associated with the performance of the Tenant Work and shall either supply its own electricity and other utilities, or shall reimburse Landlord for all utility costs associated with such work.  Tenant shall keep all construction areas reasonably clean and free of trash and debris, and shall police the activities of its contractors, subcontractors and their respective employees with regard to keeping the Building and the Property clean.  Tenant shall also use reasonable and diligent efforts to minimize any disturbance to the other tenants and occupants of the Building and Property in the course of such construction activities. Tenant agrees to follow (or cause its contractors and subcontractors to follow) all reasonable directions given to Tenant or its contractors or subcontractors by Landlord’s Construction Representative and to otherwise comply with any reasonable rules and regulations established by Landlord from time to time with regard to Tenant’s construction activities within the Building. Tenant’s construction contract shall indemnify Tenant and Landlord from damages, losses, and expenses associated with the acts and omissions of Tenant’s Contractor, its agents, employees, and subcontractors.

(d)       Violations with respect to the Tenant Work.  In the event (i) of any material violation of this Exhibit D, or (ii) the construction of any improvements in the Premises which are not within the scope of the Construction Documents (or other Landlord-approved plans), Landlord shall have the right upon advance written notice to cause Tenant and Tenant’s contractor to stop the Tenant Work and to remove any such improvements which have been constructed in violation of the Construction Documents (or other Landlord-approved plans) or this Exhibit D at Tenant’s expense, and to seek any and all appropriate legal and equitable relief in order to enforce the provisions of this Exhibit D.

(e)       Without limiting the generality or applicability of this Exhibit D or the Lease, Tenant agrees that the following provisions shall apply to the performance of the Tenant Work:

(i)        In performing any plumbing work which is contemplated under the Construction Documents (or other Landlord-approved plans if required by the terms of the Lease) which may require removal of floor slab in corridors or areas which are within the common areas of the Building, Tenant agrees: (A) to conduct such work expeditiously and in a manner which is calculated to minimize, to the fullest extent practicable, any inconvenience to Landlord’s building personnel, and other Building tenants, occupants and invitees who use such common corridors; (B) upon completion of the plumbing work, to restore the finishes within such common corridors to their original condition; and (C) if materials necessary to match such finishes, upon restoration, to the finish of the portions of the corridor which were not removed or affected by such work or alterations, are not available, Tenant shall be responsible to restore the entire corridor to a uniform finish acceptable to Landlord in Landlord’s sole but reasonable discretion, consistent with the quality of the existing finish.

(ii)       In performing any portions of the Tenant Work which involve construction work which affects the exterior portions of the Building, the Property or Common Areas, Tenant agrees that it shall, at Tenant’s sole expense, restore all areas of the Building’s or Property’s exterior and/or Common Areas, including without limitation all adjacent planting areas, sidewalks and parking areas, affected by the performance of such work or alterations to their original condition upon the completion of such portions of the Tenant Work.

(iii)      Tenant shall, as part of the Tenant Work, protect and restore all work areas of the Building and Property (including without limitation, any portions of the Common Areas of the Property) required for access to the Premises, or otherwise utilized or affected in performing the Tenant Work, including, but not limited to, the Building roof, common corridor floors, walls, and ceilings, floor penetrations and chase wall penetrations. Tenant shall use only qualified roofing contractors for penetrations and reflashing of affected roof areas (if any), which roofing contractors shall be subject to Landlord’s approval, and Tenant and such contractor shall warrant to Landlord the integrity of any such roof or exterior penetrations that are performed as part of the Tenant Work, and that the same are free from leakage and are otherwise properly waterproof.  Tenant shall further ensure (and warrant to Landlord) that all floor penetrations that are performed as part of the Tenant Work are properly fire-stopped, in accordance with applicable building and fire codes and prudent construction practices.  Landlord’s construction manager and/or representatives shall be advised at the time Tenant commences any portion of the Tenant Work involving the exterior of the Building, the Property, the Building roof, the common corridors, and all floor to floor penetrations, and all such work shall be subject to the inspection and approval of Landlord (and in the case of work involving the exterior of the Building, shall be supervised by Landlord’s construction manager and/or other representatives).  In regard to the foregoing right of inspection and approval, Tenant and its contractor shall, upon reasonable prior written notice, permit such construction manager and/or representatives free access to all affected areas of the Premises and Building necessary for Landlord to conduct such inspections and/or supervision.

EXHIBIT E

Form of Letter of Credit

(NAME OF BANK)

IRREVOCABLE STANDBY LETTER OF CREDIT

Date of Issue:__________________	No._______________

APPLICANT:	BENEFICIARY:

______________________	______________________
______________________	______________________
______________________	______________________
______________________	______________________
______________________	______________________

AMOUNT:       $____________

At the request and for the account of _____________ (the “Account Party”), we hereby establish in your favor our irrevocable Letter of Credit no. _____ in the amount of ___________________ Dollars ($___________).

This Letter of Credit is issued with respect to that certain lease agreement, by and between the Beneficiary, as Landlord, and the Account Party, as Tenant.  Said lease agreement, and any amendments or modifications thereof, is hereinafter referred to as the “Lease.”  Our obligations under this Letter of Credit are solely as set forth herein, are not subject to any condition or qualification and are completely independent of the obligations of the Account Party under the Lease.  We do not undertake any obligation under the Lease, nor do we undertake any responsibility to ascertain any facts, or to take any other action, with respect to the Lease, and we acknowledge that our obligations under this Letter of Credit shall not be affected by any circumstance, claim or defense of any party as to the enforceability of the Lease or any dispute as to the accuracy of the Statement (as defined below).

Funds under this Letter of Credit are available to you against presentation of the following documents at our office at ______________________ prior to close of business on or before the expiration date set forth below, or by [Facsimile/email] at ___________________ and simultaneously under telephone advice to:  ________________ Attention:  Letters of Credit Department, and in the case of a full drawing, originals to follow by overnight courier service, provided, however, the bank will determine honor or dishonor on the basis of the presentation by [Facsimile/email] alone, and will not examine the originals.  The absence of such telephone confirmation as described above does not affect our obligation to honor such drawing, if such drawing is otherwise in compliance with the terms and conditions of this standby Letter of Credit.

1.         The original of this Letter of Credit and any amendments thereto.

2.         Your sight draft on us in an amount not exceeding the amount of this Letter of Credit (less sums previously paid by us hereunder) executed by the person executing the Statement and bearing the number of this Letter of Credit; and

3.         A statement (the “Statement”) purportedly signed by an authorized officer of the Beneficiary, followed by his/her printed  name and designated title, and stating that you are entitled to draw upon this Letter of Credit.

The expiration date of this Letter of Credit is _____________, 20__, provided, however, that the expiration date of this Letter of Credit shall be automatically extended, without notice of amendment, for successive one (1) year periods until ninety (90) days after the expiration date of the term of the Lease, unless we give you written notice of our election not to extend the expiration date (“Notice of Non-Renewal”) not later than sixty (60) days prior to the date this Letter of Credit is scheduled to expire.  A Notice of Non-Renewal shall be effective when actually delivered by certified mail, return receipt requested, or national overnight courier service to your address set forth above or such other address and/or person as you shall specify to us for such purpose by written notice received by us prior to the time the Notice of Non-Renewal is sent.  However, in the event such notice is given, you may draw the then full available amount of this Letter of Credit in accordance with the terms herein.

This Letter of Credit is transferable in its entirety through us and successive transfers shall be permitted .  There will be no charge to you or any transferee for the transfer of this Letter of Credit.  Such transfer will be effective and we will honor complying drafts presented hereunder by a transferee (and cease to honor drafts presented hereunder by you) upon our receipt of the fully executed transfer form attached hereto as Attachment 1 along with the original of this Letter of Credit and all amendments thereto.  Each transfer shall be evidenced by our issuance of a new letter of credit and we shall forward the new letter of credit to the transferee.

This Letter of Credit may be drawn upon in one or more drafts not exceeding in the aggregate, the amount available hereunder.  Partial and multiple draws are allowed.  In the case of a partial draw, only a copy of this Letter of Credit and amendment(s), if any, need to be presented for drawing, but in the case of a full draw, this Letter of Credit and amendment(s), if any, must be presented for the full drawing and will not be returned to the beneficiary once it is fully utilized.

We hereby issue this Letter of Credit in your favor, and we hereby undertake to duly honor all drafts drawn under and in compliance with the terms of this Letter of Credit.  Payment against conforming presentations hereunder shall be made by Bank in immediately available U.S. funds by wire transfer in accordance with Beneficiary’s instructions given in conjunction with the drawing documents by our close of business on or before the third business day after presentation and notwithstanding anything to the contrary in the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590.

This Letter of Credit sets forth all of the terms and conditions of our obligation to you and shall not be amended or modified except by written instrument duly executed by you and us.

This Letter of Credit cannot be modified or revoked without your written consent.

Except to the extent inconsistent with the express terms hereof, this Letter of Credit is subject to the International Standby Practices (ISP98), International Chamber of Commerce, Publication No. 590 and, to the extent not inconsistent therewith, the laws of the State of [_________], including the Uniform Commercial Code.

_________________________

Authorized Signature

ATTACHMENT 1

Full Transfer Form

Relinquishing all  Rights as Beneficiary

[Name and address of Issuer]                                                                                                                            Date:

Re:  L/C No.

Issued by:    ___________________

Gentlemen:

Receipt is acknowledged of the original instrument which you forwarded to us relative to the issuance of a Letter of Credit ( herein called the “Credit” )  bearing your reference number as above in favor of ourselves and/or Transferees and we hereby direct you to transfer the said Letter of Credit, in its entirety, to:

______________________________________________, whose address is_______________________________________________________________________

It is understood that any amendments to the Letter of Credit which you may receive are to be advised by you directly to the Transferees and that the drafts and documents of the Transferees, if issued in accordance with the conditions of the Letter of Credit, are to be forwarded by you directly to the party for whose account the credit was opened (or any intermediary) without our intervention.

( continued on page 2 )

Page 2              Request for Full Transfer   Relinquishing all  Rights as Beneficiary

Lender reference _________________________

Sincerely yours,

_________________________________

(Name of Beneficiary)

_________________________________

(Telephone Number)

_________________________________

(Authorized Name and Title)

_________________________________

(Authorized Signature)

_________________________________

(Authorized Name and Title)

EXHIBIT F
Building Operating Expenses and Laboratory Operating Expenses

Building Operating Expenses shall include the following expenses, without limitation, and reasonably and equitably allocated to the Office Portion of the Building’s cost pool:

1.

All expenses incurred by Landlord or Landlord’s agents which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation consistent with the types of compensation included in operating expenses at Comparable Buildings for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, medical insurance coverage, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s agents in connection with the operation, repair, maintenance, cleaning, management and protection of the Property, including, without limitation, day and night supervisors, manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in direct supervision of any of the persons mentioned above; provided that, if any such employee is also employed on other property of Landlord or engages in any material non-building managerial activities for Landlord, such compensation shall be suitably prorated among the Property and such other properties.

2.	The actual cost of services, utilities, materials and supplies furnished or used in the operation, repair, maintenance, cleaning, management and protection of the Property.

3.

The cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties.

4.

Where the Property is managed by Landlord or an affiliate of Landlord, management fees at reasonable rates for self‑managed buildings consistent with the class of building and the services rendered, which management fees shall not exceed three percent (3%) of gross rents for the Building (exclusive of the actual management fee), whether or not actually paid, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Property, and excluding (i) rent refunds determined and due to tenants of Boston Landing but unpaid at the time management fees are calculated, and (ii) security deposits collected whether or not commingled in Landlord’s general accounts.

5.

Commercially reasonable premiums and deductibles incurred for insurance against damage or loss to the Property from such hazards as Landlord shall determine, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance.

6.

Replacements to the roof (including roofing membrane, insulation and decking) or other structural elements or other capital expenditures or improvements but only to the extent (i) Landlord, during the Term, installs or replaces any equipment or other item in or to the Building which Landlord anticipates in good faith will effect an energy savings or will make the Building or any part thereof more energy efficient or for the purpose of reducing Operating Expenses, but only to the extent such efficiency, savings or reduction are realized, or (ii) which are required due to changes in applicable Laws or as a result of new Laws not in effect as of the Effective Date of the Lease (collectively, the “Permitted Capital Expenditures”).  If, during the Term of this Lease, Landlord shall make a Permitted Capital Expenditure, the total cost of which is not properly includable in Building Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Building Operating Expenses for the Operating Year in which it was made and in Building Operating Expenses for each succeeding Operating Year the annual charge‑off of such Permitted Capital Expenditure.  Annual charge‑off shall be determined by dividing the original Permitted Capital Expenditure plus an interest factor being the interest rate then being charged for long‑term mortgages by Bank of America (or its successor) on like properties within the locality in which the Property is located, by the number of years of useful life of the Permitted Capital Expenditure; and the useful life shall be determined reasonably by Landlord in accordance with GAAP and practices in effect at the time of making such expenditure.

7.

Cost of operation of the Building and the other areas of the Complex as more specifically provided in the Lease, including those incurred in discharging the obligations under Article 7 of the Lease; provided, however, there shall be excluded from the Building Operating Expenses the expenses that solely relate to and benefit only the Retail Portion of the Building or the Laboratory Portion of the Building and do not serve or benefit the Office Portion of the Building in any manner.

8.

The Building’s share of the Complex’s Percentage Share (which Complex’s Percentage Share is 15.62% under the Declaration) of the CAM Charges for the Boston Landing Project and allocated to the Complex under the Declaration, including the Complex’s share of all costs incurred to operate the shuttle service for the Boston Landing Project and like amenities for use of tenants of the Building either alone or in common with tenants of other buildings in the Complex or the Boston Landing Project (excluding the costs to construct and initially fixture or furnish any such amenities).  Building Operating Expenses will not include the increased costs incurred to repair and maintain the exterior areas of the Boston Landing Project for such services as the direct result of the repeated use of such exterior areas for large events held at the Boston Landing Project or one-time extraordinary repair and maintenance costs that arise solely out of any single large event.

9.

The costs to operate, repair and maintain common building systems and common facilities in the Building (including, without limitation, utility and other costs to maintain, repair and operate common building systems, if any, serving the Building, including, without limitation, the general costs to operate, repair and maintain the Building (including, without limitation, insurance costs for the Building); provided, however, (i) in no event shall Landlord be entitled to pass through greater than one hundred percent (100%) of those costs for the operation, repair and maintenance of common building systems and facilities due to the same being allocated to both the Office Portion, Retail Portion or Laboratory Portion of the Building, and (ii) there shall be excluded from the Building Operating Expenses the expenses that solely relate to and benefit only the Retail Portion of the Building or the Laboratory Portion of the Building and do not serve or benefit the Office Portion of the Building in any manner.

10.

Costs for electricity, water and sewer use charges, gas and other utilities supplied to the Property (but excluding any utility costs paid for directly by tenants (including Tenant) and the costs of utilities supplied to leasable areas of the Building if Tenant’s usage thereof in the Premises is charged to Tenant ).

11.	Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.

12.	Except to the extent covered by warranty or an insurance claim, any heat coils, filters or heat pump repairs and replacements.

Laboratory Operating Expenses shall include the following, without limitation:

1.          All costs paid or incurred by Landlord in connection with the operation or maintenance of the Laboratory Systems and the provision of services that exclusively serve the Laboratory Portion of the Building, which shall include, without limitation, costs of repairs and non-capital replacements (other than Permitted Capital Expenditures) to Laboratory Systems; costs of utilities furnished to the Laboratory Systems and any Common Facilities exclusively serving the Laboratory Systems; sewer fees; HVAC; maintenance or non-capital replacements (other than Permitted Capital Expenditures) of parts and equipment utilized for operation and maintenance of the Laboratory Systems; license, permit and inspection fees; sales, use  and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Laboratory Systems; other expenses incurred in connection with the operation, maintenance or repair of the Laboratory Systems; accounting and other professional fees and expenses incurred in connection with the Laboratory Systems; Permitted Capital Expenditures related to the Laboratory Systems; costs of complying with applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Commencement Date with applicable Laws); costs to keep the Laboratory Systems in compliance with, or costs or fees otherwise required under or incurred pursuant to any covenants, conditions or restrictions associated with the Property or Complex, including insurance premiums attributable to Laboratory Systems, and premiums for commercial general liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses to Laboratory Systems paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of Laboratory Systems and which compensation is consistent with the types of compensation included in operating expenses at Comparable Buildings. Notwithstanding the foregoing, for purposes of calculating Tenant’s Laboratory Share of Laboratory Operating Expenses, the costs to operate, repair, maintain, and perform non-capital replacements (other than Permitted Capital Expenditures) to any of the Laboratory Systems shall be included in Laboratory Operating Expenses passed through to Tenant only if Tenant or any Tenant Party has tied-in to that Laboratory System and either (y) Tenant or any Tenant Party has commenced use thereof for service in the Premises, or (z) Tenant’s tie-in precludes use by another tenant or occupant of the Building of the capacity of such system allocable to the Premises.  The costs of replacements to the Laboratory Systems and other capital expenditures incurred by Landlord with respect to the operation, repair and maintenance of the Laboratory Systems shall be included in the Laboratory Operating Expenses only to the extent such replacement cost or expenditure would constitute a Permitted Capital Expenditure (as defined in Paragraph 6 above of this Exhibit F).  If, during the Term of this Lease, Landlord shall make a Permitted Capital Expenditure, the total cost of which is not properly includable in Building Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Building Operating Expenses for the Operating Year in which it was made and in Building Operating Expenses for each succeeding Operating Year the annual charge‑off of such Permitted Capital Expenditure.  Annual charge‑off shall be determined by dividing the original Permitted Capital Expenditure plus an interest factor being the interest rate then being charged for long‑term mortgages by Bank of America (or its successor) on like properties within the locality in which the Property is located, by the number of years of useful life of the Permitted Capital Expenditure; and the useful life shall be determined reasonably by Landlord in accordance with GAAP and practices in effect at the time of making such expenditure

2.          Any actual taxes or assessments in lieu thereof imposed separately on any Laboratory Systems or attributable to any Laboratory Systems and to no other portions of the Property or Complex.

3.          Cost of operation of the Laboratory Systems actually utilized by Tenant, including those incurred in discharging the obligations under Article 7 of the Lease; provided, however, there shall be excluded from the Laboratory Operating Expenses the expenses that solely relate to and benefit only the Retail Portion of the Building or the Office Portion of the Building and do not serve or benefit the Laboratory Portion of the Building in any manner.

Notwithstanding anything to the contrary set forth in the Lease, Building Operating Expenses and Laboratory Operating Expenses shall not include the following:

(i)     Any cost or expense to the extent to which Landlord is paid or reimbursed (other than as a payment for Operating Expenses), including work or services performed for any tenant (including Tenant) at such tenant’s cost or the cost of any item for which Landlord is entitled to be paid or has been paid or reimbursed by insurance, warranties, service contracts, condemnation proceeds or otherwise;

(ii)     The cost of any work or services performed for any other property other than the Building or Complex;

(iii)     Leasing commissions, attorneys’ fees, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions or disputes with present or prospective tenants or other occupants of the Building;

(iv)     Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building;

(v)      Taxes or any of the items excluded from Taxes under this Lease;

(vi)     Costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting or redecorating vacant leasable space or space for tenants, the cost of tenant improvements, build out allowances, moving expenses, assumption of rent under existing leases and other concessions incurred in connection with leasing space in the Building or in the Complex;

(vii)     Depreciation and amortization on the Building, except as expressly permitted elsewhere in the Lease;

(viii)    Overhead and profit and other costs paid to subsidiaries or affiliates or other related parties of Landlord for services or materials on or to the Property or for supplies or other materials (exclusive of the management fee set forth in Item #4 above), to the extent that the costs of the service, supplies or materials exceed the competitive costs of the services, supplies or materials were they not provided by a subsidiary or affiliate;

(ix)      Interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money;

(x)       Items and services which Tenant is not entitled to receive under this Lease but which a Landlord provides selectively to one or more tenants of the Building other than Tenant or for which Landlord is separately reimbursed;

(xi)      Costs incurred, in excess of the commercially reasonable deductible, in connection with repairs or other work needed to the Building because of fire, windstorm, or other casualty or cause insured against by Landlord; and

(xii)      Any costs, fines or penalties incurred because Landlord violated any governmental rule or authority.

(xiii)     The costs of the initial construction of the Complex, including the costs of constructing the initial amenities and landscaping at the Complex and any latent defects in the Structural Elements of the Complex (including the roof and roof system);

(xiv)     Capital expenditures except as may be expressly permitted pursuant to this Exhibit F with respect to Permitted Capital Expenditures;

(xv)       Legal, auditing, consulting and professional fees and other costs, (other than those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building), including, without limitation, those: (i) paid or incurred in connection with financings, refinancings or sales of any Landlord's interest in the Building or the Complex, (ii) relating to specific disputes with tenants, and (iii) relating to any special reporting required by securities laws;

(xvi)      Costs incurred in performing work or furnishing services for any tenant (including Tenant), whether at such tenant's or Landlord's expense, to the extent that such work or services is in excess of any work or service that Landlord is obligated to furnish to Tenant (e.g., if Landlord agrees to provide extra cleaning to another tenant, the cost thereof would be excluded since Landlord is not obligated to furnish extra cleaning to Tenant);

(xvii)     The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation other than costs not in excess of a reasonable deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement;

(xviii)    Insurance premiums to the extent any tenant requires Landlord to purchase additional insurance because of such tenant's use of the Building;

(xix)      Any advertising, promotional or marketing expenses for the Building, the Complex and the Boston Landing Project including any merchant’s association except for expenses passed through under the Declaration;

(xx)       The cost of any service or materials (exclusive of the management fee) provided by any party related to Landlord, to the extent such costs exceed the reasonable cost for such service or materials absent such relationship in buildings similar to the Building in the vicinity of the Building;

(xxi)      Payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased to the extent that such payments exceed the amount which could have been included in Operating Expenses had Landlord purchased such equipment rather than leasing such equipment;

(xxii)     Penalties, damages, and interest for late payment or violations of any obligations of Landlord, including, without limitation, taxes, insurance, equipment leases and other past due amounts;

(xxiii)    Contributions to charitable organizations;

(xxiv)    Costs incurred in removing the property of former tenants or other occupants of the Building;

(xxv)     The cost of testing, remediation or removal of Hazardous Materials in the Building, the Complex or the Boston Landing Project required by Environmental Laws;

(xxvi)    The cost of acquiring, installing, moving or restoring objects of art;

(xxvii)   Wages, salaries, or other compensation paid to any executive employees above the grade of senior property or regional property manager at the Complex;

(xxviii)  The net (i.e. net of the reasonable costs of collection) amount recovered by Landlord under any warranty or service agreement from any contractor or service provider shall be credited against Operating Expenses;

(xxix)    Cost or expenses due to the willful misconduct or negligence of Landlord or any of the Landlord Parties;

(xxx)     Bad debt expenses;

(xxxi)    Ground lease payments, if any (except to the extent payment is for Taxes); or

(xxxii)   Costs to finance or refinance debt, create and/or file condominium maps or documents or sell the Building or the Complex.

EXHIBIT G
Rules and Regulations of Building

The following regulations are generally applicable:

1.

The public sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant (except as necessary for deliveries) or used for any purpose other than ingress and egress to and from the Premises.

2.

No awnings, curtains, blinds, shades, screens or other projections shall be attached to or hung in, or used in connection with, any window of the Premises or any outside wall of the Building.  Such awnings, curtains, blinds, shades, screens or other projections must be of a quality, type, design and color, and attached in the manner, reasonably approved by Landlord.

3.

No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor, if the Building is occupied by more than one tenant, displayed through interior windows into the common areas of the Building, nor placed in the halls, corridors or vestibules.

4.

The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids or like substances shall be deposited therein.  All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

5.	Tenant shall not use the Premises or any part thereof or permit the Premises or any part thereof to be used as a public employment bureau or for the sale of property of any kind at auction.

6.	Tenant must, upon the termination of its tenancy, return to the Landlord all locks, cylinders and keys to offices and toilet rooms of the Premises.

7.

Landlord reserves the right to exclude from the Building after business hours and at all hours on days other than Business Days all persons connected with or calling upon the Tenant who do not present a pass to the Building signed by the Tenant or who are not escorted in the Building by an employee of Tenant.  Tenant shall be responsible for all persons for whom it issues any such pass and shall be liable to the Landlord for all wrongful acts of such persons.

8.

The requirements of Tenant will be attended to only upon application at the Building Management Office.  Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

9.

There shall not be used in any space in the Building, or in the public halls of the Building, either by Tenant or its agent, contractors, employees or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

10.	No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.

11.

No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or any neighboring building or premises or those having business with them whether by use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way.  No tenant shall throw anything out of the doors, windows or skylights or down the passageways.

12.	The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

13.

No smoking shall be permitted in the Premises or the Building.  Smoking shall only be permitted in smoking areas outside of the Building which have been designated by the Landlord.  Tenant shall comply with all applicable “No Smoking” and if Tenant is required by Law to adopt a written smoking policy, a copy of said policy shall be on file in the property manager’s office in the Building.

14.	Landlord shall have the right, exercisable with written notice and without liability to any tenant, to change the name and street address of the Building.

15.

Tenant shall not use the name of the Building for any purpose other than Tenant’s business address; Tenant shall not use the name of the Building for Tenant’s business address after Tenant vacates the Premises; nor shall Tenant use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence.  Tenant shall not represent itself as being associated with any company or corporation by which the Building may be known.

16.	Except as otherwise provided in the Lease, no article which is explosive or dangerous is allowed in the Building.

17.	Room‑to‑room canvassing to solicit business from other tenants of the Building is not permitted.

18.

Tenant shall not waste electricity, water or air-conditioning and shall cooperate fully with Landlord to assure the most effective and efficient operation of the Building’s heating and air-conditioning systems.  Tenant will exercise reasonable efforts to participate in any recycling programs undertaken by Landlord or required by applicable Laws.

19.

Except as otherwise provided in the Lease, no locks or similar devices shall be attached to any door except by Landlord and Landlord shall have the right to retain a key to all such locks.  Tenant may not install any locks without Landlord’s prior approval, which approval shall not be unreasonably withheld.

20.

To the extent permitted by law, Tenant shall not cause or permit picketing or other activity which would interfere with the business of Landlord or any other tenant or occupant of the Building, or distribution of written materials involving its employees in or about the Building, except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

21.

Tenant shall not cook, otherwise prepare or sell any food or beverages in or from the Premises or use the Premises for housing accommodations or lodging or sleeping purposes except that Underwriters’ Laboratory‑approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea and similar beverages for Tenant’s employees and visitors provided such use is in compliance with applicable Laws and does not disturb other tenants in the Building with odor, refuse or pests.

22.

All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord to absorb or prevent any vibration, noise or annoyance.  Tenant shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations therefrom shall be detectable beyond the Premises; nor permit objectionable odors or vapors to emanate from the Premises.

23.

Tenant shall not construct or place partitions, furniture or other obstructions that interfere with Landlord’s free access to mechanical installations located in the Building, including air-cooling, fan, ventilating and machine rooms and mechanical and electrical closets, the proper functioning of the Base Building Systems or the moving of Landlord’s equipment to and from the enclosures containing said installations.  Neither Tenant nor any contractor, invitee or licensee of Tenant shall at any time enter said enclosures or tamper with, adjust, touch or otherwise affect in any manner such mechanical installations

24.	No floor covering shall be affixed to any floor in the Premises by means of glue or other adhesive without Landlord’s prior written consent not to be unreasonably withheld.

25.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

26.

Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with the requirements established by Landlord therefor.  Deliveries shall be made during Building Service Hours and are subject to local municipal noise ordinances.   No deliveries shall be made that impede or interfere with other tenants in or the operation of the Property or Complex.

27.

Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by applicable Laws or Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

28.

Tenant shall store all of its trash, garbage and Hazardous Materials in receptacles within its Premises or in receptacles designated by Landlord outside of the Premises, if any. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash or garbage disposal.  Any Hazardous Materials transported through or outside of the Premises shall be held in secondary containment devices.  Tenant shall be responsible, at its sole cost and expense, for Tenant’s removal of its trash, garbage and Hazardous Materials.

29.

The rules and regulations set forth in Attachment I to this Exhibit, which is by this reference made a part hereof, are applicable to any Alterations being undertaken by or for Tenant in the Premises pursuant to Section 5.2 of the Lease.

Attachment I to Exhibit G
Rules and Regulations for Tenant Alterations

A.        General

1.         All Alterations made by Tenant in, to or about the Premises shall be made in accordance with the requirements of this Exhibit and by union contractors or mechanics approved by Landlord in accordance with the standard set forth in Section 5.3 of the Lease.

2.         Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the Alterations, with full details and specifications for all of the Alterations, in compliance with Section D below.

3.         Alterations must comply with the Building Code applicable to the Property and the requirements, rules and regulations and any other governmental agencies having jurisdiction.

4.         No work shall be permitted to commence before Tenant obtains and furnishes to Landlord copies of all necessary licenses and permits from all governmental authorities having jurisdiction.

5.         All demolition, removals or other categories of work that may inconvenience other tenants or disturb Building operations, must be scheduled and performed before 7:00 a.m. or after 6:00 p.m. and Tenant shall provide the Building manager with at least 48 hours’ written notice prior to proceeding with such work.

6.         All inquiries, submissions, approvals and all other matters shall be processed through Landlord’s property manager.

7.         All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s representative at Landlord’s cost.

B.        Prior to Commencement of Work

1.         Tenant shall submit to the property manager a request to perform the work.  The request shall include the following enclosures:

(i)        A list of Tenant’s contractors and/or subcontractors for Landlord’s approval.

(ii)       Four complete sets of plans and specifications properly stamped by a registered architect or professional engineer and meeting the requirements in Section D below.

(iii)      A properly executed building permit application form.

(iv)      Four executed copies of the Insurance Requirements Agreement in the form attached to this Exhibit as Attachment II and made a part hereof from Tenant’s contractor and, if requested by Landlord, from the contractor’s subcontractors.

(v)       Contractor’s and subcontractor’s insurance certificates, including an indemnity in accordance with the Insurance Requirements Agreement.

2.         Landlord will return the following to Tenant:

(i)        Two sets of plans approved or a disapproved with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of approval of governmental authorities).

(ii)       Two fully executed copies of the Insurance Requirements Agreement.

3.         Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any Alterations shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi‑governmental agency, board or authority.  Any plan or design approval rights reserved to or exercised by Landlord hereunder are for the sole and exclusive benefit of Landlord to ensure compatibility of such work with Building systems and Building standards, and such approval does not constitute any representation or warranty whatsoever as to the adequacy, correctness, efficiency or compliance with applicable Law of such plan or design or the work shown thereon and Landlord is expressly not reviewing Tenant’s plans for such purposes.

4.         Tenant shall obtain a building permit from the Building Department and necessary permits from other governmental agencies.  Tenant shall be responsible for keeping current all permits.  Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work.

C.        Requirements and Procedures

1.         All structural and floor loading requirements shall be subject to the prior approval of Landlord’s structural engineer.

2.         All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers.  When necessary, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work is started.  Drawings are to be prepared by Tenant and all approvals shall be obtained by Tenant.

3.         Elevator service for construction work shall be charged to Tenant at standard Building rates which will include the cost of operators and supervisory staff.  Prior arrangements for elevator use shall be made at least 48 hours in advance with property manager by Tenant.  No material or equipment shall be carried under or on top of elevators.  If an operating engineer or master mechanic is required by any union regulations, such engineer or master mechanic shall be paid for by Tenant.

4.         If shutdown of risers and mains for electrical, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s representative and shall be performed only at times approved by Landlord.  No work will be performed in Building mechanical equipment rooms without Landlord’s approval and under Landlord’s supervision.

5.         Tenant’s Contractor shall:

(i)        have a superintendent or foreman on the Premises at all times;

(ii)       supervise the job at all times, continually keeping the Premises orderly;

(iii)      maintain cleanliness and protection of all areas, including elevators and lobbies.

(iv)      protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(v)       block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system; and

(vi)      avoid disturbance of other tenants.

6.         If Tenant’s Contractor is negligent in any of its responsibilities, Tenant shall be charged for corrective work.

7.         All equipment and installations must be equal to the standards generally in effect with respect to the remainder of the Building.  Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord.

8.         A properly executed air balancing report signed by a professional engineer shall be submitted to Landlord upon the completion of all HVAC work.

9.         Upon completion of the Alterations, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other governmental agencies having jurisdiction.

10.       Tenant shall submit to Landlord a final “as‑built” set of drawings in Auto‑CAD format and one set of blueprints showing all items of the Alterations in full detail.

11.       Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

D.        Standards for Plans and Specifications

Whenever Tenant shall be required by the terms of the Lease (including this Exhibit) to submit plans to Landlord in connection with any Alterations, such plans shall include at least the following:

1.         Floor plan indicating location of partitions and doors (details required of partition and door types).

2.         Location of standard electrical convenience outlets and telephone outlets.

3.         Location and details of special electrical outlets; e.g., photocopiers, etc.

4.         Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.         Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.         Location and specifications of floor covering, paint or paneling with paint colors referenced to standard color system.

7.         Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.

8.         Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

9.         Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

10.       Verified dimensions of all built‑in equipment (file cabinets, lockers, plan files, etc.)

11.       Location and weights of storage files.

12.       Location of any special soundproofing requirements.

13.       Location and details of special floor areas exceeding 50 pounds of live load per square foot.

14.       All structural, mechanical, plumbing and electrical drawings necessary to complete the Premises in accordance with Tenant’s Plans.

15.       All drawings to be uniform size (30” x 46”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

16.       All drawings shall be submitted in hard‑copy paper form (together with a PDF scanned copy of all paper drawings) and on disk in Auto‑CAD Version 2000.

17.       As required by law, all drawings shall be stamped by an architect (or, where applicable, an engineer) licensed in the jurisdiction in which the Property is located and without limiting the foregoing, shall be sufficient in all respects for submission to applicable authorization in connection with a building permit application.

Attachment II to Exhibit G
Contractor’s Insurance Requirements

Building:

Landlord:

Tenant:

Premises:

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant named above (hereinafter called “Tenant”) of the Building named above (or by Tenant’s contractor) to perform certain work (“Work”) for Tenant in the Premises identified above.  Contractor and Tenant have requested the landlord named above (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work, and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.         Contractor agrees to indemnify and save harmless Landlord and its respective officers, employees and agents and their affiliates, subsidiaries and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, bodily injury (including death at any time resulting therefrom) and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2.         Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

(a)       “Builder’s All Risk” insurance in an amount at least equal to 100% of the replacement value of such Alterations.

(b)       Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in and in the amounts required by each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(c)       Commercial General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Personal Injury:                      $5,000,000 per person for general contractors and subcontractors of major trades; $3,000,000 per person for other subcontractors

                                                $10,000,000 per occurrence for general contractors and subcontractors of major trades; $5,000,000 per person for other subcontractors

Property Damage:                   $3,000,000 per occurrence

                                                $3,000,000 general aggregate

(d)       Commercial Automobile Liability Insurance (covering all owned, non‑owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:                         $3,000,000 per person

                                                $5,000,000 per occurrence

Property Damage:                   $1,000,000 per occurrence

                                                $3,000,000 general aggregate

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) Business Days’ prior written notice of the cancellation of any of the foregoing policies.

3.         Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a)       Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in and in the amounts required by each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b)       Commercial General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(c).

(c)       Commercial Automobile Liability Insurance (covering all owned, non‑owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(d).

Upon the written request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this day of               , 20  .

Contractor: By:________________________ By:________________________

EXHIBIT H

Tenant’s Removable Property

1.

Tenant’s furniture, fixtures and other personal property and all movable business and trade equipment owned or installed by Tenant or any party claiming by, through or under Tenant, not constituting Laboratory Reusable Installations.

2.

The foregoing additional items shall be removed at the end of the Term or earlier termination of the Lease (and any other items that may be added to and/or removed from this Exhibit during the Term of the Lease by mutual written agreement of Landlord and Tenant) and, provided, however, all fumehoods, laboratory benches and built-in refrigerators and built-in freezers shall constitute Laboratory Reusable Installations and shall not constitute Tenant’s Removable Property):

Category	Manufacturer	Model
Backdraft table	Airfiltronix	H5300
Plate Washer	BioTek	Plate washer, 405TSUVS
Plate Washer accessory	BioTek	Microplate Stacker3 for plate washer
Cell Separator	Miltenyi	gentleMACS Octo Dissociator with Heaters
Cell Separator	Miltenyi	gentleMACS Octo Dissociator with Heaters
PCR Hood	USA Scientific	AirClean Systems, AC632LFUVC
Electroporator	Lonza	4D-Nucleofector Core Unit
Ultrasonic Bath	Fisher Scientific	15337408
Spectrophotometer	Thermo Scientific	NanoDrop 2000
Isoelectric focusing	ProteinSimple	Maurice C.
Mass Spectrometer	Thermo Scientific	QExactive basic, Thermo Electron North America
Microspotter Accessory	Wasatch Microfluidics	Continuous Flow Microspotter, CFM - Version 2.5
Microspotter	Wasatch Microfluidics	IBIS MX96 SPR Array Imager
Imager	GE Healthcare	Amersham Imager 600
Balance	Fisher Scientific	ALF64
Balance	Mettler-Toledo	XS2002S
Gases	ON Site Gas Systems	PRO N-10-T Nitrogen Generator
Powder Hood	Air Clean Systems	PowderSafe 700 model AC730C
Cell Separator	Miltenyi	gentleMACS Octo Dissociator with Heaters
Imager	FlowCam	PV-100
HPLC	Waters	Acquity I-Class
Glass washer	VWR Scientific	10002-864
Glass washer	VWR Scientific	10002-864
Plate Washer	BioTek	405LSUVS
Other	Life Technologies	Neon Transfection System
Spectrophotometer	Thermo Scientific	NanoDrop 2000
Freezer, -20	Danby	DCF072A2WDB1
Balance	Fisher Scientific	AMF64
Imager	Perkin Elmer	IVIS Lumina S5 Imaging System part CLS148588
Other	Charles River	Endosafe nexgen-MCS
FPLC	GE Healthcare	AKTA Pure

FPLC	GE Healthcare	AKTA Pure
FPLC	GE Healthcare	AKTA Pure
FPLC	GE Healthcare	AKTA Pure
Biosafety Cabinet	Thermo Scientific	4' BSC, Model 1305
Biosafety Cabinet	Thermo Scientific	6' BSC, Model 1377
Biosafety Cabinet	Thermo Scientific	1300 Series A2 Model 1375, 4'BSC
Biosafety Cabinet	Thermo Scientific	4' BSC, Model 1375
Biosafety Cabinet	Nuaire	NU 540 600
Biosafety Cabinet	Nuaire	3024111100
Biosafety Cabinet	Thermo Scientific	4' BSC, Model 1375
Biosafety Cabinet	Thermo Scientific	6' BSC, Model 1377
Biosafety Cabinet	Thermo Scientific	4' BSC, Model 1375
Biosafety Cabinet	The Baker Company	4' BSC, Model BD 400 (from BD for Aria Fusion)
Biosafety Cabinet	Thermo Scientific	4' BSC, Model 1305
Centrifuge	Eppendorf	Centrifuge 5810R
Centrifuge	Eppendorf	Centrifuge 5810R
Centrifuge	Eppendorf	Microfuge 5424
Centrifuge	Eppendorf	Microfuge 5424
Centrifuge	Eppendorf	Microfuge 5424
Centrifuge	Eppendorf	Microfuge 5424
Centrifuge	Eppendorf	Centrifuge 5810R
Centrifuge	Eppendorf	Microfuge 5424
Centrifuge	Eppendorf	Centrifuge 5430R with accessories
Centrifuge	Eppendorf	Centrifuge 5810R
Centrifuge	Eppendorf	Centrifuge 5810R
Centrifuge	Eppendorf	Centrifuge 5810R
Centrifuge	Eppendorf	Microfuge 5424R
Centrifuge	Eppendorf	Microfuge 5424 -- broken
Centrifuge	Eppendorf	Microfuge 5424
Centrifuge	Eppendorf	Centrifuge 5810R
Centrifuge	Sorvall	RC-5C+
Centrifuge	Eppendorf	5920R
Centrifuge	Eppendorf	Centrifuge 5810R
Centrifuge	Eppendorf	Centrifuge 5810R
Centrifuge	Eppendorf	microfuge 5425
Centrifuge	Eppendorf	5424
Centrifuge	Eppendorf	Centrifuge 5810R
Centrifuge	Eppendorf	Microfuge 5415D
Cell Counter	Beckman Coulter	Vi-Cell XR Cell Viability Analyzer
Cell Counter	Beckman Coulter	Vi-Cell XR Cell Viability Analyzer
Cell Sorter	Nova Biomed	Bioprofile Flex2
Other	Solentim	Cell Metric CLD
Cytometer	BD Biosciences	LSR Fortessa Cell Analyzer, 649225
Cytometer	IntelliCyt	iQue Screener PLUS
Cell Sorter	BD Biosciences	Aria Fusion cell sorter
Cell Sorter	Miltenyi	macsQUANT Analyzer10, cytometer
Freezer, -80	Thermo Scientific	-80C upright Revco, UXF50086A
Freezer, -20	Thermo Scientific	-30C upright autodefrost Revco, ULT2330A
Freezer, -20	Thermo Scientific	-30C upright autodefrost Revco, ULT2330A

Freezer, -80	Thermo Scientific	-80C upright, Revco UxF Model UXF500868-80
Freezer, -20	Fisher Scientific	-20C upright, 20LFEEFSA
Freezer, -20	Thermo Scientific	-30C upright autodefrost Revco, ULT2330A
Freezer, -20	Thermo Scientific	-20C undercounter 05LFEETSA
Freezer, -80	Thermo Scientific	-80C upright Revco, UXF50086A
Freezer, -20	Fisher Scientific	-20C undercounter 05LFEEFSA
Freezer, -80	Thermo Scientific	-80C upright, Revco RLE60086A
Freezer, -20	Fisher Scientific	-20C undercounter 05LFEEFSA
Freezer, -80	Thermo Scientific	-80C upright, Revco RLE60086A
Freezer, -80	Thermo Scientific	-80C upright, Revco RLE60086A
Freezer, -80	Global Cooling	SU105UE
Freezer, -80	Thermo Scientific	-80C upright Revco, UXF50086A
Freezer, -80	New Brunswick Scientific	-80C upright U410-86
Freezer, -20	Helmer (Stearns)	iLF125
Freezer, -80	Thermo Scientific	RDE60086FA
HPLC	Agilent	1100 Series HPLC System, G1367A WPALS DE02700442
HPLC	Agilent	1100 Series HPLC System, G1367A WPALS DE12200985
HPLC	Agilent	1100 Series HPLC System, G1367A WPALS DE02700449
HPLC	Agilent	1100 Series HPLC System, G1367A WPALS DE11300877
HPLC	Agilent	1100 Series HPLC System, G1367E WPALS 1260 HiP ALS DEACO06263
Incubator, CO2	Thermo Scientific	Steri-Cult CO2 incubator 3310
Incubator, CO2	Sanyo	MCO-17AIC
Incubator	Eppendorf	Innova 44R Inc/Ref Shaker
Incubator	Eppendorf	Innova 44 Inc Shaker
Incubator	Eppendorf	Innova 44R Inc/Ref Shaker
Incubator	Thermo Scientific	Heratherm IMH100
Incubator, CO2	Thermo Scientific	Steri-Cult CO2 incubator 3310
Incubator, CO2	Infors-HT	Shaker, Multitron Pro, 25 mm w/Top Cooler, I10102P
Incubator, CO2	Infors-HT	Shaker, Multitron Pro, 25 mm w/Cooling Coil, I10102.1P
Incubator, CO2	Infors-HT	Shaker, Multitron Pro, 25 mm w/Cooling Coil, I10102.1P
Incubator, CO2	GE Healthcare	ReadyToProcess WAVE25
Incubator, CO2	GE Healthcare	ReadyToProcess WAVE25
Incubator, CO2	Infors-HT	Multitron Pro, 25MM, integrated Co2
Incubator, CO2	Infors-HT	Multitron Pro, 25MM, integrated Co2
Incubator, CO2	Infors-HT	Multitron Pro, 25MM, integrated Co2
Incubator, CO2	Infors-HT	Multitron Pro, 25MM, integrated Co2
Incubator, CO2	Infors-HT	Multitron Pro, 25MM, integrated Co2
Incubator, CO2	Thermo Scientific	Reach-In CO2 incubator 3950
Incubator, CO2	Thermo Scientific	Steri-Cult CO2 incubator 3310
Incubator, CO2	Thermo Scientific	Steri-Cult CO2 incubator 3310
Incubator, CO2	Sanyo	MCO-18AIC(UV)
Incubator, CO2	Sanyo	MCO-18AIC(UV)
Incubator, CO2	Sanyo	MCO-18AIC(UV)

Incubator, CO2	Sanyo	MCO-18AIC(UV)
Incubator, CO2	Infors-HT	Shaker, Multitron Pro, 25 mm w/Cooling Coil, I10102.1P
Incubator, CO2	Sanyo	MCO-18AIC(UV)
Microscope	Olympus	SZ-STB1
Microscope	Olympus	Microscope, white light, inverted, CKX41SF
Microscope	Essen Biologics	Incucyte Zoom
Microscope	Thermo Scientific	EVOS FL imager, AMF4300
Microscope	Olympus	Microscope, fluorescent, inverted, CKX41SF
Microscope	Olympus	Microscope, white light, inverted, CKX41SF
Microscope	Olympus	CK40-F100
Freezer, cryo	Custom Biogenic Systems	Liquid nitrogen autofill, V-1500 AB
Freezer, cryo	Thermo Scientific	Liquid nitrogen autofill, model 7404
Freezer, cryo	Thermo Scientific	Liquid nitrogen autofill, model 7404
Other	Other	Placeholder for LabInspector equipment not on list
Pipetter/Robot	Thermo Scientific	Kingfisher Flex with 24 DW Head
Pipetter/Robot	Thermo Scientific	Kingfisher Flex Version 1.00.23
Pipetter/Robot	Eppendorf	epMotion 5075
Pipetter/Robot	Eppendorf	epMotion 5075
Pipetter/Robot	Mettler-Toledo	XLS+
Plate Reader	BioTek	Synergy H1 microplate reader
Plate Reader	Molecular Devices	SpectraMax M3 platereader
Plate Reader	Forte Bio	Octet HTX System
Plate Reader	Wyatt Technologies	DynaPro PlateReader II, WPR2-06
Plate Reader	Meso Scale Discovery	MSD 1300, QUICKPLEX SQ120
Plate Reader	Perkin Elmer	Lab Chip GXII Separation Systems (Caliper Life Sciences)
Refrigerator	Isotemp	+4C Deli MR45PA-GARE-FS, cat 11670247
Refrigerator	Thermo Scientific	+4C undercounter, 05LREEFSA
Refrigerator	Thermo Scientific	+4C deli Revco, REC4504A
Refrigerator	Thermo Scientific	+4C deli Revco, REC4504A
Refrigerator	Thermo Scientific	+4C undercounter, 05LREETSA
Refrigerator	Fisher Scientific	+4 undercounter, 05LREEFSA
Refrigerator	Thermo Scientific	+4C deli REC5004A
Refrigerator	Fisher Scientific	+4C upright, 17LREEFSA
Refrigerator	Thermo Scientific	+4C deli REC5004A
Refrigerator	Fisher Scientific	+4C upright, 17LREEFSA
Refrigerator	Thermo Scientific	+4C deli REC5004A
Refrigerator	Fisher Scientific	+4C upright, 17LREEFSA
Refrigerator	Thermo Scientific	+4C deli Revco, REC4504A
Refrigerator	Thermo Scientific	+4C undercounter, 05LREETSA
Refrigerator	Thermo Scientific	+4C undercounter, 05LREETSA
Animal rack	Innovive	IVC-ventilated cage racks
Animal rack	Innovive	IVC-ventilated cage racks
Animal rack	Innovive	IVC-ventilated cage racks
Thermalcycler	Bio-Rad	C1000
Thermalcycler	Eppendorf	Mastercycler Pro 6321, Gradient
Thermalcycler	Bio-Rad	Thermal Cycler T100

Thermalcycler	Bio-Rad	Thermal Cycler T100
Thermalcycler	Bio-Rad	Thermal Cycler T100
Thermalcycler	Bio-Rad	Thermal Cycler T100
Thermalcycler	Bio-Rad	Thermal Cycler T100
Thermalcycler	Bio-Rad	Thermal Cycler T100
Thermalcycler	Applied Biosystems	StepOne Plus RTPCR System Item 21634
Thermalcycler	Eppendorf	Mastercycler Pro 6321, Gradient & Control Panel
Pipetter/Robot	Andrew Alliance	4006945

EXHIBIT I

INTENTIONALLY OMITTED

I-1

EXHIBIT J

HVAC Specifications

Office Portion HVAC Specifications (Floors 2-3 and 7-10):

Outdoor Air Design Conditions

Summer: 91°F db, 73°F wb

Winter: 7°F db

Indoor Air Design Conditions

Summer: 75°F db, 50% RH

Winter: 72°F db, 30% RH

Cooling Capacity (airside system) for Electrical Equipment/Lights

Office: 3 W/sf

Total Airflow:

Office: 1.0 CFM/sf (Central AHU)

Density:  1 person per 150 usf

Laboratory Portion HVAC Specifications (Floors 4-6):

Outdoor Air Design Conditions

Summer: 91°F db, 73°F wb

Winter: 7°F db

Indoor Air Design Conditions

Summer: 75°F db, 50% RH

Winter: 72°F db, 30% RH

Cooling Capacity (airside system) for Electrical Equipment/Lights

Office: 3 W/sf

Lab: 8 W/sf

Total Airflow:

Office: 1.0 CFM/sf (Central AHU)

Lab: 1.5 CFM/sf (Floor AHU)

Density:  1 person per 150 usf

J-1

EXHIBIT K

Shuttle Service Initial Schedule

SERVICE HOURS

Monday - Friday

Boston Landing Pickup Spot:

by the train station drop off area

Harvard Pickup Spot:

the corner of Church St and Mass Ave. (steps from the Church St MBTA entrance)

Kenmore Pickup Spot:

directly in front of 595 Comm Ave.

Inbound from Harvard Sq. departing promptly at 7:50am, 8:35am and 9:15am.

Inbound from Kenmore Sq. departing promptly at 7:50am, 8:35am and 9:15am.

Outbound to Harvard Sq. departing promptly at 4:30pm, 5:10pm and 6:00pm.

Outbound to Kenmore Sq. departing promptly at 4:30pm, 5:10pm and 6:00pm

K-1